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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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The Dun & Bradstreet Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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March 28, 2014

Dear Shareholder:

        You are cordially invited to attend the 2014 Annual Meeting of Shareholders of The Dun & Bradstreet Corporation ("D&B") on Wednesday, May 7, 2014, at 8:00 a.m. at The Hilton Short Hills, 41 JFK Parkway, Short Hills, New Jersey.

        The Notice of Annual Meeting and Proxy Statement accompanying this letter more fully describes the business to be acted upon at the meeting. Our Annual Report on Form 10-K for the year ended December 31, 2013 is also attached.

        Pursuant to rules adopted by the U.S. Securities and Exchange Commission we are once again providing to our shareholders access to our proxy materials over the Internet. We continue to believe that this e-proxy process allows us to provide our shareholders with the information they need while lowering printing and mailing costs, reducing the environmental impact of our Annual Meeting and more efficiently complying with our obligations under the securities laws. On or about March 28, 2014, we mailed to our beneficial shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2014 Proxy Statement and Annual Report and vote online. Registered shareholders will be furnished a printed copy of the 2014 Proxy Statement and Annual Report by mail, unless they have opted for e-proxy access over the Internet.

        Whether or not you plan to attend the meeting, your vote is important. In addition to voting in person, shareholders of record may vote via a toll-free telephone number or over the Internet. Shareholders who received a paper copy of the 2014 Proxy Statement and Annual Report by mail may also vote by completing, signing and mailing the enclosed proxy card promptly in the return envelope provided. If your shares are held in the name of a bank, broker or other holder of record, check your proxy card to see which of these options is available to you.

        On behalf of our Board of Directors, thank you for your continued support of D&B.

Sincerely,

Christopher J. Coughlin
 Chairman of the Board

Notice of 2014 Annual Meeting of Shareholders

        The 2014 Annual Meeting of Shareholders of The Dun & Bradstreet Corporation will be held on Wednesday, May 7, 2014, at 8:00 a.m. at The Hilton Short Hills, 41 JFK Parkway, Short Hills, New Jersey. The purpose of the meeting is to:

  1.
  Elect nine directors to the Board of Directors, each to serve for a one-year term;

  2.
  Ratify the appointment of our independent registered public accounting firm for 2014;

  3.
  Obtain advisory approval of our executive compensation (Say on Pay);

  4.
  Vote on a shareholder proposal, if properly presented at the meeting, requesting our Board to adopt a policy, and to amend our governing documents as necessary to reflect the policy, to require that our Chairman of the Board be an independent director; and

  5.
  Transact such other business as may properly come before the meeting. We know of no other business to be brought before the meeting at this time.

        Only shareholders of record at the close of business on March 12, 2014, will be entitled to vote at the meeting.

By Order of the Board of Directors,

Christie A. Hill
 Chief Legal Officer and Corporate Secretary

Dated: March 28, 2014

YOUR VOTE IS IMPORTANT

To assure your representation at the Annual Meeting, you are requested to vote your shares as promptly as possible. In addition to voting in person, shareholders of record may vote via a toll-free telephone number or over the Internet as instructed in these materials. If you received the proxy statement by mail, you may also vote by completing, signing and mailing the enclosed proxy card promptly in the return envelope provided. Please note that if your shares are held by a broker, bank or other holder of record and you wish to vote at the meeting, you must obtain a legal proxy from that record holder.

Please note that with the exception of Proposal No. 2, brokers may not vote your shares in the absence of your specific instructions as to how to vote. Please return your proxy card so your vote can be counted.

i

Page
Pay Positioning and Pay Mix	39
Elements of our Executive Compensation Program	40
External Benchmarking	45
2013 Base Salaries	47
Annual Cash Incentive Plan	47
Long-term Equity Incentives	50
Executive Compensation Recoupment Policy	54
Employment Agreements	55
Tax Deductibility	55
REPORT OF THE COMPENSATION & BENEFITS COMMITTEE	56
SUMMARY COMPENSATION TABLE	57
GRANTS OF PLAN-BASED AWARDS TABLE	60
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE	62
OPTION EXERCISES AND STOCK VESTED TABLE	63
PENSION BENEFITS TABLE	64
NONQUALIFIED DEFERRED COMPENSATION TABLE	67
OVERVIEW OF CHANGE IN CONTROL, SEVERANCE AND OTHER ARRANGEMENTS	69
Change in Control	69
Severance Arrangements	71
Detrimental Conduct Program	71
Potential Post-employment Compensation Table	72
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	78
OTHER MATTERS	78
INFORMATION CONTAINED IN THIS PROXY STATEMENT	78
SHAREHOLDER PROPOSALS FOR THE 2015 ANNUAL MEETING	78
SCHEDULE I—RECONCILIATION OF TOTAL REVENUE TO CORE REVENUE AND THE EFFECT OF FOREIGN EXCHANGE ON CORE REVENUE GROWTH

SCHEDULE II—RECONCILIATION OF REPORTED DILUTED EARNINGS PER SHARE ATTRIBUTABLE TO D&B COMMON SHAREHOLDERS TO DILUTED EARNINGS PER SHARE ATTRIBUTABLE TO D&B COMMON SHAREHOLDERS BEFORE NON-CORE GAINS AND (CHARGES)

SCHEDULE III—RECONCILIATION OF REPORTED OPERATING INCOME TO OPERATING INCOME BEFORE NON-CORE GAINS AND (CHARGES)

ii

PROXY STATEMENT

GENERAL INFORMATION

        The Board of Directors (Board) of The Dun & Bradstreet Corporation ("D&B" or "we" or "our" or the "Company") is soliciting your proxy for use at the Annual Meeting of Shareholders to be held on May 7, 2014 (Annual Meeting). On or about March 28, 2014, we mailed to our beneficial holders a Notice of Internet Availability of Proxy Materials containing instructions on how to access the proxy materials on the Internet, and we mailed to our registered shareholders a printed copy of the proxy materials. Our principal executive offices are located at 103 JFK Parkway, Short Hills, New Jersey 07078-2708, and our main telephone number is 973-921-5500. D&B is listed on the New York Stock Exchange (NYSE) with the ticker symbol DNB.

Notice of Internet Availability of Proxy Materials

        In accordance with the notice and access rule adopted by the U.S. Securities and Exchange Commission (SEC), we are making the proxy materials available to all of our shareholders on the Internet and our beneficial holders will receive a Notice of Internet Availability of Proxy Materials (Notice), containing instructions on how to access our proxy materials and how to vote on the Internet and by telephone. We are mailing to our registered shareholders a printed copy of our proxy materials, unless they have opted to receive a Notice containing instructions on how to access our proxy materials and how to vote on the Internet and by telephone. If you received a Notice and would like to receive a printed copy of our proxy materials, free of charge, you should follow the instructions for requesting such materials included in the Notice.

Annual Meeting Admission

        To attend the Annual Meeting, you will need an admission ticket or other evidence of stock ownership as of the record date, which is March 12, 2014. Only shareholders as of the record date will be entitled to attend the meeting.

        Registered shareholders. If you are a registered shareholder and you plan to attend the Annual Meeting in person, please bring your admission ticket attached to the proxy card or other evidence of stock ownership as of the record date.

        Beneficial holders. If your shares are held in the name of a bank, broker or other holder of record (in "street name") and you plan to attend the Annual Meeting in person, please bring your Notice or other evidence of stock ownership as of the record date. You may also obtain an admission ticket in advance of the meeting by sending a written request, along with evidence of stock ownership as of the record date, such as a bank or brokerage account statement, to our Corporate Secretary at the address of our principal executive offices noted above. Please make such requests at least two weeks in advance of the Annual Meeting so that we may be able to accommodate your request.

Who Can Vote

        Only shareholders of record at the close of business on March 12, 2014 are eligible to vote at the meeting. As of the close of business on that date, there were 37,013,091 shares of our common stock outstanding.

 How to Vote

        In addition to voting in person at the meeting, shareholders of record can vote by proxy by calling a toll-free telephone number, by using the Internet or, for shareholders who received a printed copy of the proxy materials, by mailing a completed and signed proxy card. The telephone and Internet voting procedures are designed to authenticate shareholders' identities, to allow shareholders to give their voting instructions and to confirm that shareholders' instructions have been recorded properly. Shareholders voting by telephone or the Internet should understand that there may be costs associated with voting in these manners, such as usage charges from telephone companies and Internet service providers, which must be borne by the shareholder.

        A proxy card that is signed and returned by a shareholder of record without specifications marked in the instruction boxes will be voted in accordance with the recommendations of the Board, as outlined in this proxy statement. If any other proposals are properly brought before the meeting and submitted to a vote, all proxies will be voted on those other proposals in accordance with the judgment of the persons voting the proxies.

        Specific voting instructions are set forth below and can also be found on the Notice and on the proxy card. If you received more than one Notice or proxy card, your shares are registered in more than one name or are registered in different accounts. Please follow the voting instructions included in each Notice and proxy card to ensure that all of your shares are voted.

Registered Shareholders

        Vote by Telephone. Registered shareholders can vote by calling toll-free at 800-690-6903. Voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

        Vote on the Internet. Registered shareholders can vote on the Internet at the website www.proxyvote.com. As with telephone voting, you can confirm that your instructions have been properly recorded.

        Vote by Mail. Registered shareholders can vote by mail by simply indicating your response on your proxy card, dating and signing it, and returning your proxy card in the postage-paid envelope provided. If the envelope is missing, please mail your completed proxy card to The Dun & Bradstreet Corporation, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717.

Beneficial Holders

        If your shares are held in street name, the Notice mailed to you from the organization that is the record owner of your shares contains instructions on how to vote your shares. Beneficial holders that received a printed copy of the proxy materials may complete and mail the proxy card or may vote by telephone or over the Internet as instructed in the proxy card by the organization that is the record owner of your shares. For a beneficial holder to vote in person at the Annual Meeting, you must obtain a legal proxy from the record owner.

Revocation of Proxies

        A shareholder of record may revoke a proxy at any time before the vote is taken at the Annual Meeting by sending written notice of the revocation to our Corporate Secretary at The Dun & Bradstreet Corporation, 103 JFK Parkway, Short Hills, New Jersey 07078-2708, by submitting another proxy that is properly signed and bears a later date, or by voting in person at the meeting. All properly executed proxies not revoked will be voted at the meeting in accordance with their instructions.

 Voting Shares in the D&B Plans

        If you are a current or former D&B employee who currently holds D&B shares in your name in the D&B Common Stock Fund of The Dun & Bradstreet Corporation 401(k) Plan, referred to as the 401(k) Plan, or a current or former Moody's Corporation employee who holds D&B shares in your name in the Moody's Corporation Profit Participation Plan (currently sponsored by Moody's Corporation), referred to as the PPP, you are entitled to give voting instructions for the shares held in your account. If you receive a printed copy of the proxy materials by mail, you will receive only one proxy card for all of the D&B shares you hold in the 401(k) Plan and PPP. Your proxy card will serve as a voting instruction card for the plans' trustees. However, most active D&B employees who have shares in the 401(k) Plan will receive an e-mail containing instructions on how to access our proxy materials and how to vote such shares on the Internet.

        If you do not vote your shares or specify your voting instructions on your proxy card, the applicable plan's trustee will vote your shares in the same proportion as the shares for which voting instructions have been received from other participants of the 401(k) Plan and PPP, except as otherwise required by law. To allow sufficient time for voting by the trustee of each plan, your voting instructions must be received by the applicable trustee by May 4, 2014.

        If you are a current or former D&B employee who currently holds D&B shares in the D&B Employee Stock Purchase Plan, or ESPP, you are considered a beneficial holder as described above and should follow the voting instructions provided in the Notice sent to you by the ESPP plan administrator.

List of Shareholders

        The names of registered shareholders of record entitled to vote at the Annual Meeting will be available for inspection at the Annual Meeting and, for ten days prior to the meeting, at the office of our Corporate Secretary at The Dun & Bradstreet Corporation, 103 JFK Parkway, Short Hills, New Jersey 07078-2708.

Householding Information

        We have adopted a procedure approved by the SEC called householding. Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Proxy Statement and Annual Report, unless one or more of the shareholders at that address notifies us that they wish to continue receiving individual copies. We believe this procedure provides greater convenience to our shareholders, saves money by reducing our printing and mailing costs, and reduces the environmental impact of our Annual Meeting.

        If you and other shareholders of record with whom you share an address and last name currently receive multiple copies of our Proxy Statement and Annual Report and would like to participate in our householding program, please contact Broadridge Financial Solutions by calling toll-free at 800-542-1061, or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Alternatively, if you participate in householding and wish to revoke your consent and receive separate copies of our Proxy Statement and Annual Report, please contact Broadridge, as described above.

        A number of brokerage firms have instituted householding. If you hold your shares in street name, please contact your bank, broker or other holder of record to request information about householding.

 Proxy Solicitation

        Our directors, officers and employees may solicit proxies on our behalf by communicating with shareholders personally or by telephone, facsimile, e-mail, mail or other forms of social media. We have also retained the firm of Morrow & Co., LLC, 470 West Ave., Stamford, Connecticut 06902, to assist in the solicitation of proxies for a fee estimated at $9,500 plus expenses. We will pay all expenses related to such solicitations of proxies. D&B and Morrow & Co. will request banks and brokers to solicit proxies from their customers, where appropriate, and will reimburse them for reasonable out-of-pocket expenses.

Quorum and Voting Requirements

        Our by-laws provide that a majority of the shares issued, outstanding and entitled to vote, whether present in person or represented by proxy, constitutes a quorum at meetings of shareholders. Abstentions and broker non-votes are counted for purposes of establishing a quorum. A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker has not received instructions from the beneficial owner and does not have discretionary voting power for that particular matter. Brokers are permitted by the NYSE to vote shares without instructions from beneficial owners on routine matters, which includes only Proposal No. 2 (ratification of the appointment of our independent registered public accounting firm for 2014), as discussed below.

        This means that for all proposals except Proposal No. 2, brokers may not vote your shares in the absence of your specific instructions as to how to vote. Please return your proxy card so your vote can be counted.

        Election of directors (Proposal No. 1) shall be determined by a majority of the voting power present in person or represented by proxy and entitled to vote on the matter. For purposes of this proposal, a majority of the voting power present means that the number of shares voted "for" a director must exceed the number of shares voted "against" that director. As a result, shares present in person or by proxy at the meeting for which the shareholder has abstained from voting for a nominee, and shares not voted for a nominee as a result of broker non-votes, will not be counted as voting for or against that nominee's achievement of a majority. If a current director is not re-elected, the director shall offer to tender his or her resignation to the Board. The Board Affairs Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Committee's recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. The director who tenders his or her resignation will not participate in the Board's decision.

        Ratification of the appointment of our independent registered public accounting firm for 2014 (Proposal No. 2), advisory approval of our executive compensation (Say on Pay) (Proposal No. 3), and approval of the shareholder proposal relating to an independent Chairman of the Board (Proposal No. 4), shall each be determined by the affirmative vote of the holders of a majority of the voting power present in person or represented by proxy at the meeting and entitled to vote on the applicable matter. As a result, shares present in person or by proxy at the meeting for which the shareholder has abstained from voting with respect to any such matter will effectively count as votes against such matter. Broker non-votes with respect to any matter will not count as present and entitled to vote on such matter.

 Shareholder Account Maintenance

        Our transfer agent is Computershare Shareowner Services LLC. All communications concerning accounts of registered shareholders, including address changes, name changes, inquiries as to requirements to transfer shares of our common stock and similar issues, can be handled by contacting Computershare using one of the following methods:

  •
  toll-free at 866-283-6792 for U.S. and Canada holders (International holders dial 201-680-6578; hearing-impaired holders dial 800-231-5469);

  •
  at the following website www.computershare.com/investor; or

  •
  by writing to Computershare Shareowner Services LLC, P.O. Box 43006, Providence, Rhode Island 02940-3006.

CORPORATE GOVERNANCE

Board of Directors

        D&B's Board currently consists of ten members, all of whom are independent except for our President and Chief Executive Officer (President and CEO), Robert P. Carrigan. The objective of our Board is to conduct our business activities so as to enhance shareholder value. Our Board believes that good corporate governance practices support successful business performance and thus the creation of shareholder value. To institutionalize the Board's view of governance, our Board has adopted Corporate Governance Principles. These principles, which were last reviewed in December 2013, cover Board composition and performance (e.g., director independence, qualifications of directors, outside directorships and committee service, selection of director nominees, director orientation and continuing education), the relationship of the Board with senior management (e.g., attendance of non-directors at Board meetings and Board access to senior leadership), Board meetings, Board committee review and management review.

        The Board has four standing committees: the Audit Committee, the Board Affairs Committee, the Compensation & Benefits Committee (C&BC) and the Innovation & Technology Committee (I&TC). Each Board committee has its own charter setting forth its purpose and responsibilities, including, where applicable, those required by the NYSE listing standards. Each of the committees and their charters are described in more detail below.

        Our Corporate Governance Principles and the charters of each of our committees of the Board are available in the Investor Relations section of our website (http://investor.dnb.com) and are also available in print, without charge, to any shareholder upon request to our Corporate Secretary at The Dun & Bradstreet Corporation, 103 JFK Parkway, Short Hills, New Jersey 07078-2708.

        Leadership Structure of the Board. Our Board is currently led by our independent Chairman of the Board (Chairman), Christopher J. Coughlin. Our Board does not have a policy on whether the roles of Chairman and CEO should be separate. Rather, the Board Affairs Committee of the Board regularly evaluates governance trends and issues, including the leadership structure of the Board. During 2013, such an evaluation was conducted by the Board when Robert P. Carrigan was appointed President and CEO, and it was the Board's determination to bifurcate the Chairman and CEO roles at that time. The Board decided that the separation of roles would enable our new President and CEO to focus on growing our business and strengthening the important relationships required with our customers and team members. In addition, the Board believed appointing Mr. Coughlin to the Chairman role was appropriate given the leadership experience he gained while serving as our Lead Director for three years, particularly as he guided the Board through the CEO search.

        Our Board considers independent leadership as critical for board effectiveness. Accordingly, the Company's Corporate Governance Principles already provide that in the event the Chairman is not an independent director, the Board will appoint an independent Lead Director. If appointed, the Lead Director (i) presides over the non-management executive sessions of the Board, (ii) collects feedback from Board meetings and provides it to the CEO, (iii) may call a meeting of the non-management directors at any time, (iv) leads the annual CEO evaluation process, and (v) performs such other responsibilities as the Board may from time to time delegate to assist the Board in performing its responsibilities. If an independent director serves as Chairman, as is the case now, there is no requirement for a separate Lead Director.

        The Board's Role in Risk Oversight. The Board oversees the Company's risk profile and management's processes for assessing and managing risks, both as a full Board and through its committees. The Board reviews strategic risks. Risk oversight of non-strategic risks are delegated based upon the expertise of certain committees that periodically report risk oversight activities to the Board. Specifically, the Board has delegated to the Audit Committee, the Board Affairs Committee, the C&BC and the I&TC, responsibilities related to risk oversight as described herein.

        The Audit Committee oversees the Company's major financial, legal, regulatory and compliance risk exposures. In addition, the Audit Committee oversees, and reviews with the internal auditors and management, the Company's enterprise risk management process, including the prioritization of the identified risks and management's mitigation plans. As part of the enterprise risk management process to identify and prioritize risks to the Company, management uses the framework set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), which analyzes enterprise risks from the standpoint of a company's strategic, operational, compliance and financial reporting objectives.

        Particular members of management report both internally and to the Audit Committee as follows:

  •
  The Leader of Internal Audit and Enterprise Risk reports both to the Chief Financial Officer and the Chairman of the Audit Committee. On a quarterly basis, the Audit Committee reviews and discusses with the Leader of Internal Audit and Enterprise Risk the Company's internal system of audit and financial controls, internal audit plans and the periodic report of audit activities.

  •
  The Principal Accounting Officer and Corporate Controller reports to the Chief Financial Officer and discusses financial controls with the Audit Committee in his capacity as leader of the Company's Sarbanes-Oxley controls. On a quarterly basis, the Principal Accounting Officer and Corporate Controller reviews progress on the testing and mitigation of any identified risks with the Audit Committee.

  •
  The Chief Compliance Officer reports to the General Counsel and provides updates (at least quarterly) to the Audit Committee on compliance risks and controls.

        In addition, at least quarterly, the Audit Committee meets in private sessions separately with each of the Leader of Internal Audit and Enterprise Risk, the Chief Financial Officer and the Company's independent registered public accounting firm. Periodically, the Audit Committee also meets privately with the Principal Accounting Officer and Corporate Controller and the Chief Compliance Officer.

        Periodically, the Board Affairs Committee may review the Company's policies and programs related to (i) political actions and legislative affairs, (ii) employee health and safety, (iii) equal employment opportunity, and (iv) charitable contributions.

        The C&BC reviews with management the compensation policies and practices of the Company, including those applicable to non-executive officers, to determine the extent to which risks arising from the Company's compensation policies and practices are reasonably likely to have a material adverse effect on the Company. The compensation-related risk analysis considers the major components of compensation at the Company (base salary, cash incentives and equity-based compensation) and how each component may impact risk-taking activities by employees, including how the policies may engender activities that could impact the Company's brand and financial results. The analysis is prepared by management and reviewed and agreed upon by an interdisciplinary management team comprised of senior leaders from finance, internal audit and enterprise risk, sales operations, legal, human resources and compensation. In addition, the C&BC's independent executive compensation consultant, Meridian Compensation Partners (Meridian), as well as the Company's external legal counsel, reviewed and provided feedback on the analysis. Based on this analysis, the C&BC agreed with management that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

        The I&TC reviews with management the commercial risks of the Company's technology infrastructure and platforms, including marketplace and financial risks and information technology security risks. For example, management reviews with the I&TC the progress of the implementation of our technology investments.

        Each of the Audit Committee, Board Affairs Committee, C&BC and I&TC periodically reports to the Board on any such matters under review, as appropriate.

Independence of the Board and Committees

        Our Corporate Governance Principles require that at least two-thirds of the Board meet the criteria for independence established by the NYSE and applicable laws. After considering all relevant facts and circumstances, our Board has determined that each of its members except Robert P. Carrigan, our President and CEO, is independent under the NYSE listing standards and applicable laws. Our Board has also determined that each member of the Audit Committee, the Board Affairs Committee, the C&BC and the I&TC is independent under the NYSE listing standards and applicable laws (although I&TC member independence is not required because it is not a NYSE-required committee).

        Pursuant to NYSE rules, a director is not independent if the director is, or has been within the last three years, an employee of the Company. In addition, for a director to be considered independent, the Board must affirmatively determine that the director has no material relationship with us (either directly or indirectly, such as a partner, shareholder or officer of an organization that has a relationship with the Company). Our Corporate Governance Principles set forth categorical standards to assist the Board in determining what constitutes a material relationship with the Company. Generally, under these categorical standards, a director shall not be deemed to have a material relationship with the Company that impairs the director's independence solely as a result of any of the following relationships:

  •
  the director is the beneficial owner of less than 5% of our outstanding equity interests;

  •
  the director is an officer or other employee of an entity, or his or her immediate family member is an executive officer (as defined in Section 303A.02 of the NYSE listing standards) of an entity that, in either case, has received payments from us for property or services or has made payments to us for property or services and the amount of such payments in each of the last three fiscal years is less than the greater of (i) $1 million, or (ii) 2% of the entity's consolidated gross revenues (as such term is construed by the NYSE for purposes of Section 303A.02(b)(v));

  •
  the director is a director or officer of an entity that is indebted to us, or to which we are indebted, and the total amount of indebtedness is less than 2% of the total consolidated assets of such entity as of the end of the previous fiscal year;

  •
  the director, or any entity in which the director is an equity owner, director, officer or other employee, has obtained products or services from us on terms generally available to our customers for such products or services; or

  •
  the director is an officer, trustee, director or is otherwise affiliated with a tax-exempt organization and we made, within the preceding three fiscal years, contributions in any fiscal year that were less than the greater of (i) $1 million, or (ii) 2% of the tax-exempt organization's consolidated gross revenues (as such term is construed by the NYSE for purposes of Section 303A.02(b)(v)), based upon the tax-exempt organization's latest publicly available information.

        The Board retains the sole right to interpret and apply the foregoing standards in determining the materiality of any relationship. Also, in determining the independence of our directors, the Board considers the tenure of each director.

Board Meetings

        Our Board held 11 meetings in 2013, with no director attending fewer than 75% of the aggregate number of meetings of the Board and of the committees of the Board on which he or she served.

        The Corporate Secretary, together with the Chairman, drafts the agenda for each Board meeting and distributes it to the Board in advance of each meeting. Each Board member is encouraged to suggest items for inclusion on the agenda.

        Information and data that are important to the Board's understanding of the business and of scheduled agenda items are distributed sufficiently in advance of each Board meeting to give the directors a reasonable opportunity for review.

        Our non-management directors meet in regularly scheduled executive sessions without members of management. Our Chairman, Christopher J. Coughlin, presides over executive sessions of the Board. Mr. Coughlin has served as the Chairman since October 2013. Prior to that, Mr. Coughlin served as our Lead Director since August 2010. The non-management directors held four executive sessions of the Board in 2013. More information relating to Mr. Coughlin's responsibilities as Chairman can be found under the "Leadership Structure of the Board" section of this proxy statement.

Committees and Meetings

        The table below provides the current membership information and number of meetings for each of the Audit Committee, Board Affairs Committee, C&BC and I&TC.

Name	Audit		Board Affairs		Compensation & Benefits		Innovation & Technology
Christopher J. Coughlin (Chairman)			X	*	X
Austin A. Adams	X						X
John W. Alden			X		X	*
James N. Fernandez	X	*	X
Paul R. Garcia	X				X
Anastassia Lauterbach			X				X
Thomas J. Manning	X						X
Sandra E. Peterson					X		X	*
Judith A. Reinsdorf	X		X
Committee Meetings held in 2013	6		6		5		3

*
Committee Chair

        The Audit Committee. Under the terms of its charter, the Audit Committee's primary function is to appoint annually the independent registered public accounting firm and to assist the Board in the oversight of: (1) the integrity of our financial statements, (2) the independent registered public accounting firm's qualifications and independence, (3) the performance of our internal audit function and independent registered public accounting firm, and (4) our compliance with legal and regulatory requirements. A copy of the Audit Committee's charter can be found in the Investor Relations section of our website (http://investor.dnb.com). The Report of the Audit Committee can be found under the "Audit Committee Information" section of this proxy statement.

        Our Board has reviewed the qualifications and experience of each of the Audit Committee members and determined that all members of the Audit Committee are "financially literate" as required by the NYSE listing standards.

        Our Board has also determined that James N. Fernandez qualifies as an "audit committee financial expert" as that term has been defined by the rules of the SEC and has "accounting or related financial management expertise" within the meaning of the NYSE listing standards.

        The Board Affairs Committee. Under the terms of its charter, the Board Affairs Committee's primary responsibilities include: (1) identifying individuals qualified to become Board members, (2) recommending candidates to fill Board vacancies and newly created director positions, (3) recommending whether incumbent directors should be nominated for re-election to the Board upon expiration of their terms, (4) developing and recommending to the Board a set of corporate governance principles applicable to the Board, and (5) overseeing the evaluation of the Board. A copy of the Board Affairs Committee charter can be found in the Investor Relations section of our website (http://investor.dnb.com).

        In accordance with our Corporate Governance Principles and the Board Affairs Committee charter, the Board Affairs Committee oversees the entire process of selection and nomination of Board nominees, including screening candidates for directorships in accordance with the Board-approved criteria described below. The Board Affairs Committee, with input from the Chairman, will identify individuals believed to be qualified to become Board members. The Board Affairs Committee solicits candidates from its current directors and, if deemed appropriate, retains for a fee, one or more third party search firms to identify and help evaluate candidates. The Board Affairs Committee will recommend candidates to the Board to fill new or vacant positions based on such factors as it deems appropriate, including independence, potential conflicts of interest (including any affiliation with an entity that competes or appears to compete with the Company), professional experience, personal character, integrity, diversity, outside commitments (e.g., service on other boards) and particular areas of expertise—all within the context of the needs of the Board. The Board Affairs Committee does not use a formula for these factors, including diversity, but instead applies its judgment based on the needs of the Company.

        The Board Affairs Committee will also consider director nominees recommended by our shareholders. Any shareholder wishing to propose a future nominee for consideration by the Board Affairs Committee may nominate persons for election to the Board if such shareholder complies with the notice procedures set forth in our by-laws and summarized under the "Shareholder Proposals for the 2015 Annual Meeting" section of this proxy statement. The Board Affairs Committee uses the same criteria described above to evaluate nominees recommended by our shareholders.

        No individuals were proposed for nomination by any shareholders in connection with this proxy statement or the 2014 Annual Meeting of Shareholders.

        The Compensation & Benefits Committee. Under the terms of its charter, the primary function of the C&BC is to discharge the Board's responsibilities relating to compensation of our President and CEO and our other executive officers. Among other things, the C&BC: (1) evaluates the CEO's performance and reviews with the CEO the performance of other executive officers, (2) establishes, reviews, approves, revises and administers our plans, policies, programs, arrangements and procedures for compensating our executive officers, (3) has oversight responsibility for the administration of our employee benefit plans, (4) recommends to the Board for approval the adoption, rescission and amendment of all cash incentive compensation and equity-based incentive plans in which executive officers participate, as well as all other equity-based plans that require the approval of shareholders or as otherwise required by law, (5) oversees the evaluation of management, including CEO succession planning and management development, (6) administers our equity-based plans and all other plans that contemplate administration by the C&BC, and (7) reviews the non-employee director compensation program, recommending any changes to the Board for approval. The C&BC may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee or, to the extent otherwise permitted by applicable plans (including employee benefits plans subject to ERISA), laws or regulations (including NYSE listing standards), to any other body, individual or management. A copy of the C&BC charter can be found in the Investor Relations section of our website (http://investor.dnb.com).

        The C&BC has appointed the following committees comprised of employees of the Company to perform certain settlor, fiduciary and administrative responsibilities for our employee benefit plans, provided such actions do not impact the compensation of the executive officers of the Company for whom the C&BC has direct responsibility:

  •
  The Plan Benefits Committee, which has settlor powers with respect to employee benefit plan design changes, except that the Plan Benefits Committee cannot take any action with respect to an employee benefit plan or create or terminate an employee benefit plan if it would result in an annual financial impact to the Company of greater than $1 million. In addition, the Plan Benefits Committee does not have authority to take any actions that are solely within the province of the Qualified Plan Investment Committee or the Plan Administration Committee.

  •
  The Qualified Plan Investment Committee, which has certain fiduciary and administrative powers under the employee benefit plans with respect to the plans' investments and the financial performance of the plans' assets.

  •
  The Plan Administration Committee, which has fiduciary and administrative powers under the employee benefit plans, except with respect to plan investments and financial performance which are solely within the province of the Qualified Plan Investment Committee.

        The C&BC has also delegated to our CEO the authority to make limited grants under our equity-based compensation plans to non-executive officers. A detailed description of our processes and procedures for the determination of compensation for our executive officers and directors, including the role of the C&BC, our independent compensation consultant and our CEO in determining or recommending the amount or form of compensation, is included in the "Compensation Discussion & Analysis" section of this proxy statement.

        In addition to the independence standards described above, in determining the composition of the C&BC, our Board considered all factors specifically relevant to determining whether the director has a relationship to D&B that is material to the director's ability to be independent from management, including (i) the source of the director's compensation, including any consulting, advisory or other compensatory fees paid by us, and (ii) whether the director has an affiliate relationship with D&B, one of our subsidiaries or an affiliate of a subsidiary. The Board concluded that no member of the C&BC has a relationship that would impair a director's ability to make independent judgments about the Company's executive compensation.

        The C&BC has retained the services of an independent compensation consultant. The mandate to the consultant is to work for the C&BC in connection with its review of executive and non-employee director compensation practices, including the competitiveness of executive pay levels, executive incentive design issues, market trends in executive compensation and technical considerations. The nature and scope of services rendered by the consultant on the C&BC's behalf are described below:

  •
  Competitive market pay analyses for executive positions, non-employee director pay studies, proxy data studies, dilution analyses, and market trends in executive and non-employee director compensation;

  •
  Pay for performance analyses and commentary on risk in the Company's executive pay programs;

  •
  Ongoing support with regard to the latest relevant regulatory, governance, technical, and/or financial considerations impacting executive compensation and benefit programs;

  •
  Assistance with the design of executive compensation or benefit programs, as needed; and

  •
  Preparation for and attendance at C&BC and selected management or Board meetings.

        The C&BC's independent executive compensation consultant is Meridian. Meridian's services to the Company are limited to advising the C&BC with respect to executive officer and director compensation. The C&BC reviews and evaluates the independence of its consultant each year and has the final authority to hire and terminate the consultant. In considering Meridian's independence, the C&BC reviewed numerous factors relating to Meridian and the individuals actually providing services to D&B, including those required by the SEC and the NYSE. Based on a review of these factors, the C&BC has determined that (i) Meridian is independent and (ii) Meridian's engagement presents no conflicts of interest.

        The Innovation & Technology Committee. Under the terms of its charter, the primary function of the I&TC is to review our approach to information technology and innovation, including: (1) the information technology platforms required to enable customer centric innovation, cost effective organic growth and competitive advantage with respect to M&A opportunities, (2) the process and approach required to drive product innovation such as customer research, design and product development to enable customer success, (3) advising the innovation and technology senior management team as may be needed in connection with the I&TC's duties and responsibilities outlined above, and (4) assisting the Board in fulfilling its oversight responsibilities regarding the Company's information technology and innovation. In addition, the I&TC reviews with management the commercial risks of the Company's technology infrastructure and platforms, including marketplace and financial risks and information technology security risks. The I&TC may also delegate all or a portion of its duties and responsibilities to a subcommittee or, to the extent otherwise permitted by applicable laws or regulations, to any other body, individual or management. A copy of the I&TC charter can be found in the Investor Relations section of our website (http://investor.dnb.com).

 Communications with the Board and Audit Committee

        We have a process in place that permits shareholders and other interested persons to communicate with our Board through its independent Chairman, Christopher J. Coughlin, and with the Audit Committee through its Chairman, James N. Fernandez. To report complaints about our accounting, internal accounting controls or auditing matters, shareholders and other interested persons should write to the D&B Audit Committee Chairman, care of our third party compliance vendor, at: AlertLine, NAVEX Global, Inc., 13950 Ballantyne Corporate Place, Suite 300, Charlotte, North Carolina 28277. To report all other concerns to the non-management directors, shareholders and other interested persons should write to the Chairman of the Board, care of AlertLine, NAVEX Global, Inc., at the address noted above. Communications that are not specifically addressed as indicated above will be provided to the Chairman of the Board. Concerns can be reported anonymously by not including a name and/or contact information, or confidentially by marking the envelope containing the communication as "Confidential." All communications received by AlertLine will be sent first to our internal compliance officer, who will forward them on to the applicable director after review. The compliance officer will not forward non-substantive communications that are unrelated to the duties and responsibilities of the Board, such as: spam, business solicitations or advertisements, resumes, product related inquiries, junk mail or mass mailings, service complaints or inquiries, personal grievances, any threatening or hostile communications or similarly unsuitable communications. As appropriate, such items may be redirected to internal management for investigation, resolution and/or response. These instructions can also be found in the Corporate Governance information maintained in the Investor Relations section of our website (http://investor.dnb.com).

Attendance at Annual Meetings

        We expect directors to be available to attend our Annual Meeting. All of our directors attended our 2013 Annual Meeting of Shareholders, except for one director who was absent due to a scheduling conflict.

Service on Multiple Audit Committees

        Our Corporate Governance Principles prohibit our Audit Committee members from serving as members of more than two other public company audit committees without the Board's approval. Any determination by the Board approving of service on more than two other public company audit committees will be disclosed in our annual proxy statement. No Audit Committee member currently serves on the audit committee of more than two other public companies.

Related Persons Transactions and Approval Policy

        Our Board recognizes that related persons transactions present a heightened risk of conflicts of interest and therefore has adopted a written policy to be followed in connection with all related persons transactions involving D&B.

        Under this policy, the Board has delegated to the Board Affairs Committee the responsibility for reviewing certain related persons transactions in excess of $120,000, in which the related person may have a direct or indirect interest. The Board has empowered the Corporate Secretary to review all related persons transactions in excess of $120,000 and to present to the Board Affairs Committee for approval those transactions in which the related person is reasonably likely to have a direct or indirect material interest. For purposes of this policy, a transaction includes, but is not limited to, any financial transaction, arrangement or relationship (including any guarantee of indebtedness) or any series of similar transactions, arrangements or relationships.

        In approving related persons transactions, the Board Affairs Committee shall determine whether each related persons transaction referred to the Board Affairs Committee was the product of fair dealing and whether it was fair to D&B.

        Under this policy, we review our records and inquire of our directors and executive officers to identify any person who may be considered a related person. Using this information, we search our books and records for any related persons transactions that involved amounts, individually or in the aggregate, that exceed $120,000.

Promoters and Control Persons

        There are no reportable transactions pursuant to this requirement.

Compensation Committee Interlocks and Insider Participation

        None of the members of our C&BC are, or have been, an employee or officer of D&B. During fiscal year 2013, no member of our C&BC had any relationship with D&B requiring disclosure under Item 404 of Regulation S-K, the SEC rule regarding disclosure of related persons transactions. During fiscal year 2013, none of our executive officers served on the compensation committee or equivalent or board of directors of another entity whose executive officer(s) served as a director of D&B or as a member of our C&BC.

Code of Conduct

        We have adopted a Code of Conduct that applies to all of our directors, officers and employees (including our CEO, Chief Financial Officer, and Principal Accounting Officer and Corporate Controller) and have posted the Code of Conduct in the Investor Relations section of our website (http://investor.dnb.com). We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K, if any, relating to amendments to or waivers from any provision of our Code of Conduct applicable to our CEO, Chief Financial Officer, and Principal Accounting Officer and Corporate Controller by posting this information on our website.

        Our Code of Conduct is also available in print, without charge, to any shareholder upon request to our Corporate Secretary at The Dun & Bradstreet Corporation, 103 JFK Parkway, Short Hills, New Jersey 07078-2708.

COMPENSATION OF DIRECTORS

Overview of Non-employee Director Compensation

        For 2013, our non-employee directors' total compensation program consisted of both cash and equity-based compensation awards as follows:

  •
  Annual cash retainer of $70,000;

  •
  Additional annual cash retainer for each Committee Chairman of $20,000;

  •
  Additional cash retainer of $20,000 per year for the Lead Director (a Board position in effect from January 1, 2013 until October 6, 2013); and

  •
  Annual grant of restricted stock units, or RSUs, with a value of approximately $120,000 that vest in full on the earlier of (i) the third anniversary of the date of grant or (ii) the director's separation from service with the Board for any reason, and are payable in shares of our common stock upon vesting. The number of RSUs is based on the mean of the high and low trading prices of our common stock on the date of grant. Directors receive dividend equivalents with respect to the RSUs prior to settlement.

        Cash compensation was paid in semi-annual installments in 2013. No separate fees are paid for attendance at Board or Committee meetings. The RSU grant is made at the beginning of the year, typically early February, five business days after the release of the Company's year-end earnings statement.

        In addition, non-employee directors may elect to defer all or a portion of their annual cash retainer(s) into our Non-employee Directors' Deferred Compensation Plan. Directors who defer their cash retainers into the D&B Common Stock Fund under the plan receive a 10% premium payment credited to their account. This premium as well as the base deferral amount must remain invested in the D&B Common Stock Fund for a period of at least three years from the date these amounts are initially credited to the non-employee director's account. RSU awards may also be voluntarily deferred into our Non-employee Directors' Deferred Compensation Plan. RSUs are credited with dividend equivalents while deferred.

        Upon joining the Board, each new non-employee director receives a one-time stock option grant with a grant date fair market value of approximately $35,000. The number of options is based on a modified Black-Scholes methodology. These stock options vest in full one year from the date of grant. In addition, each new non-employee director receives a pro rata allocation of the other components of the total compensation program as described above.

        In 2013, exclusive of the 10% premium related to the Non-Employee Directors' Deferred Compensation Plan, the total compensation paid to each of our non-employee directors was approximately $190,000. For his service in 2013 as non-executive Chairman of the Board, beginning on October 7, 2013, and for his extraordinary service throughout the year as Lead Director, the Board approved a payment of $50,000 in addition to the $20,000 in annual fees Mr. Coughlin was already paid for his role as Lead Director. Effective January 1, 2014, an additional cash retainer of $100,000 per year will be provided for the non-executive Chairman of the Board (a new Board position as of October 7, 2013). In 2013, 57% of the total direct compensation for each non-employee director was paid in the form of equity (exclusive of the 10% premium). This ratio ensures that the interests of our directors are aligned with those of our shareholders and underscores the Board's commitment that its non-employee directors have a significant stake in the success of D&B.

        Non-employee directors are also provided with the following benefits:

  •
  Reimbursement for reasonable Company-related travel;

  •
  Director continuing education and other expenses;

  •
  Travel accident insurance when traveling on Company business;

  •
  Personal liability insurance; and

  •
  Participation in our charitable matching gift program of up to $4,000 per calendar year.

        Only non-employee directors receive compensation for serving on the Board. A director who is also an employee of the Company receives no additional compensation for serving as a director.

Stock Ownership Guidelines

        Non-employee directors are required to hold at least 50% of all equity obtained through the non-employee director compensation program throughout their tenure as directors of D&B, including net shares acquired upon the exercise of stock options. These guidelines further align the interests of directors and shareholders.

Looking Ahead to 2014

        At its meeting on October 23, 2013, the Board approved changes in the timing and vesting of the annual RSU grant. Consistent with a declassified Board and with the market practice of our peers, the annual grant date was changed from early February as described above to the date of the annual meeting of shareholders. The vesting period was also changed from three years from the date of grant or termination of service, whichever is earlier as described above, to the date of, and immediately prior to, the next annual meeting of shareholders (normally about one year). These changes in timing and vesting became effective January 1, 2014.

        The following table summarizes the compensation paid to our non-employee directors in 2013:

Non-employee Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(4)	All Other Compensation ($)(5)(6)(7)	Total ($)
Christopher J. Coughlin	160,000	119,952		39,240	319,192
Chairman
Austin A. Adams	70,000	119,952		14,743	204,695
John W. Alden	90,000	119,952		7,205	217,157
James N. Fernandez	90,000	119,952		33,006	242,958
Paul R. Garcia	70,000	119,952		4,341	194,293
Anastassia Lauterbach	28,575	48,977	27,324	366	105,242
Thomas J. Manning	38,932	66,708	28,491	543	134,674
Sandra E. Peterson	90,000	119,952		13,940	223,892
Judith A. Reinsdorf	38,932	66,708	28,491	543	134,674
Michael J. Winkler(8)	35,000	119,952		20,118	175,070

(1)
In addition to the $70,000 annual cash retainer for each non-employee director, the following non-employee directors earned additional fees for serving as Chairman of the Board (as of October 7, 2013), as the Lead Director (prior to October 7, 2013) or as a Committee Chairman: Mr. Coughlin—$90,000 (includes $20,000 for serving as Chairman of the Board Affairs Committee, $20,000 for serving as Lead Director and $50,000 for extraordinary service during the year and for serving as non-executive Chairman of the Board as of October 7, 2013); Mr. Alden—$20,000 (for serving as Chairman of the C&BC); Mr. Fernandez—$20,000 (for serving as Chairman of the Audit Committee); and Ms. Peterson—$20,000 (for serving as Chairman of the I&TC). Mr. Winkler received a pro rata annual cash retainer since he completed his service with our Board on May 7, 2013. Mr. Manning, Ms. Reinsdorf and Ms. Lauterbach each received a pro rata annual cash retainer because they joined our Board on June 12, 2013, June 12, 2013 and August 5, 2013, respectively.

(2)
Amounts shown represent the aggregate grant date fair value as calculated under generally accepted accounting principles in the United States of America (GAAP), without regard to forfeiture assumptions. For more information on how we value stock-based awards (including all assumptions made in such valuation), refer to "Note 11. Employee Stock Plans" in the "Notes to Consolidated Financial Statements" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. The amounts shown cannot be considered predictions of future value. These assumptions may or may not be fulfilled.

(3)
The annual equity grants were reviewed by the C&BC and were made five business days after our annual earnings release. With the exception of Mr. Manning, Ms. Reinsdorf and Ms. Lauterbach, each non-employee director was granted 1,453 RSUs on February 19, 2013. Mr. Manning and Ms. Reinsdorf were granted a pro rata number of RSUs (677) in conjunction with their appointment to our Board on June 12, 2013. Ms. Lauterbach was also granted a pro rata number of RSUs (457) in conjunction with her appointment to our Board on August 5, 2013.

The per share grant date fair value is equal to the mean of the high and low trading prices of D&B stock on the NYSE as of the date of grant. On February 19, 2013, the per share grant date fair value was $82.55. Therefore, excluding dividend equivalent units, the total full fair value for RSUs granted to each non-employee director in 2013, with the exception of Mr. Manning, Ms. Reinsdorf and Ms. Lauterbach, was approximately $119,952. Mr. Manning and Ms. Reinsdorf's received pro rata grants on June 12, 2013 valued at approximately $66,708 with a per share grant date fair value of $98.54. Ms. Lauterbach received a pro rata grant on August 5, 2013 valued at approximately $48,977 with a per share grant date fair value of $107.71. These RSUs vest in full on the third anniversary of the date of grant or at the director's termination of service, whichever is earlier.

In addition, the following non-employee directors were granted shares in 2013, reflecting payment of dividend equivalent units with respect to RSUs whose restrictions had lapsed in 2013, as follows:

Name	Date	Number of Shares
John W. Alden	2/11/2013	101
Michael J. Winkler	5/8/2013	727

Dividend equivalent units vest in full when the restrictions on the corresponding RSUs lapse. The value of the dividend equivalent units paid with respect to RSUs is reported in the All Other Compensation column. The amount for each non-employee director represents the value of all dividend equivalent units credited in 2013.

(4)
On June 12, 2013, we granted Mr. Manning and Ms. Reinsdorf 1,387 stock options with an exercise price of $98.54. On August 5, 2013 we granted Ms. Lauterbach 1,134 stock options with an exercise price of $107.17. The exercise prices for these grants were equal to the fair market value of our common stock on the applicable grant date (i.e., the mean of the high and low trading prices). These grants of stock options to Mr. Manning, Ms. Reinsdorf and Ms. Lauterbach were in recognition of their appointment to our Board as non-employee directors. The stock options vest in full on the first anniversary of the date of grant. Stock options not yet vested terminate upon the director's termination of service, except that if the director's service terminates by reason of death, disability or retirement before the first anniversary, a pro rata portion of such stock options vest. Generally all stock option grants expire ten years from the date of grant.

(5)
Two non-employee directors, Messrs. Coughlin and Fernandez, elected to defer all or a portion of their 2013 cash retainers into the D&B Common Stock Fund under our Non-employee Directors' Deferred Compensation Plan. The directors received a 10% premium on such deferred amounts. The 10% premiums are credited as additional deferrals under the D&B Common Stock Fund; the premiums as well as the base deferral amounts must remain invested in the D&B Common Stock Fund for a period three years from the date these amounts are initially credited to the non-employee director's account. The amounts shown include this 10% premium as follows: Mr. Coughlin—$16,000 and Mr. Fernandez—$9,000.

(6)
The amounts shown for Messrs. Coughlin and Fernandez include a matching gift of $4,000, made pursuant to the D&B Corporate Giving Program available to all of our employees and directors.

(7)
The amounts shown also include the value of all dividend equivalent units credited in 2013. In 2013, the Company paid a quarterly dividend of $0.40 per share. The value of all dividend equivalent units equals the number of RSUs as of the record date multiplied by the quarterly dividend. The resulting value is then divided by the fair market value of our common stock on the dividend payment date to arrive at the number of dividend equivalent units to be credited. In 2013, the total value of all dividend equivalent units credited to our non-employee directors was as follows:

Name	Value of RSU Dividend Equivalent Credit ($)
Christopher J. Coughlin (Chairman)	19,240
Austin A. Adams	14,743
John W. Alden	7,205
James N. Fernandez	20,006
Paul R. Garcia	4,341
Anastassia Lauterbach	366
Thomas J. Manning	543
Sandra E. Peterson	13,940
Judith A. Reinsdorf	543
Michael J. Winkler	4,757

          As of December 31, 2013, the aggregate number of stock awards (including units held in the D&B Common Stock Fund under our Non-employee Directors' Deferred Compensation Plan) and stock options outstanding for each non-employee director was as follows:

Equity Awards Outstanding as of December 31, 2013

Name	Stock Awards (#)	Option Awards (#)
Christopher J. Coughlin (Chairman)	19,152	7,006
Austin A. Adams	8,740	4,015
John W. Alden	4,387	7,006
James N. Fernandez	19,316	11,325
Paul R. Garcia	2,677	1,788
Anastassia Lauterbach	457	1,134
Thomas J. Manning	677	1,387
Sandra E. Peterson	8,287	4,676
Judith A. Reinsdorf	677	1,387
(8)
In addition, in recognition of his completion of service with our Board, the amount shown for Mr. Winkler under All Other Compensation includes a $10,000 charitable donation made to the charity of his choice.

AUDIT COMMITTEE INFORMATION

Report of the Audit Committee

        The Board has determined that each member of the Audit Committee is "independent" within the meaning of the SEC regulations and the NYSE listing standards. The Audit Committee selects our independent registered public accounting firm. Management has the primary responsibility for our financial reporting process, including our system of internal controls, and for the preparation of consolidated financial statements in compliance with generally accepted accounting principles, applicable laws and regulations. Our independent registered public accounting firm is responsible for performing an independent audit of the financial statements in accordance with the standards of the Public Company Accounting Oversight Board and expressing an opinion as to the conformity of such financial statements with GAAP and the effectiveness of internal control over financial reporting. It is not the Audit Committee's duty or responsibility to conduct auditing or accounting reviews or procedures.

        Management has represented to the Audit Committee that our financial statements were prepared in accordance with GAAP and the Audit Committee has reviewed and discussed the financial statements with management and the independent registered public accounting firm in the course of performing its oversight role.

        The Audit Committee has reviewed and discussed with management and our independent registered public accountant, PricewaterhouseCoopers LLP, the Company's Annual Report on Form 10-K, which includes the Company's audited consolidated financial statements for the year ended December 31, 2013.

        The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Auditing Standard No. 16, "Communications with Audit Committees," as adopted by the Public Company Accounting Oversight Board.

        In addition, the Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP's communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP their independence from the Company and management.

        The Audit Committee met periodically with the Leader of Internal Audit and Enterprise Risk, Principal Accounting Officer and Corporate Controller, Chief Financial Officer, Chief Compliance Officer and the independent registered public accounting firm to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

        Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in this proxy statement and in our Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC.

Audit Committee

James N. Fernandez, Chairman
Austin A. Adams
Paul R. Garcia
Thomas J. Manning
Judith A. Reinsdorf

February 25, 2014

Audit Committee Pre-approval Policy

        The Audit Committee of the Board has adopted an Audit Committee Pre-approval Policy. In accordance with this policy, the independent registered public accounting firm may not provide certain prohibited services. In addition, the Audit Committee must pre-approve the engagement terms and fees, and any changes to those terms and fees, of all audit and non-audit services performed by PricewaterhouseCoopers LLP. All pre-approval requests submitted to the Audit Committee are required to be accompanied by backup documentation and a view from PricewaterhouseCoopers LLP and our Chief Financial Officer that the services will not impair the independent registered public accounting firm's independence. The policy does not include any delegation of the Audit Committee's responsibilities to management. The Audit Committee has delegated its pre-approval authority to the Audit Committee chairman or his delegate, subject to an overall limit of $100,000 in new services. Pre-approvals by the delegated member or members must be reported to the Audit Committee at its next scheduled meeting.

Fees Paid to Independent Registered Public Accounting Firm

        The aggregate fees billed to us by PricewaterhouseCoopers LLP for the last two fiscal years are as follows:

	Fiscal Year Ended December 31,
	2013	2012
	(In thousands)
Audit Fees (1)	$5,516	$5,808
Audit Related Fees (2)	230	304
Tax Fees (3)	318	624
All Other Fees	30	—

Total Fees	$6,094	$6,736

(1)
Consists primarily of professional fees for services provided in connection with the audit of our financial statements, review of our quarterly financial statements, the audit of the effectiveness of internal control over financial reporting with the objective of obtaining reasonable assurance as to whether effective internal control over financial reporting was maintained in all material respects, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings. Audit fees for the years ended December 31, 2013 and December 31, 2012 include a separate approved project in the amount of $310,000 and $468,000, respectively, related to the integrated audit. Also, included in Audit fees for the year ended December 31, 2012, are services performed in connection with our bond issuances in the amount of $140,000.

(2)
Consists primarily of fees for audits of our employee benefit plans and services in connection with the review of certain compensation-related disclosures in our proxy statement.

(3)
Consists primarily of foreign tax planning and assistance in the preparation and review of our foreign income tax returns.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

        Upon recommendation of the Board Affairs Committee, the Board has nominated the following nine individuals for election as directors for a one-year term expiring at the 2015 Annual Meeting of Shareholders: Austin A. Adams, Robert P. Carrigan, Christopher J. Coughlin, James N. Fernandez, Paul R. Garcia, Anastassia Lauterbach, Thomas J. Manning, Sandra E. Peterson and Judith A. Reinsdorf (the "Nominees"). Each Nominee currently serves as a director. John W. Alden was not nominated for election as he has reached the recommended retirement age of 72. The Board has determined to decrease the Board size from ten members to nine members upon expiration of Mr. Alden's current term. Biographical information for each of our Nominees is provided below.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF OUR NOMINEES.

Austin A. Adams
Retired Executive Vice President and Corporate Chief Information Officer
JPMorgan Chase

        Austin A. Adams, age 70, has served as a director of D&B since April 2007, and is a member of the Audit Committee and Innovation & Technology Committee. Mr. Adams served as Executive Vice President and Corporate Chief Information Officer of JPMorgan Chase from July 2004 (upon the merger of JPMorgan Chase and Bank One Corporation) until his retirement in October 2006. Prior to the merger, Mr. Adams served as Executive Vice President and Chief Information Officer of Bank One from 2001 to 2004. Prior to joining Bank One, he was Chief Information Officer at First Union Corporation (now Wells Fargo & Co.) from 1985 to 2001. Mr. Adams is also a director of the following public companies: CommunityOne Bancorp., CommScope Holding Company, Inc. and Spectra Energy, Inc. He has not served as a director of any other public company in the last five years.

        In assessing Mr. Adams's skills and qualifications to serve on the D&B Board, our directors considered his experience in managing the technology operations of three of the U.S.'s largest banks and his expertise in effectively deploying technology to support a company's products and operations, which is particularly helpful to our Company given the importance of technology to our operations. Our Board also values Mr. Adams's global business insight, experience in strategic planning, e-commerce and compliance and his financial knowledge. Finally, our Board believes it benefits from Mr. Adams's experience serving on the board of two other U.S. public companies.

Robert P. Carrigan
President and Chief Executive Officer
The Dun & Bradstreet Corporation

        Mr. Carrigan, age 48, has served as our President and Chief Executive Officer since October 7, 2013. Prior to that, Mr. Carrigan served as CEO of IDG Communications, Inc., a leading technology media, events and research company, from April 2008 until September 2013, where he led the company's media operations, including online, print and events in 90 countries. Under Mr. Carrigan's leadership, IDG transformed from a print publisher to a leading digital media company and the worldwide leader in the technology event and media space. Prior to becoming CEO of IDG, Mr. Carrigan held senior leadership roles of increasing responsibility, including President of IDG Communications US from April 2005 until March 2008 and Chief Executive Officer, President and Publisher of Computerworld from May 2003 until April 2005. Previously, Mr. Carrigan spent four years at America Online, Inc., where he was Senior Vice President in the Interactive Marketing Group from April 1999 to March 2003.

        In assessing Mr. Carrigan's skills and qualifications to serve on the D&B Board, our directors considered his experience at IDG, including his demonstrated strategic leadership and his ability to leverage a company's core strengths and assets to transform a company's innovative positioning. The Board also values Mr. Carrigan's traditional corporate operational and leadership experience gained during his role as CEO of IDG, including his marketing experience, his understanding of information technology, e-commerce and product innovation using mobile and social media platforms to enhance a company's presence and positioning.

Christopher J. Coughlin
Retired Executive Vice President and Chief Financial Officer
Tyco International Ltd.

        Christopher J. Coughlin, age 61, has served as a director of D&B since December 2004, and is Chairman of the Board Affairs Committee and a member of the Compensation & Benefits Committee. Mr. Coughlin also served as the Lead Director from August 2010 to October 2013 when he became the Chairman of the Board. Mr. Coughlin served as Executive Vice President and Chief Financial Officer of Tyco International Ltd., a global provider of fire protection and security solutions from March 2005 until December 2010 and served as an advisor to Tyco from December 2010 until October 2012. Previously, he served at The Interpublic Group of Companies, Inc. as Executive Vice President and Chief Operating Officer from June 2003 to December 2004, as Chief Financial Officer from August 2003 to June 2004, and as a director from July 2003 to July 2004. Prior to that, Mr. Coughlin served as Executive Vice President and Chief Financial Officer of Pharmacia Corporation from 1998 to 2003, and prior to that Mr. Coughlin served as Executive Vice President and then President of Nabisco International, a division of Nabisco Holdings. Mr. Coughlin currently serves as a Senior Advisor to McKinsey & Company and is also a director of the following public companies: Covidien Ltd., Forest Laboratories, Inc. and Dipexium Pharmaceuticals, Inc. He has not served as a director of any other public company in the last five years. He previously served as a director of Perrigo Company, Monsanto Company and The Interpublic Group of Companies, Inc.

        In assessing Mr. Coughlin's skills and qualifications to serve on the D&B Board, our directors considered his significant financial expertise and general management and operations experience gained from his executive officer/chief financial officer positions at four large public companies. This expertise and experience includes his global business insight, his understanding of marketing, compensation, human resources matters and financial planning and controls, his ability to evaluate and execute acquisition and divestiture transactions, and his compliance and risk management experience, and strategic planning and corporate governance experience. In addition, the Board believes it benefits from Mr. Coughlin's experience serving on the board of two other NYSE-listed public companies. The Board also values the experience Mr. Coughlin gained while serving as D&B's Lead Director and now Chairman of the Board.

James N. Fernandez
Executive Vice President and Chief Operating Officer
Tiffany & Co.

        James N. Fernandez, age 58, has served as a director of D&B since December 2004, and is Chairman of the Audit Committee and a member of the Board Affairs Committee. Mr. Fernandez has served with Tiffany & Co., a specialty retailer, designer, manufacturer and distributor of fine jewelry, timepieces, sterling silverware, china, crystal, stationery, fragrances and accessories, since October 1983.

He has held numerous positions with Tiffany & Co., including Senior Vice President and Chief Financial Officer from April 1989 until January 1998, when he was promoted to Executive Vice President and Chief Financial Officer. In June 2011, Mr. Fernandez was promoted to Executive Vice President and Chief Operating Officer with overall responsibility for finance, distribution, information technology, manufacturing and Tiffany's Diamond and Gemstone Division. Mr. Fernandez does not serve, nor has he served in the last five years, on the board of any other public company.

        In assessing Mr. Fernandez's skills and qualifications to serve on the D&B Board, our directors considered Mr. Fernandez's financial expertise (including investor relations oversight), marketing/brand management and operations experience (including information technology and human resources oversight) gained at Tiffany & Co. over the past 30 years, including in his role as the CFO for 22 years and now COO for the past two years. The Board also values his risk management and compliance experience, his global business insight and strategic planning experience, and his general corporate governance background. Additionally, the Board values Mr. Fernandez's qualification as an "audit committee financial expert" as that term has been defined by the rules of the SEC and his "accounting or related financial management expertise" within the meaning of NYSE listing standards.

Paul R. Garcia
Retired Chief Executive Officer and Current Chairman of the Board
Global Payments, Inc.

        Paul R. Garcia, age 61, has served as a director of D&B since May 2012, and is a member of the Audit Committee and Compensation & Benefits Committee. Mr. Garcia served as Chief Executive Officer of Global Payments, Inc., a leading provider of payment processing services, from February 2001 until October 2013 and will continue to serve as Chairman of the Board, a role he has held since October 2002, through May 2014. Mr. Garcia has served as a director of Global Payments since February 2001. Previously, Mr. Garcia served as Chief Executive Officer of NDC eCommerce, a division of National Data Corporation, from July 1999 to February 2001, President and Chief Executive Officer of Productivity Point International, Inc. from 1996 to 1998, Group President of First Data Issuing Services from 1995 to 1996, Chief Executive Officer of both National Bancard Corporation (NaBANCO) and First Financial Bank from 1982 to 1995, and National Sales Manager of Chase Manhattan Merchant Bank Card Services from 1979 to 1982. In addition to Global Payments, Inc., Mr. Garcia is also a director of West Corporation, another public company.

        In assessing Mr. Garcia's skills and qualifications to serve on the D&B Board, our directors considered Mr. Garcia's extensive management, operations, sales, marketing and technology expertise gained from his management and executive roles in the financial and payments services industry, including as CEO of Global Payments for over 12 years. The Board also values his experiences with data privacy, risk management and compliance matters, as well as Mr. Garcia's financial knowledge, strategic planning acumen and his general global business insight. In addition, the Board values his experience as Chairman of a U.S. public company.

Dr. Anastassia Lauterbach
Former Senior Vice President, Global Business Operations Europe
Qualcomm Incorporated

        Anastassia Lauterbach, age 41, has served as a director of D&B since August 2013, and is a member of the Board Affairs Committee and Innovation & Technology Committee. Dr. Lauterbach served as Senior Vice President of Global Business Operations Europe at Qualcomm Incorporated, a world leader in 3G, 4G and next-generation wireless technologies, from September 2011 to August 2013. Previously, she served at Deutsche Telekom AG, as Senior Vice President, Business Development

and Investments from August 2010 to May 2011, Acting Chief Products and Innovation Officer from March 2010 to November 2010, and Senior Vice President, Planning & Development from June 2009 to March 2010, and during her time at Deutsche Telekom she additionally served as a member of the Executive Operating Board. Prior to Deutsche Telekom, Dr. Lauterbach served as Executive Vice President, Group Strategy at T-Mobile International AG from September 2006 to May 2009 and, prior to T-Mobile, she served in various operational and strategic roles at Daimler Chrysler Financial Services, McKinsey & Company and Munich Reinsurance Company. She currently serves on Advisory and Supervisory Boards of several U.S. and European based technology companies. Dr. Lauterbach does not serve, nor has she served in the last five years, on the board of any other public company.

        In assessing Dr. Lauterbach's skills and qualifications to serve on the D&B Board, our directors considered Dr. Lauterbach's deep experience in technology and product innovation and marketing, including within the wireless and mobile space. The Board also values her international operational and strategic insights gained while working for several large international communications companies, including her experience with partnerships and alliances, business transformation and strategy and social media.

Thomas J. Manning
Former Chief Executive Officer
Cerberus Asia Operations & Advisory Limited

        Thomas J. Manning, age 58, has served as a director of D&B since June 2013, and is a member of the Audit Committee and Innovation & Technology Committee. Mr. Manning has been a Lecturer in Law at The University of Chicago Law School, teaching courses on corporate governance, private equity and U.S.-China relations, since July 2012. Previously, he served as the Chief Executive Officer of Cerberus Asia Operations & Advisory Limited, a subsidiary of Cerberus Capital Management, a global private equity firm, from April 2010 to June 2012, Chief Executive Officer of Indachin Limited from October 2005 to March 2009, Chairman of China Board of Directors Limited from August 2005 to April 2010, and a senior partner with Bain & Company and a member of Bain's China board and head of Bain's information technology strategy practice in the Silicon Valley and Asia from August 2003 to January 2005. Prior to that, Mr. Manning served as Global Managing Director of the Strategy & Technology Business of Capgemini, Chief Executive Officer of Capgemini Asia Pacific, and Chief Executive Officer of Ernst & Young Consulting Asia Pacific, where he led the development of consulting and IT service and outsourcing businesses across Asia from June 1996 to January 2003. Early in his career, Mr. Manning was with McKinsey & Company, Buddy Systems, Inc. and CSC Index. Mr. Manning is also a director of the following public companies: Clear Media Limited and iSoftStone Holdings Limited. He previously served as a director of Gome Electrical Appliances Company and Bank of Communications.

        In assessing Mr. Manning's skills and qualifications to serve on the D&B Board, our directors considered Mr. Manning's expertise in technology and business operations and innovation on a global scale, including Mr. Manning's rich international thought leadership, particularly relating to China. The Board also believes the Company will benefit from Mr. Manning's extensive background in strategic consulting, regulatory matters, partnerships and alliances and general corporate governance. Additionally, the Board values Mr. Manning's experience gained while serving on the boards of other U.S. public companies.

Sandra E. Peterson
Group Worldwide Chairman and Executive Committee Member
Johnson & Johnson

        Sandra E. Peterson, age 55, has served as a director of D&B since September 2002, and is Chairman of the Innovation & Technology Committee and a member of the Compensation & Benefits Committee. Ms. Peterson has served as the Group Worldwide Chairman and member of the Executive Committee of Johnson & Johnson, a global manufacturer of pharmaceutical, diagnostic, therapeutic, surgical, and biotechnology products, as well as personal care products, since December 2012. Ms. Peterson previously served as Chairman of the Board of Management of Bayer CropScience AG (a subsidiary of Bayer AG) from October 2010 to November 2012 and, prior to that, as a member of Bayer CropScience AG's Board of Management from July 2010 through September 2010. Prior to that, Ms. Peterson previously served as Executive Vice President and President, Medical Care, Bayer HealthCare LLC from May 2005 to June 2010, Group President of Government for Medco Health Solutions, Inc. (formerly Merck-Medco) from September 2003 until February 2004, Senior Vice President of Medco's health businesses from April 2001 through August 2003 and Senior Vice President of Marketing for Merck-Medco Managed Care LLC from January 1999 to March 2001. Ms. Peterson does not serve, nor has she served in the last five years, on the board of any other public company. She previously served as a director of Handleman Company, a public company, from May 2001 to November 2005.

        In assessing Ms. Peterson's skills and qualifications to serve on the D&B Board, our directors considered her general operations experience with global companies, product and marketing experience and expertise with strategy development gained from her executive positions with Johnson & Johnson, Bayer CropScience AG, Bayer HealthCare LLC and Medco Health Solutions, Inc. The Board also values her deep information technology experience, financial knowledge and understanding of regulatory matters. Finally, the Board believes it benefits from Ms. Peterson's experience gained while serving on the board of another U.S. public company.

Judith A. Reinsdorf
Executive Vice President and General Counsel
Tyco International Ltd.

        Judith A. Reinsdorf, age 50, has served as a director of D&B since June 2013, and is a member of the Audit Committee and Board Affairs Committee. Ms. Reinsdorf has served as Executive Vice President and General Counsel of Tyco International Ltd., a global provider of fire protection and security solutions, since March 2007. Previously, she served as Vice President, General Counsel and Secretary of C. R. Bard, Inc. from October 2004 to February 2007, as Vice President and Corporate Secretary of Tyco from 2003 to 2004 and as Vice President and Associate General Counsel of Pharmacia Corporation from 2000 to 2003. From 1995 to 2000, she held the position of Assistant General Counsel and Chief Legal Counsel, Corporate, at Monsanto Company. Ms. Reinsdorf does not serve, nor has she served in the last five years, on the board of any other public company.

        In assessing Ms. Reinsdorf's skills and qualifications to serve on the D&B Board, our directors considered Ms. Reinsdorf's strong corporate governance expertise and placed significant value on her experience with global compliance, risk management, data privacy and regulatory matters, as well as her understanding of compensation and human resources issues. The Board also values Ms. Reinsdorf's global business insight and broad corporate legal and strategic planning skills honed as an executive at large U.S. public companies.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014

        The Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit the consolidated financial statements for the year ending December 31, 2014. Although shareholder approval of this appointment is not required, the Audit Committee and the Board believe that submitting the appointment to the shareholders for ratification is a matter of good corporate governance. If the shareholders do not ratify the appointment, the Audit Committee will review its future selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm in light of the shareholder vote, but still may retain them. Even if the appointment is ratified, the Audit Committee, at its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of D&B and our shareholders.

        PricewaterhouseCoopers LLP acted as our independent registered public accounting firm for the 2013 fiscal year. In addition to its audit of our consolidated financial statements, PricewaterhouseCoopers LLP also performed statutory audits required by certain international jurisdictions, audited the financial statements of our various benefit plans, and performed certain non-audit services. Fees for these services are described under the "Fees Paid to Independent Registered Public Accounting Firm" section of this proxy statement.

        A representative of PricewaterhouseCoopers LLP is expected to be present at the 2014 Annual Meeting of Shareholders. Such representative will have the opportunity to make a statement, if he or she so desires, and is expected to be available to respond to questions.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP.

 PROPOSAL NO. 3

ADVISORY APPROVAL OF THE COMPANY'S EXECUTIVE COMPENSATION (SAY ON PAY)

        We believe that our executive compensation program, policies and procedures are founded on pay for performance and are strongly aligned with the long-term interests of our shareholders. This proposal, commonly known as "Say on Pay," gives shareholders the opportunity to express their favor or disfavor with the Company's executive compensation program, policies and procedures.

        Our executive compensation program is described more fully in the "Compensation Discussion & Analysis" section of this proxy statement and the related tables and narrative that follow it. Shareholders are, therefore, encouraged to read that information in its entirety to obtain a complete understanding of our executive compensation program.

        We believe that the design, development and execution of our pay program, policies and procedures has resulted in executive compensation decisions that are appropriate and that have benefitted the Company and shareholders over time.

        At our 2013 Annual Meeting, our advisory vote on executive pay passed by a vote of 97%, a significant improvement over the vote received in 2012. The vote outcome affirmed that the changes we implemented in 2013 were received positively and helped to strengthen pay for performance, better align executive compensation with shareholder interests and enhance good governance practices.

        In 2013 we again reached out to shareholders to gain an understanding of how our executive pay programs and practices might continue to be improved. Feedback from these discussions as well as emerging governance trends will continue to be important inputs into our thinking about executive compensation and any future changes we may make to our current program.

Changes to Our Executive Compensation Program for 2013

        As of 2013 we made the following key changes to our executive compensation program:

  •
  New Long-term Incentive Program:  We revised the vehicles, metrics and timeframe of our long-term incentive plan, so that annual equity awards are now performance-based.

  •
  New "Clawback" Policy:  We implemented a new "clawback" policy that enables the C&BC to recover or reduce excess cash and equity incentive compensation under certain circumstances.

  •
  New Change in Control Plan:  We terminated all prior individual change in control agreements and transitioned affected executive officers into our new Change in Control Plan effective January 1, 2014, which reduces cash and non-cash benefits.

  •
  New "Double Trigger" Provision for Equity:  All equity awards granted after January 1, 2013 will have a "double trigger" design requiring both a change in control and a qualified termination in order to vest.

Ongoing Pay for Performance Policies and Good Governance Practices

        Other important and ongoing features of our current executive compensation program that contribute to pay for performance and good governance practices include the following:

  •
  Our pay mix is strongly weighted toward variable compensation, which must be earned based on performance;

  •
  We require our executives to maintain a significant level of ownership in the Company;

  •
  We maintain a peer group for compensation comparison purposes that only includes companies within reasonable revenue size and market capitalization parameters;

  •
  We do not offer our executive officers any perquisites;

  •
  We do not provide employment agreements;

  •
  We eliminated the supplemental executive retirement benefit for new executives;

  •
  We do not provide excise tax payments and gross-ups in the event of a change in control;

  •
  We have an insider trading policy that prohibits hedging and pledging of D&B securities;

  •
  Our C&BC charter requires a periodic review of risks in our compensation program; and

  •
  The executive compensation consultant to the C&BC is independent.

        For the reasons noted above and given the information provided elsewhere in this proxy statement, the Board asks you to approve the following resolution:

  Resolved, that the shareholders approve the Company's overall executive compensation program, policies and procedures as described in the Compensation Discussion & Analysis, the tabular disclosure regarding named executive officer compensation, and the accompanying narrative disclosure in this proxy statement.

        As this is a proposal for advisory approval, the result is not binding upon the Company. However, the C&BC, which is responsible for designing and administering the Company's executive compensation program, values the opinions expressed by shareholders in their vote on this proposal. The C&BC will consider the outcome of this advisory vote when making future compensation decisions for our executive officers.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF OUR COMPANY'S OVERALL EXECUTIVE COMPENSATION PROGRAM, POLICIES AND PROCEDURES.

 PROPOSAL NO. 4

INDEPENDENT BOARD CHAIRMAN

        John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, the beneficial owner of no fewer than 50 shares of the Company's common stock, has informed us that he intends to submit the following proposal at this year's Annual Meeting:

  RESOLVED: Shareholders request that our Board of Directors to adopt a policy, and amend other governing documents as necessary to reflect this policy, to require the Chair of our Board of Directors to be an independent member of our Board. This independence requirement shall apply prospectively so as not to violate any contractual obligation at the time this resolution is adopted. Compliance with this policy is waived if no independent director is available and willing to serve as Chair. The policy should also specify how to select a new independent chairman if a current chairman ceases to be independent between annual shareholder meetings.

  When our CEO is also our board chairman, this arrangement can hinder our board's ability to monitor our CEO's performance. Many companies already have an independent Chairman. An independent Chairman is the prevailing practice in the United Kingdom and many international markets. This proposal topic won 50%-plus support at 5 major U.S. companies in 2013 including 73%-support at Netflix.

  This proposal should also be more favorably evaluated due to our Company's clearly improvable environmental, social and corporate governance performance as reported in 2013:

  GMI Ratings, an independent investment research firm, rated our executive pay D and shareholders had an 18% potential dilution. Our company could give long-term incentive pay to our CEO for below-median performance. Unvested equity pay would not lapse upon CEO termination.

  John Alden was overboarded with seats on 4 company boards and Christopher Coughlin, Lead Director, was on 3 company boards. Not one audit committee member had substantial industry knowledge. Not one independent director had expertise in risk management.

  Management had a unilateral right to amend our company's by-laws without shareholder approval. DNB lacked fair price provisions to help insure that all shareholders are treated fairly. There were forensic accounting ratios related to revenue recognition that had extreme values either relative to industry peers or to our company's own history. Dun & Bradstreet said some of its local employees in China may have violated U.S. anti-bribery laws and it has suspended operations at one of its local units pending an inquiry.

  Returning to the core topic of this proposal from the context of our clearly improvable corporate governance, please vote to protect shareholder value.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

        Our Board has thoughtfully considered the shareholder proposal requesting the Board to adopt a policy that the Chairman of the Board be an independent director. On the basis of this deliberative process, the Board has determined that the proposal would do little to enhance our corporate governance at a time when we already have an independent Chairman, but would severely curtail the Company's flexibility and its ability to attract top management talent going forward. As such, the Board recommends that you vote against the proposal.

        The Board believes it is in the best interests of our Company and our shareholders for the Board to determine from time to time whether the roles of CEO and Chairman should be combined or separated. The Board regularly assesses the leadership structure of the Board, as well as the qualifications and skills of each member of the Board. In addition, the Board closely monitors the business needs of our Company as they change over time. Accordingly, the Board believes that it needs to be able to determine the most appropriate leadership structure and how to best harness the capabilities of the directors and executive management based on the business circumstances and director qualifications at the time. A rigid policy requiring an independent Chairman at all times and without regard for the Company's needs could deprive the Board of its flexibility in choosing the most qualified individual to lead the Board.

        As our shareholders know, historically, the Chairman and CEO roles have generally been combined at D&B. In October 2013, with the appointment of Robert P. Carrigan as our President and CEO, our Board determined that it was in the best interests of the Company and our shareholders to separate the Chairman and CEO roles. The Board decided that the separation of roles would enable our new President and CEO to focus on growing our business and strengthening the important relationships required with our customers and team members. In addition, the Board believed appointing Mr. Coughlin to the Chairman role was appropriate given the leadership experience he gained while serving as our Lead Director for three years, particularly as he guided the Board through the CEO search. Although we do not have a policy in place requiring an independent Chairman, our Board assessed the Company's needs and determined that an independent Chairman is appropriate at this time. As a result, the Board feels a policy requiring an independent Chairman is of no additional value to the shareholders or the Board.

        Our Board considers independent leadership as critical for board effectiveness. Accordingly, the Company's Corporate Governance Principles already provide that in the event the Chairman is not an independent director, the Board will appoint an independent Lead Director. If appointed, the Lead Director (i) presides over the non-management executive sessions of the Board, (ii) collects feedback from Board meetings and provides it to the CEO, (iii) may call a meeting of the non-management directors at any time, (iv) leads the annual CEO evaluation process, and (v) performs such other responsibilities as the Board may from time to time delegate to assist the Board in performing its responsibilities. If an independent director serves as Chairman, as is the case now, there is no requirement for a separate Lead Director.

        In summary, the Board believes that imposing a requirement to have an independent Chairman at all times would do little to enhance our corporate governance at a time when the Company already has an independent Chairman, and would limit the Company's flexibility in fashioning the most effective governance arrangements in the future. The Board also believes the proposal is not necessary since the Company's Corporate Governance Principles already provide for independent oversight and because, as the Board has already demonstrated, it is capable on its own of concluding that an independent Chairman is best suited for our Company under the appropriate business circumstances and after considering director skills and qualifications at the time.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL NO. 4.

SECURITY OWNERSHIP OF DIRECTORS, OFFICERS AND OTHERS

        The following table shows the number of shares of our common stock beneficially owned by each of the directors and named executive officers listed in the Summary Compensation Table in this proxy statement, and all directors and executive officers of D&B as a group, as of February 28, 2014. The table also shows the names, addresses and share ownership of the only persons known to us to be the beneficial owners of more than 5% of our outstanding common stock. This information is based upon information furnished by each such person or, in the case of the beneficial owners, based upon public filings by the beneficial owners with the SEC. Unless otherwise stated, the indicated persons have sole voting and investment power over the shares listed. Percentages are based upon the number of shares of our common stock outstanding on February 28, 2014, plus, where applicable, the number of shares that the indicated person or group had a right to acquire within 60 days of such date.

Name	Aggregate Number of Shares Beneficially Owned (1)		Percent of Shares Outstanding
Robert P. Carrigan (President and CEO)	0	(2)	*
Christopher J. Coughlin (Chairman)	20,382	(3)	*
Austin A. Adams	13,812		*
John W. Alden	22,671		*
James N. Fernandez	25,940	(4)	*
Paul R. Garcia	4,526		*
Anastassia Lauterbach	460		*
Thomas J. Manning	681		*
Sandra E. Peterson	20,761		*
Judith A. Reinsdorf	681		*
Sara Mathew	407,279		1.09%
Richard H. Veldran	17,702		*
Emanuele A. Conti	12,495		*
Joshua L. Peirez	15,738		*
Bruce R. Sink	1,146		*
Byron C. Vielehr	11		*
All current directors and executive officers as a group (16 persons)	156,618		*
FMR LLC (5)	5,382,801		14.106%
245 Summer Street
Boston, MA 02210
The Vanguard Group (6)	3,126,025		8.19%
100 Vanguard Boulevard
Malvern, PA 19355
Longview Partners (Guernsey) Limited (7)	2,750,389		7.21%
P.O. Box 559-Sarnia House
Le Truchot-St. Peter Port
Guernsey GY1 6JG
United Kingdom
Crammer Rosenthal McGlynn, LLC (8)	2,083,191		5.5%
520 Madison Avenue
New York, NY 10022
BlackRock, Inc. (9)	1,993,998		5.2%
40 East 52nd Street
New York, NY 10022

*
Represents less than 1% of our outstanding common stock.

(1)
Includes the maximum number of shares of common stock that may be acquired within 60 days of February 28, 2014, upon the exercise of vested stock options as follows: Mr. Carrigan, 0; Mr. Coughlin, 7,006; Mr. Adams, 4,015; Mr. Alden, 7,006; Mr. Fernandez, 11,325; Mr. Garcia, 1,788; Ms. Lauterbach, 0; Mr. Manning, 0; Ms. Peterson, 4,676; Ms. Reinsdorf, 0;

  Mr. Veldran, 13,675; Mr. Conti, 7,025; Mr. Peirez, 9,575; Mr. Sink, 0; Ms. Mathew, 394,176; Mr. Vielehr, 0; and all current directors and executive officers as a group, 68,966.

  Also includes the maximum number of shares of common stock that may be acquired within 60 days of February 28, 2014, upon the vesting of RSUs and leveraged RSUs, as applicable, as follows: Mr. Carrigan, 0; Mr. Coughlin, 12,132; Mr. Adams, 9,297; Mr. Alden, 3,047; Mr. Fernandez, 12,615; Mr. Garcia, 2,738; Ms. Lauterbach, 460; Mr. Manning, 681; Ms. Peterson, 8,791; Ms. Reinsdorf, 681; Mr. Veldran, 3,348; Mr. Conti, 3,251; Mr. Peirez, 6,163; Mr. Sink, 1,146; Ms. Mathew, 0; Mr. Vielehr, 0; and all current directors and executive officers as a group, 62,124.

  Pursuant to the terms of our 2009 Stock Incentive Plan, upon her December 31, 2013 retirement, Ms. Mathew forfeited all rights and interest to and interests in any grant held less than one year. Unvested stock options held on or after the first anniversary of the date of grant will continue to vest, and unexercised vested options may be exercised during the lesser of the remaining term of the options or five years after the date of retirement. Unvested RSUs held on or after the first anniversary of the date of grant became fully vested as of her retirement date.

  Pursuant to the terms of our 2009 Stock Incentive Plan, upon his resignation from the Company on November 29, 2013, Mr. Vielehr forfeited all rights and interests to and interests in his unvested RSUs, leveraged RSUs and stock options.

  Does not include the following D&B stock units which are held by the following directors who have deferred cash compensation into the D&B stock fund: Mr. Coughlin, 8,831; Mr. Adams, 781; Mr. Fernandez, 8,064 and Ms. Peterson, 3,941. D&B stock units do not confer voting rights and are not considered beneficially owned shares under SEC rules. In addition, they are settled in cash, not shares, when a director leaves the Board.

(2)
Mr. Carrigan's ownership reflects the fact that he was hired on October 7, 2013.

(3)
Includes 800 shares owned by Mr. Coughlin's spouse, to which Mr. Coughlin disclaims beneficial ownership.

(4)
Includes 2,000 shares as to which Mr. Fernandez has shared voting and shared dispositive power.

(5)
FMR LLC ("FMR") filed a Schedule 13G/A with the SEC on February 14, 2014. This Schedule 13G/A shows that FMR: (i) beneficially owned 5,382,801 shares; (ii) had the sole power to dispose or direct the disposition of all such shares; and (iii) had the sole power to vote or to direct the vote of 536,877 shares. In addition, the Schedule 13G/A shows that: (i) Fidelity Management and Research Company ("Fidelity"), a wholly owned subsidiary of FMR, is the beneficial owner of 4,477,333 shares (11.733%); and (ii) Edward C. Johnson 3d, Chairman of FMR, and FMR, through its control of Fidelity, each has the sole power to dispose of 4,477,333 shares. The 4,477,333 shares are owned by certain Fidelity funds. Members of the family of Edward C. Johnson 3d are the predominant owners, directly or through trusts, of Series B voting common shares of FMR, representing 49% of the voting power of FMR. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR. Neither FMR nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds' Board of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds' Board of Trustees. In addition, the Schedule 13G/A shows that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of shares, and that no one person's interest in the shares is more than five percent of the total outstanding shares. All of the information in this note (5) is based on the Schedule 13G/A.

(6)
The Vanguard Group filed a Schedule 13G/A with the SEC on February 12, 2014. This Schedule 13G/A shows that the Vanguard Group beneficially owned 3,126,025 shares, of which they have the sole dispositive power over 3,067,631 shares, shared dispositive power over 58,394 shares, and sole voting power over 62,694 shares.

(7)
Longview Partners (Guernsey) Limited filed a Schedule 13G/A with the SEC on February 14, 2014. This Schedule 13G/A shows that each of Longview Partners (Guernsey) Limited, Longview Partners LLP and Longview Partners (UK) Limited: (i) each had shared power to vote or to direct the vote of 1,956,283 shares; and (ii) each had shared power to dispose or to direct the disposition of 2,750,389 shares. In addition, the Schedule 13G/A shows that persons other than Longview Partners are entitled to receive all dividends from, and proceeds from the sale of, the shares. None of these persons, to the knowledge of Longview Partners has an economic interest in more than 5% of the class of shares.

(8)
Cramer Rosenthal McGlynn, LLC filed a Schedule 13G on February 13, 2014. This Schedule 13G shows that Cramer Rosenthal McGlynn, LLC: (i) beneficially owned 2,083,191 shares; (ii) had the sole power to dispose of or to direct the disposition of all such shares; (iii) had the sole power to vote or to direct the vote of 1,875,738 shares; and (iv) had shared power to vote or to direct the vote of 207,453 shares.

(9)
BlackRock, Inc. filed a Schedule 13G with the SEC on January 28, 2014. This Schedule 13G shows that BlackRock, Inc.: (i) beneficially owned 1,615,494 shares; (ii) had the sole power to dispose of, or to direct the disposition of all such shares; and (iii) had sole power to vote or to direct the vote of 1,615,494 shares. In addition, the Schedule 13G shows that various person have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of shares, and that no one person's interest in the class of shares is more than 5% of the total outstanding common shares.

EXECUTIVE OFFICERS

        The following table lists all of our executive officers as of March 28, 2014. Our executive officers are elected by our Board and each will hold office until his or her successor is elected, or until his or her earlier resignation or removal.

Name	Title	Age
Robert P. Carrigan (1)	President and Chief Executive Officer	48
Rishi Dave	Chief Marketing Officer	39
Mark Geneste	Chief Sales Officer	48
Christie A. Hill	Chief Legal Officer	52
Joshua L. Peirez	Chief Operating Officer	43
John Reid-Dodick	Chief People Officer	52
Richard H. Veldran	Chief Financial Officer	47

(1)
Mr. Carrigan's biographical information is provided under the "Proposal No. 1 — Election of Directors" section of this proxy statement.

        Mr. Dave has served as Chief Marketing Officer since February 2014. Mr. Dave joined D&B from Dell, Inc., most recently serving as the Executive Director, Digital Marketing, for Dell's BtoB business from January 2012 to February 2014. Prior to that, Mr. Dave was Executive Director, Digital Marketing, Public and Large Enterprise Business Units from January 2011 to January 2012, Director, Digital Marketing, Large Enterprise Business Units from January 2009 to January 2011, Senior Manager, Global Online Analytics from January 2008 to January 2009, Manager, Corporate Strategy from January 2005 to January 2006, Senior Manager from July 2006 to January 2008 and Manager, Dell International Services Operations from January 2006 to July 2006.

        Mr. Geneste has served as Chief Sales Officer since February 2014. He joined D&B in August 2013, and until February 2014 served as a member of our European Leadership Team and as the leader of our European sales organization. In this role, Mr. Geneste was responsible for the leadership of our sales team members across a number of European countries and for the creation and implementation of a customer focused European strategy to drive sustained sales and revenue growth across Europe. Prior to that he was Managing Director at Thomson Reuters in The Netherlands, Switzerland, the U.K., and the U.S. from January 2008 to February 2013, where his responsibilities included strategic business development and global accounts for Europe, Middle East and Africa.

        Ms. Hill has served as Chief Legal Officer and Corporate Secretary since February 2014. Prior to that, Ms. Hill served as Senior Vice President, General Counsel and Corporate Secretary from September 2011 to February 2014. Before joining D&B, Ms. Hill served as General Counsel, Secretary and Chief Compliance Officer at Primus Telecommunications Group, Inc. from March 2011 until August 2011. Prior to that she was the General Counsel and Secretary of Arbinet Corporation from February 2010 until its merger with Primus on February 28, 2011, and she also served as Arbinet's Chief Human Resources Officer from September 2010 through February 2011. Prior to that, she served in the U.S. Department of the Treasury as the Oversight Liaison and Reporting Executive for the Troubled Asset Relief Program (TARP) from October 2009 to January 2010. From 1998 until 2008, she worked at Nextel Communications and then at Sprint Nextel Corporation, where she held various leadership positions in the company's legal and governance organizations, including her most recent position as Vice President, Corporate Governance & Ethics and Corporate Secretary from August 2005 to June 2008. Prior to Nextel, she served as counsel at Honda of America Mfg., where her responsibilities included a variety of corporate and transactional matters. Ms. Hill began her career at Jones Day in the firm's mergers and acquisitions group.

        Mr. Peirez has served as Chief Operating Officer since February 2014. He previously served as President, Global Product, Marketing and Innovation from June 2011 to February 2014 and President, Innovation and Chief Marketing Officer from September 2010 to May 2011. Before joining D&B, Mr. Peirez spent 10 years with MasterCard, most recently as Chief Innovation Officer for MasterCard Worldwide from January 2009 to August 2010. Prior to that, Mr. Peirez served as Chief Payment System Integrity Officer for MasterCard from April 2007 to January 2009 and as Group Executive, Global Public Policy and Associate General Counsel from May 2002 to April 2007. He also served as Counsel and Secretary to MasterCard's U.S. Region Advisory Board of Directors from May 2002 to December 2006.

        Mr. Reid-Dodick has served as Chief People Officer since February 2014. Prior to joining D&B, Mr. Reid-Dodick served as the Chief People Officer at AOL Inc. from December 2011 to August 2013 and Global Head of Human Resources at Thomson Reuters Markets from April 2008 to July 2011. Prior to that, he was Global Head of Human Resources, Business Divisions & Americas from July 2005 to April 2008, Global Head of Organizational Development & Learning from March 2003 to July 2005, Chief Human Resources Officer (Interim) from June 2002 to March 2003 and Human Resources Director from June 2001 to June 2002 at Reuters Group, PLC.

        Mr. Veldran has served as Chief Financial Officer since June 2011. He previously served as Senior Vice President, Global Reengineering from July 2008 through May 2011, with additional responsibility for D&B North America Finance beginning in February 2009 and for Strategy and Corporate Development beginning in March 2010, being appointed as Chief Strategy Officer in early May 2011, a title he held until he was appointed Chief Financial Officer. Prior to that, Mr. Veldran served as Treasurer and Leader of Investor Relations, External Communications and Board Processes from February 2006 to July 2008, with additional responsibility for Global Financial Planning & Analysis, and as Chief Financial Officer of D&B North America, from September 2003 to January 2006. Prior to joining D&B, Mr. Veldran was Divisional Vice President of Finance for Automatic Data Processing, Inc. from December 1996 to September 2003 and, prior to that, served in various finance roles for Procter & Gamble from July 1989 to December 1996.

 COMPENSATION DISCUSSION & ANALYSIS

Executive Summary

        The C&BC regularly reviews the executive compensation program of the Company to ensure that it is meeting its objectives, including: pay for performance, alignment with shareholder interests, offering a competitive level of pay to attract and retain executive talent, reinforcing the right behaviors consistent with our strategy and providing transparency to our shareholders.

Our 2013 "Say on Pay" Vote

        At our 2013 Annual Meeting, our advisory vote on executive pay received 97% support. This result was a significant improvement over the vote received in 2012. We believe, and feedback from shareholders confirms, the vote outcome reflects positively on the program changes we implemented for 2013. During 2013, we once again conducted shareholder outreach, inviting more than 30 of our institutional investors, representing nearly two-thirds of our outstanding shares, to one-on-one discussions about our executive compensation program and policies. Overwhelmingly, shareholders who accepted our invitation provided positive feedback on the changes we implemented for 2013. Feedback from these discussions, as well as emerging governance trends, are important inputs into our thinking about executive compensation and any future changes we may make to our program.

Key Changes to Our Executive Compensation Program in 2013

        In 2013 we made a number of important changes to our executive compensation program. The changes were designed to strengthen pay for performance, better align our executive pay program with shareholder interests and enhance good governance practices in executive compensation. In summary, key changes included:

Executive Program Component	Description of Change
New Long-term Equity Incentive Program	• We replaced stock options with leveraged restricted stock units (LRSUs). Actual awards are based entirely on D&B stock price appreciation or depreciation over 1-, 2- and 3-year performance periods.

•

We replaced a 1-year performance-based restricted stock unit opportunity with 3-year performance units. Rather than use the same goals in the annual cash incentive plan to determine actual awards, the performance units are based on two goals: D&B's total shareholder return and our revenue compound annual growth rate over the 3-year period.

• Each vehicle represents 50% of the total value in our annual equity program. Actual awards can range from 0% to 200% of target amounts.
• Our equity program is now 100% performance-based and linked to longer term results.

Executive Program Component	Description of Change
New "Clawback" Policy	• Effective January 1, 2013, we implemented a formal compensation recoupment or "clawback" policy.
• This policy gives the C&BC authority to recover or reduce excess cash and equity incentive awards based on certain financial results that are subsequently restated.
Amended and Restated 2009 Stock Incentive Plan including Revised Equity Change in Control Provision	• All equity awards granted after January 1, 2013 have a "double trigger," requiring both a change in control and a qualified termination in order to vest.
New Change in Control Plan	• We terminated all outstanding change in control agreements effective December 31, 2013.
• We transitioned all impacted executive officers into our new Change in Control Plan effective January 1, 2014.
• Our new plan
• Reduces cash and non-cash benefits;
• Requires "double trigger" vesting of equity awards granted after January 1, 2013;
• Eliminates any executive retirement plan enhancements; and
• Eliminates excise tax payments and gross-ups.

        In addition to the changes we made to the Company's executive compensation program in 2013, the existing program continues to include several features that contribute to pay for performance and good governance practices:

Summary of Policies Contributing to Pay for Performance

  •
  Our pay mix is strongly weighted toward variable compensation:  78% of our named executive officers' total compensation is variable or performance-based with 23% in the form of cash incentives and 55% in the form of equity or long-term incentives; only 22% is base salary.

  •
  The actual total compensation of our named executive officers historically aligned well with our performance: Measured against our compensation comparison group, our actual total compensation generally aligns well with our performance as measured by growth, efficiency and total shareholder return metrics.

  •
  We require our executives to maintain ownership in the Company:  Our named executive officers, as well as all other executive officers of the Company, must achieve targeted levels of ownership in our common stock to encourage a focus on long-term value creation.

  •
  We do not offer our executive officers any perquisites:  Our named executive officers do not receive any perquisites and participate in the same broad-based benefits programs offered by the Company on the same basis as other full-time team members.

  •
  We do not provide employment agreements:  None of our named executive officers has an employment agreement, and severance benefits (excluding change in control benefits) are provided through the same severance plan available to other team members of the Company.

Summary of Policies Contributing to Good Governance Practice

  •
  We eliminated the supplemental executive retirement benefit for new executives:  Effective April 4, 2011, the C&BC eliminated this benefit for all future executive new hires. Five of our seven named executive officers continue to have this benefit due to prior commitments.

  •
  We have an insider trading policy that prohibits hedging and pledging:  Directors, officers and other team members of the Company are expressly prohibited from purchasing or selling D&B securities on a short-term basis (less than three months), purchasing any listed or over-the-counter options on our common stock or engaging in equivalent derivative transactions, engaging in the short sale of D&B securities, or borrowing against D&B securities.

  •
  Our C&BC charter requires a periodic review of risks in our compensation program:  The C&BC conducted such a review in 2013 and concluded that the Company's compensation plans, programs and arrangements do not create risks that are reasonably likely to have a material adverse impact on the Company.

  •
  The executive compensation consultant to the C&BC is independent:  The current advisor to the C&BC was hired by and reports directly to the C&BC and does not provide any other consulting services to the Company.

  •
  We manage our equity-based compensation program effectively:  Our annualized run rate on equity grants as well as our total overhang are both equal to the median of our compensation comparison group, we have a shareholder approved stock incentive plan that expressly prohibits stock option re-pricing and cash buyouts and we have never re-priced or exchanged options for shares, new options or cash.

2013 Pay for Performance Outcomes

        Annual Cash Incentive. In 2013, the annual cash incentive opportunity of our named executive officers was based on measures designed to increase shareholder value and improve customer satisfaction and team member engagement. This past year we achieved:

  •
  Core revenue growth of 1% (before the effect of foreign exchange);

  •
  Operating income decline of 6%, within guidance (before non-core gains and charges);

  •
  Diluted earnings per share growth of 10% (attributable to D&B common shareholders before non-core gains and charges);

  •
  Customer results including improvements in: (1) customer revenue retention, (2) new customer acquisition sales and (3) customer satisfaction (although we did not meet the target results associated with the second component of our customer goal, we met the other two components); and

  •
  Team member engagement improvement of 8 points as measured by our Engagement Survey conducted by Aon Hewitt, an external human resources consulting organization.

        Based on the assessment of results versus these goals and our named executive officer's individual performance, the C&BC awarded cash incentives to our named executive officers (other than Mr. Vielehr who resigned on November 29, 2013) equaling 73% of target (a more detailed discussion of our attainment of 2013 goals and how that relates to performance awards is included in the "Annual Cash Incentive Plan" section of this proxy statement).

        Leveraged Restricted Stock Units (LRSUs). In addition to the annual cash incentive, the first tranche (one-third of the 2013 target grant) of LRSUs were awarded to four of our seven named executive officers at 139% of target, reflecting the 39% appreciation in D&B's common stock price during the performance period. A more detailed discussion of our new long-term incentive program, including vehicles, metrics and performance periods, is included in the "Long-term Equity Incentives" section of this proxy statement.

Purpose

        The purpose of this Compensation Discussion & Analysis, or CD&A, is to provide material information about our executive compensation program, policies, and objectives and to share with investors how we arrived at the levels and form of compensation for our named executive officers. We will describe not only what we pay, but why and how we link executive compensation to our business results. In this section we cover:

  •
  The objectives of our executive compensation program;

  •
  The components of our executive compensation program and why we provide these components;

  •
  What our executive compensation program is designed to reward, especially our variable pay program;

  •
  How we determine the level to pay for each component; and

  •
  How each component of our executive compensation program fits within our overall objectives and impacts decisions we make about other components.

        The CD&A and the tables included herein cover the compensation paid to our named executive officers, which includes the following seven executives serving in the roles cited for the entire fiscal year (except as noted):

  •
  Robert P. Carrigan, who was appointed President and Chief Executive Officer and Director (our principal executive officer) on October 7, 2013;

  •
  Sara Mathew, who served as Chairman of the Board and Chief Executive Officer (our principal executive officer) from January 1, 2013 to October 6, 2013, thereafter continuing as an employee until her retirement from the Company on December 31, 2013; and

  •
  Richard H. Veldran, who served as Senior Vice President and Chief Financial Officer (our principal financial officer).

        Our three highest compensated executive officers, other than our principal executive officers and our principal financial officer, include:

  •
  Emanuele A. Conti, who served as President, North America. As previously reported, Mr. Conti notified the Company that he will be leaving D&B during the first quarter of 2014. His last day with D&B will be March 31, 2014;

  •
  Joshua L. Peirez, who served as President, Global Product, Marketing and Innovation; and

  •
  Bruce R. Sink, who served as Senior Vice President and Chief Information Officer.

        One additional executive for whom disclosure would have been required but for the fact that he was no longer serving as an executive officer of the Company at the end of the last completed fiscal year:

  •
  Byron C. Vielehr, who served as President, International and Global Operations from January 1, 2013 until November 29, 2013 when he resigned from the Company.

Objectives of our Executive Compensation Program

        The objectives of our executive compensation program are as follows:

  •
  Ensure a strong relationship between pay and performance, including both rewards for results that meet or exceed performance targets and consequences for results that are below performance targets;

  •
  Align executive and shareholder interests through short-and long-term incentives that link the executive to shareholder value creation;

  •
  Provide a total compensation opportunity that is competitive with the market for senior executives, thereby enabling us to attract, retain and motivate the executive talent necessary to execute our strategy and achieve our growth targets;

  •
  Reinforce behaviors that are consistent with our strategy as measured by our three constituencies: our shareholders, our customers, and our team members; and

  •
  Allow for consistency in application from year-to-year and transparency to shareholders.

Pay Positioning and Pay Mix

        Annual base salaries for our named executive officers as a group are targeted at the median of the compensation comparison group (described below). Variable pay including target annual cash incentive and long-term incentives may be positioned higher than market median providing our named executive officers with a total compensation opportunity that is between the median and 65th percentile of our compensation comparison group. This level of total compensation, however, is realized only when our performance goals are achieved or exceeded. Individual executives may be positioned above or below these levels based on the factors described below.

        Our pay for performance principle requires that a significant portion of the total compensation mix be variable. We reinforce the importance of long-term results by placing an emphasis on equity in the total compensation mix. Individual variable and equity-based compensation varies based on our named executive officer's role, level of responsibility within the organization and market data for comparable jobs in the compensation comparison group. For our current named executive officers as a group, the total compensation mix is 22% fixed and 78% variable, and 45% cash and 55% equity. The following table illustrates the emphasis placed on variable and equity-based compensation:

	Fixed/Variable Pay Mix		Cash/Equity Pay Mix
	Fixed	Variable	Cash	Equity
Robert P. Carrigan*	17%	83%	39%	61%
Richard H. Veldran	33%	67%	59%	41%
Emanuele A. Conti	33%	67%	61%	39%
Joshua L. Peirez	28%	72%	51%	49%
Bruce R. Sink	36%	64%	64%	36%
Sara Mathew	15%	85%	35%	65%
Byron C. Vielehr	27%	73%	51%	49%

*
Pay mix is based on target total compensation for 2014 due to his hire date of October 7, 2013; pay mix of all other named executive officers is based on annual 2013 target total compensation.

Elements of our Executive Compensation Program

        To meet the objectives of our executive compensation program, the 2013 compensation of our named executive officers consisted of the following components and policies:

  •
  Total cash compensation, which includes a base salary and a target annual cash incentive opportunity;

  •
  Long-term equity incentives including a grant of leveraged restricted stock units and 3-year performance units;

  •
  Required stock ownership guidelines;

  •
  Voluntary deferral of compensation under our nonqualified deferred compensation plan;

  •
  Supplemental retirement benefits;

  •
  Eligibility to receive severance benefits (which are also available to all employees); and

  •
  Eligibility to receive benefits payable upon a qualified employment termination in connection with a change in control of D&B.

        We do not offer any perquisites to our executive officers beyond those that are available to all employees. Perquisites are entitlement-driven rather than performance-based and, therefore, do not fit within the objectives of our executive compensation program. Instead, we seek to attract and retain executive talent that is motivated by a competitive total compensation package that rewards for performance and the delivery of increased shareholder value.

        In addition to the components listed above, our named executive officers are eligible to participate in certain benefit programs that are available to all of our U.S. employees including: our cash balance retirement account (which was frozen as of July 1, 2007 for all participants and closed to new entrants on that date), our qualified defined contribution plan, our medical and dental benefits, our life, voluntary group accident, long-term disability, legal, and business travel accident insurance benefits, and our health care and dependent care spending accounts.

        As part of its oversight, the C&BC reviews the full value of payments that may be made in the event of our named executive officer's termination (discussed below as potential post-employment compensation).

        Base Salary. Salary provides a base level of compensation commensurate with our named executive officer's role in the organization, experience, skill, and job performance. Base salary provides our named executive officer with a consistent level of compensation related to the daily performance of his or her leadership role and responsibilities.

        The base salary provided to our named executive officers is reviewed by the C&BC annually. Any adjustment to salary is based on a number of factors and considerations including:

  •
  The market data for comparable executive positions in the compensation comparison group (described below);

  •
  The scope of responsibility and accountability within the organization;

  •
  Demonstrated leadership competencies and skills; and

  •
  Individual performance.

        Target Annual Cash Incentive Opportunity. In addition to base salary, our named executive officers have the opportunity to earn an annual cash incentive that is tied to Company and individual performance as discussed below. We offer this cash opportunity to reinforce the outcomes and behaviors necessary to meet or exceed our annual commitment to our shareholders and customers.

        We believe that consistent, year-over-year growth in revenue and earnings are key drivers of increased shareholder value over the long term. Therefore, our annual cash incentive rewards Company performance as measured by the following:

  •
  Financial results—growth in revenue, operating income, and earnings per share are the most important measures in our executive compensation program and carry the greatest weight (80%) because we believe that profitable revenue growth over time will create value for our shareholders.

  •
  Customer goal—we measure improvements in customer satisfaction through three critical metrics: customer revenue retention, new customer acquisition sales and customer satisfaction. We link the results on these metrics to our executive compensation program because improving our customers' experience is fundamental to the current and future success of our business.

  •
  Team member engagement—our team member engagement goal underscores the importance of making D&B "most trusted" by our customers and ensuring D&B delivers sustainable results. Having team members fully engaged in their work and committed to the Company's strategy is fundamental to our success and enables us to achieve our goals.

        In addition to Company performance, individual goals and leadership performance carry an important weight in our annual cash incentive. The success of our Company is directly tied to strong leadership that drives results and creates shareholder value. We expect all employees, especially our named executive officers, to demonstrate behavior that is consistent with our values and guiding principles.

        At the end of the year, our Chief Executive Officer evaluates the performance of each named executive officer. Normally, each named executive officer is assessed on:

  •
  Performance and leadership in implementing important Company programs, such as compliance; and

  •
  Individual performance on business unit goals, engagement and demonstration of our leadership values.

        Through this process, judgment is applied in assessing the named executive officer's success relative to individual goals. Based on the results of this assessment, the annual cash incentive award for each named executive officer can be adjusted up to 20%, positively or negatively.

        The C&BC also performs an assessment of our Chief Executive Officer after the conclusion of the fiscal year.

        Long-term Equity Incentives. While cash is tied to the achievement of short-term results, equity is directly linked to the creation of increased shareholder value over the long term. Over 50% of the target total compensation opportunity provided to our named executive officers as a group in 2013 was equity-based. This emphasis reflects our view that there should be a close alignment between executive officer rewards and shareholder value creation.

        Under our new 2013 long-term incentive program, 100% of the total economic value of our named executive officer's annual equity-based compensation is performance-based: 50% is in the form of a target grant of leveraged restricted stock units (LRSUs) and the remaining 50% is a target grant of 3-year performance units. The final equity awards to our named executive officers must be earned based on performance versus specific measures established and approved by the C&BC at the start of the performance period. For 2013, our long-term equity incentives were tied to these measures and performance periods:

Equity Vehicle	Measure(s)	Performance Period(s)
LRSUs	• D&B's stock price appreciation or depreciation	• one-third tied to 2013 (1 year)
• one-third tied to 2013 - 2014 (2 years)
• one-third tied to 2013 - 2015 (3 years)
Performance Units	• 50% tied to relative total shareholder return (TSR)	• 2013 - 2015 (3 years)
• 50% tied to D&B's revenue compound annual growth rate (CAGR)

        Our newly appointed President and Chief Executive Officer, Mr. Carrigan, did not participate in the Company's annual equity program since he was hired on October 7, 2013. However, as part of his compensation package upon hire, Mr. Carrigan was provided with a special equity grant of LRSUs.

        Additional details about our new 2013 long-term incentive program can be found in the section below entitled "Long-term Equity Incentives." More information about Mr. Carrigan's new hire grant of LRSUs can be found in the section below entitled "Special 2013 Equity Grant."

        Stock Ownership Guidelines. Under the Company's stock ownership guidelines, our named executive officers and all other executive officers of the Company are expected over time to achieve a minimum specified level of ownership in our common stock. These guidelines reinforce the objectives of our executive compensation program to:

  •
  Align senior executives' individual financial interests with those of shareholders; and

  •
  Encourage senior executives to focus on long-term value creation.

        The levels of stock ownership are a multiple of the executive officer's salary. For our Chief Executive Officer position, the minimum level of stock ownership is six times salary. For our other named executive officers, the minimum level of stock ownership is four times salary. These multiples, which are above the general market median, demonstrate our senior executives' commitment to D&B and their personal financial stake in the Company.

        Shares counted toward satisfaction of the ownership guidelines include all stock owned outright, restricted stock units, performance-based restricted stock units, units in the D&B Common Stock Fund of our 401(k) Plan, and one-half of the shares underlying vested stock options. There is no timeframe for achieving the ownership guidelines. However, all executives covered by our stock ownership guidelines are expected to retain 100% of the net shares resulting from equity-based compensation awards and shares otherwise acquired by them outright until the stock ownership guidelines are achieved. Once the stock ownership guidelines are met, covered executives must retain a sufficient number of shares to comply with the guidelines until termination of their service with the Company. Only shares in excess of the guidelines may be traded within designated open window periods in accordance with the Company's Inside Information and Securities Trading Policy.

        Each year, the C&BC reviews each of our named executive officer's status and progress towards achieving the stock ownership guidelines. The stock ownership of each of our named executive officers as of December 31, 2013 is noted below with the exception of Ms. Mathew who was no longer an executive of the Company as of October 7, 2013 and Mr. Vielehr who resigned from the Company on November 29, 2013.

Stock Ownership as a Multiple of Salary as of December 31, 2013

Name	Guideline as Multiple of Salary	Actual Ownership as Multiple of Salary
Robert P. Carrigan*	6	1.4
Richard H. Veldran	4	6.1
Emanuele A. Conti	4	6.3
Joshua L. Peirez	4	4.7
Bruce R. Sink*	4	3.4

*
The actual ownership levels for Messrs. Carrigan and Sink reflect the fact that they were hired on October 7, 2013 and October 22, 2012, respectively.

        Nonqualified Deferred Compensation. Our Key Employees' Nonqualified Deferred Compensation Plan provides our named executive officers and eligible key employees with an opportunity to defer receipt of current income into the future and/or to accumulate capital on a tax-deferred basis for a planned future event. This voluntary plan also provides our named executive officers with an effective tax planning vehicle. We offer this plan to provide a competitive and comprehensive total compensation package that is designed to attract and retain key executives. Under this plan, participants may voluntarily defer the payment of both salary and annual cash incentives. A further description of the plan is set forth below under the Nonqualified Deferred Compensation Table. In 2013, Ms. Mathew was the only named executive officer who elected to participate in the plan.

        Nonqualified Retirement Benefits. Our named executive officers (other than Messrs. Carrigan and Sink) participate in our nonqualified Executive Retirement Plan, or ERP. The plan was originally designed to provide retirement income and disability benefits necessary to attract and retain the executives of the Company, including, in particular, those executives who join the Company in the middle of their career. Effective April 4, 2011, the ERP was closed to new participants.

        Additional details on the nonqualified retirement plans can be found in the applicable section following the Pension Benefits Table.

        Change in Control Benefits. We believe that change in control benefits are an important component of our named executive officers' total compensation packages and help protect shareholder interests in the event of a change in control. These benefits enable our named executive officers to make decisions in the interest of our shareholders without concern over the impact on them personally. In addition, our change in control benefits provide an incentive for our named executive officers to continue their employment with D&B during the change in control event, because all cash benefits and equity granted after January 1, 2013 are only triggered if the named executive officer is terminated without cause or resigns for good reason in connection with a change in control.

        During 2013, our named executive officers (other than Messrs. Carrigan and Sink) were parties to legacy change in control agreements entered into prior to the Board's approval of a new change in control plan effective January 1, 2013. Messrs. Carrigan and Sink participate in our new Change in Control Plan. At its August 2013 meeting, the C&BC terminated all legacy change in control agreements effective December 31, 2013. Beginning January 1, 2014, all of our named executive officers participate in the Company's new Change in Control Plan.

        For equity granted prior to January 1, 2013, upon a change in control unvested options become immediately vested and exercisable and restrictions on restricted stock units immediately lapse (i.e., "single trigger"). Equity granted on or after January 1, 2013 is subject to a "double trigger" and will not become payable unless the executive's employment is terminated without cause or the executive resigns for good reason, within the twenty-four month period following a change in control event (including certain pre-change in control terminations that are directly related to a change in control). All cash benefits (including severance) under the new Change in Control Plan are also subject to a "double trigger."

        The legacy change in control agreements with Ms. Mathew and Mr. Vielehr provided a gross-up for any payments that are subject to excise taxes under Section 280G of the Internal Revenue Code. However, the new Change in Control Plan applicable going forward does not provide for such excise tax gross-ups.

        A detailed description of our change in control benefits is set forth in the "Overview of Change in Control, Severance and Other Arrangements" section of this proxy statement.

        Severance Benefits. We also provide our named executive officers with severance benefits if their employment is terminated as a result of a reduction in force, job elimination, unsatisfactory job performance (not constituting cause) or a mutually agreed-upon resignation, in each case not related to a change in control of D&B. Severance benefits are provided through our Career Transition Plan, in which all of our named executive officers participate. These same severance benefits are available to all employees of the Company. We believe that severance benefits are an important component of our named executive officers' total compensation package. They enable our program to remain competitive with the market for executive talent.

        A detailed description of our severance plan is set forth in the "Overview of Change in Control, Severance and Other Arrangements" section of this proxy statement.

External Benchmarking

        Market data provide a reference and framework for decisions about the base salary, target annual cash incentives, and the appropriate level of long-term incentives to be provided to each of our named executive officers. However, due to year-over-year variability and the inexact science of matching and pricing executive jobs, we believe market data should not be used as the sole criterion in determining a specific pay level. Therefore, in setting the target pay for our named executive officers, the C&BC reviews market data along with other factors, including: the scope of responsibility and accountability within the organization, prior experience, leadership competencies and individual performance.

        Market data also help ensure our other executive compensation program components are competitive with market practice and trends. Therefore, we periodically review our stock ownership guidelines, deferred compensation plan, and supplemental retirement plan, severance and change in control benefits against both our compensation comparison group as well as general industry.

        Compensation Comparison Group. Our compensation comparison group includes 24 companies in financial services, business information and technology services. In consultation with Meridian Compensation Partners, our independent compensation consultant, the C&BC selected these companies for the compensation comparison group because they:

  •
  are within our general "industry";

  •
  are broadly within our size range, using revenue (up to approximately three times D&B) and market capitalization (up to approximately four times D&B) as parameters;

  •
  have executive positions comparable to ours, requiring a similar set of leadership skills and experience; and

  •
  are representative of those with whom we compete for business and/or executive talent.

        In addition to the above, companies were included in the compensation comparison group only if executive pay data were available either through Aon Hewitt Associate's Total Compensation Management™ proprietary compensation database or through publicly available proxy information.

        For 2013, we deleted and added one company from our compensation comparison group:

Action	Company	Industry	Revenue Size		Reason
Deleted	Ceridian Corporation	Financial Services	$0.94B	*	Data no longer available.
Added	The McGraw-Hill Financial, Inc.	Financial Services	$4.45B	**	Financial intelligence company that provides credit ratings, benchmarks and analytics to capital and commodity markets worldwide.

  *
  As reported by the company at www.ceridian.com/about-us/who-we-are/facts-figures.

  **
  As reported in the company's Annual Report on Form 10-K for the fiscal year ending December 31, 2012.

        For 2013, our compensation comparison group included the following companies:

                                                                                                                                                          2013 Compensation Comparison Group

Acxiom Corporation	IHS, Inc.
Alliance Data Systems Corporation	IMS Health, Inc.
Broadridge Financial Solutions, Inc.	The McGraw-Hill Financial, Inc.
CA, Inc.	Moneygram International, Inc.
Convergys Corporation	Moody's Corporation
Deluxe Corporation	Navigant Consulting, Inc.
DST Systems, Inc.	Northern Trust Corporation
Equifax, Inc.	Paychex, Inc.
Fair Isaac Corporation	TD Ameritrade Holding Corporation
Fiserv, Inc.	Total System Services, Inc.
Global Payments, Inc.	Unisys Corporation
ICF International, Inc.	Verisk Analytics, Inc.

          Company in bold is new to our peer group in 2013.

        Our current and prior named executive officers were recruited from companies like those in our peer group. We continue to attract executive officer talent from comparable roles at companies whose size range and businesses are represented by our compensation comparison group. Based on data publicly available as of August 2013 when the C&BC reviewed and approved our peer group, companies in our 2013 compensation comparison group ranged from 0.4 to 2.8 times D&B's annual total revenue size of approximately $1.7 billion and from about 0.1 to 4.2 times D&B's market capitalization of approximately $3.6 billion. This placed D&B below the median of the peer group in terms of revenue size and near the median in terms of market capitalization. Based on these size parameters as well as the qualitative criteria cited above, the C&BC views the compensation comparison group as an appropriate group for benchmarking purposes.

        Each year our pay positioning and performance versus our compensation comparison group is reviewed by the C&BC. As noted in the "Corporate Governance" section of this proxy statement, the C&BC retained the services of Meridian to perform this review.

        In 2013 the C&BC analyzed:

  •
  Base salaries;

  •
  Target and actual annual cash incentives;

  •
  Target and actual annual total cash (i.e., base salaries plus target and actual annual cash incentives);

  •
  Long-term incentives (grant date and actual values); and

  •
  Target and actual total direct compensation (i.e., target and actual annual total cash plus grant date values of long-term incentives).

        The analyses covered both unadjusted and regression size-adjusted data (adjusted for revenue size and market capitalization) to provide a comprehensive perspective of market pay. We focus on unadjusted data because we recruit new executive talent to grow our business from financial services, business information and technology services companies regardless of size. In addition, we strongly believe that there should be a link between a company's performance and its pay levels. Therefore, the analyses included the relationship between executive officer compensation and Company performance over several years.

2013 Base Salaries

        As noted above, the base salaries provided to our named executive officers are reviewed by the C&BC annually and any adjustment to base salary is based on a number of factors and considerations. Based on the C&BC's review, two of our seven named executive officers received a base salary increase in 2013 as noted below:

		Base Salary
				Increase %
Name	Rationale	From	To		Effective
Richard H. Veldran	In consideration of progression and performance in the role of Senior Vice President and Chief Financial Officer, the C&BC increased Mr. Veldran's base salary as part of an overall change in his total compensation market position, moving him closer to the median.	$380,000	$415,000	9.2%	1/1/2013
Emanuele A. Conti	In consideration of his appointment to President—North America (our largest market) effective January 1, 2013 and in line with his performance, the C&BC increased Mr. Conti's base salary as part of an overall change in his total compensation market position to slightly above median.	$416,000	$425,000	2.2%	1/1/2013

        Ms. Mathew and Messrs. Peirez, Sink and Vielehr did not receive a base salary increase effective in 2013. Mr. Carrigan was hired on October 7, 2013.

Annual Cash Incentive Plan

        Through the annual cash incentive plan, about half of 2013 target total cash compensation was "at risk" since payment was based on performance against predetermined annual measures. Our named executive officers were designated by the C&BC as participants in our Covered Employee Incentive Plan, or CEIP, which is a shareholder approved plan.

        Maximum Incentive Opportunity. On February 26, 2013, the C&BC established a maximum annual cash incentive opportunity of eight-tenths of one percent of our 2013 earnings before taxes for our Chief Executive Officer position and five-tenths of one percent of our 2013 earnings before taxes for our other named executive officers. Consistent with prior years, the C&BC selected earnings before taxes as the appropriate measure in setting the maximum incentive opportunity since it considers profitable revenue growth over time as a key driver in creating value for our shareholders. The percentages selected for our Chief Executive Officer position and for our other named executive officers were deemed, based on historical results, to generate reasonable levels of maximum incentive opportunity given the nature and scope of our executive positions. Actual annual cash incentive payouts to our Chief Executive Officer position and our other named executive officers were less than these maximums as described below. In 2013, our earnings before taxes were $396.0 million. Therefore, the maximum annual cash incentive opportunity for our Chief Executive Officer position was $3,168,000 and for our other named executive officers the maximum was $1,908,000 per participant. The amounts determined by this formula represent the maximum value of the cash incentive that could have been paid to our named executive officers in 2013.

        The established maximum incentive opportunity payments under the CEIP are intended to comply with the performance-based compensation exemption under Section 162(m) of the Internal Revenue Code and to enhance the likelihood that any cash amount paid to our participating named executive officers under the CEIP will be fully deductible. Accordingly, the maximum incentive opportunity is conditioned upon performance requirements intended to comply with Section 162(m). However, no assurance can be given that payments under the CEIP will be fully deductible under Section 162(m).

        Incentive Payout Targets. In determining whether to award the maximum annual cash incentive generated by the pre-tax earnings formula, the C&BC also considered performance against four measures weighted as follows:

  •
  50%—Company-wide core revenue growth;

  •
  30%—Growth in diluted earnings per share before non-core gains and charges and operating income before non-core gains and charges;

  •
  10%—Customer goal (as measured by customer revenue retention, new customer acquisition sales and customer satisfaction); and

  •
  10%—Team member engagement goal (as measured by improvement in our employee engagement survey conducted by Aon Hewitt, an independent external human resources consulting firm).

        The 80% weight allocated to financial goals (growth in revenue, earnings per share, and operating income) links to our objective to provide profitable revenue growth year-over-year. Our customer and team member engagement goals, assigned a total aggregate weight of 20%, are tied to our long-term objective of increasing the level of sustained revenue growth. The allocation of these goals and weights balances our commitment to achieve strong financial results in 2013 with our commitment to deliver on our longer term growth objectives.

        The range of incentive payout for each performance goal was 0% to 200% resulting in a potential annual cash incentive payment between 0% and 200% of the target incentive for each of our named executive officers. The performance measures for 2013, as well as the principles for assessing results, were approved by the C&BC on February 26, 2013.

        Individual Performance Adjustments. Actual cash incentive payments made to each of our participating named executive officers were subject to a discretionary adjustment based on an assessment of individual performance and leadership as described above in the section entitled, "Target Annual Cash Incentive Opportunity." Such adjustments must be approved by the C&BC and may positively or negatively impact, up to 20%, the final award to our named executive officers for Company performance. In no instance, however, will such adjustments exceed the maximum annual cash incentive opportunity generated by the pre-tax earnings formula described above. The C&BC may also approve adjustments to performance goals to include or exclude the impact of non-core gains and charges or extraordinary items.

        Attainment of 2013 Performance Measures. In 2013, the C&BC used the following results to determine the level of annual incentive payout for Company performance:

Company Goal	Weight	Incentive Target	Result	Assessment
Company Core Revenue Growth (1)	50%		1%	Overall, core revenue growth was 1%, in line with guidance of 0% to 3% and within our incentive target range. North America core revenue growth was 1% versus 2012, which was in line with our 2013 plan. In our International business, core revenue growth was 2% versus 2012, which was below our 2013 plan.
				Based on these considerations, the C&BC assessed this result as 45%, consistent with the revenue growth and corresponding bonus parameters at the lower end of the incentive target range.
Diluted EPS Growth (Before Non-core Gains or Charges) / Total Operating Income (Before Non-core Gains or Charges) (2)	30%	EPS 8% to 11% Op Inc (6%) to (3%)	EPS 10% Op Inc (6%)
				EPS growth for the year was near the upper end of guidance and our incentive target range. Operating income was within our incentive target range reflecting our continued focus on tight expense controls given our top-line growth of 1% in 2013. We returned nearly $390 million of cash to shareholders in 2013, through dividends and share buybacks.
				Based on these considerations, the C&BC assessed this result as on target or 100%.
Customer Goal	10%	• Customer Revenue Retention: Up to 2 percentage points of improvement • New Customer Acquisition Sales: Up to 2% growth • Customer Satisfaction: Up to 2 points of improvement	All 3 results within incentive target

Customer Revenue Retention: Met. Global customer retention was up 2% relative to 2012.
New Customer Acquisition Sales: Met at low end of incentive target. Global new customer acquisition was flat relative to 2012, which was the low end of the incentive target.
Customer Satisfaction: Met. Our customer satisfaction score resulted in an improvement on target with our goal.
Based on these considerations, the C&BC assessed this result as below target or 80%.

Team Member Engagement	10%	Up to 7 points of improvement	8 points of improvement

				Our team members' engagement score improved by 8 points exceeding our goal of +7. Significant progress was made with all key driver categories. Participation was a best-in-class 88% per Aon Hewitt, an external human resources consulting firm who conducts the team member engagement survey for D&B and compiles results.
				Based on these considerations, the C&BC assessed this result as above target or 125%.

(1)
For 2013, our core revenue before the effect of foreign exchange grew 1%. Total revenue for 2013, in accordance with GAAP decreased 1%, and core revenue grew 1% on a GAAP basis. See Schedule I to this proxy statement for a quantitative reconciliation of total revenue to core revenue and the effect of foreign exchange on core revenue growth. See "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations: How We Manage Our Business" in our Annual Report on Form 10-K for the year ended December 31, 2013 for a discussion of why we use core revenue growth before the effects of foreign exchange and why management believes this measure provides useful information to investors.

(2)
For 2013, our diluted EPS attributable to D&B common shareholders before non-core gains and charges grew 10% and our operating income before non-core gains and charges decreased 6%. On a GAAP basis for 2013, we reported an increase in diluted EPS attributable to D&B common shareholders of 2% and an increase in operating income of 1%. See Schedules II and III to this proxy statement for a quantitative reconciliation of: (i) reported diluted EPS attributable to D&B common shareholders to diluted EPS attributable to D&B common shareholders before non-core gains and charges; and (ii) reported operating income to operating income before non-core gains and charges. See "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations: How We Manage Our Business" in our Annual Report on Form 10-K for the year ended December 31, 2013 for a discussion of why we use Diluted EPS before non-core gains and charges and operating income before non-core gains and charges and why management believes these measures provide useful information to investors.

        During the year, management updated the C&BC at four separate meetings on its quantitative and qualitative assessment of Company performance, based on the outlook at the time, and the projected level of aggregate reward for that performance. The final assessment was reviewed and approved by the C&BC at its meeting in February 2014.

        Based on the overall quantitative and qualitative assessment of Company performance as noted in the table above, the C&BC determined the final payout for 2013 Company performance to be 73% of the target annual cash incentive opportunity. As noted earlier, the payout for Company performance is combined with any positive or negative discretionary adjustments, up to 20%, for individual performance and leadership to determine the final 2013 annual cash incentive payments to our named executive officers. In consideration of Mr. Carrigan's leadership since his hire in October 2013 and the development of the Company's strategy to deliver long-term sustainable growth, the C&BC increased Mr. Carrigan's annual cash incentive award by a positive discretionary adjustment of 20%. The C&BC also approved a positive discretionary adjustment of 20% for Mr. Peirez in consideration of the role he played in leading our strategic and planning initiatives and for his leadership during the year in important operational matters. The table below summarizes the final payouts to our named executive officers.

2013 Annual Cash Incentive

		Award for Company Performance
				Final Award (as reported in "Summary Compensation Table" in "Non-equity Incentive Plan Compensation" column)
Executive Officer	Target	% of Target	Amount
Robert P. Carrigan*	$276,250	73%	$201,663	$241,995
Richard H. Veldran	$332,000	73%	$242,360	$242,360
Emanuele A. Conti	$361,250	73%	$263,713	$263,713
Joshua L. Peirez	$382,500	73%	$279,225	$335,070
Bruce R. Sink	$300,000	73%	$219,000	$219,000
Sara Mathew	$1,072,500	73%	$782,925	$782,925

*
Pro rata target equal to 25% of annual cash incentive target of $1,105,000 since Mr. Carrigan was hired on October 7, 2013.

Long-term Equity Incentives

        Effective January 1, 2013, the Company changed its annual long-term incentive program in response to feedback from shareholders and proxy advisory organizations. Overall, key changes made in 2013 included:

  •
  Separating the goals in our annual cash incentive plan (described above) from those used in our long-term equity incentive program;

  •
  Ensuring that our long-term incentive program is based on multi-year goals and performance, rather than a single year;

  •
  Increasing emphasis on relative total shareholder return as a measure of the Company's success in creating long-term value; and

  •
  Using equity vehicles that are performance-based instead of time- or service-based.

        Under our new annual long-term incentive program, equity-based compensation includes a target grant of LRSUs (50% of the total economic value) and a target grant of 3-year performance units (the remaining 50% of the total economic value). LRSUs replaced stock options as a long-term incentive vehicle and the 3-year performance units replaced our former 1-year performance-based restricted stock opportunity. Equity-based compensation continued to represent the largest component of the total compensation offered to our named executive officers.

        In determining the amounts of equity-based compensation for each named executive officer, the C&BC considered a variety of factors including: individual performance, leadership competencies, prior executive experience, the scope of responsibility and accountability within the organization and the market position for variable pay versus comparable executive data in the compensation comparison group. Overall, the economic value of the 2013 annual long-term incentive grants made to our named executive officers as a group increased 2.4% versus 2012. Messrs. Conti and Veldran received an increase in economic value of $50,000 and $85,000, respectively, in recognition of their progress and contribution in their roles in the Company and their relative pay positioning versus comparable executive positions in our peer group. The other named executive officers did not receive an increase in economic value.

        2013 Target LRSU Grant. As part of our new annual long-term incentive program, we granted target LRSUs to Messrs. Veldran, Conti, Peirez, Sink and Vielehr and to Ms. Mathew on March 1, 2013 (shown below in the "Grants of Plan Based Awards Table"). The target LRSU grants under our annual program were approved by the C&BC at its meeting on February 26, 2013. Mr. Carrigan did not participate in the 2013 annual equity program since he was hired on October 7, 2013.

        With LRSUs, the appreciation or depreciation of D&B stock over the performance period is used to adjust the target grant of LRSUs positively or negatively. The actual award, based on this performance adjustment, is in D&B stock. LRSUs align with shareholder interests similarly to stock options, but with less upside and downside volatility. Unlike stock options, if the market price for D&B common stock falls below the baseline stock price, LRSUs continue to retain some value, provided the market price is above the minimum performance level. Our LRSU grants are performance-based, but we also recognize that they support executive retention and help mitigate unnecessary or excessive risk taking.

        Each tranche of LRSUs vests 100% after the conclusion of the performance period and upon review and approval by the C&BC. The vesting schedule for the 2013 LRSU grant is as follows:

Grant Date	Tranche	Performance Period	Vesting Date	% of Tranche Vested
March 1, 2013	First one-third	1 year	3/1/2014	100%
March 1, 2013	Second one-third	2 years	3/1/2015	100%
March 1, 2013	Third one-third	3 years	3/1/2016	100%

        Actual awards at the end of each vesting period are made as follows:

Appreciation or Depreciation in D&B Stock Price	Award as a % of Target LRSU Grant
100%	200%
50%	150%
0%	100%
-25%	75%
-50%	50%
Below -50%	0%
Interpolation in between

        As noted above, actual LRSU awards for each tranche can range from 0% to 200%. The actual award for the first tranche of the 2013 LRSU grant is summarized in the table below:

							First Tranche Award (one-third)
Name	Total Economic Value of LRSUs	Total Target LRSUs	First Tranche Target LRSUs (1/3rd)	D&B Starting Stock Price	D&B Ending Stock Price	D&B Stock Price Appreciation or Depreciation	Number of Shares	Award as % of First Tranche Target LRSUs	Remaining Target LRSUs Subject to Performance
Richard H. Veldran	$262,500	3,247	1,082	$80.8508	$112.4637	39%	1,505	139%	2,165
Emanuele A. Conti	$250,000	3,092	1,030	$80.8508	$112.4637	39%	1,432	139%	2,062
Joshua L. Peirez	$400,000	4,947	1,649	$80.8508	$112.4637	39%	2,293	139%	3,298
Bruce R. Sink	$200,000	2,474	824	$80.8508	$112.4637	39%	1,146	139%	1,650

        Ms. Mathew's 2013 LRSU grant was forfeited due to her retirement effective December 31, 2013 (the LRSU grant is forfeited if the executive leaves the Company within one year of grant for any reason). Mr. Carrigan did not participate in the 2013 annual equity program since he was hired on October 7, 2013. Mr. Vielehr's 2013 LRSU grant was forfeited due to his resignation from the Company on November 29, 2013.

        2013 Target 3-Year Performance Unit Grant. In addition to the LRSU grant, the other component of our new annual long-term incentive program is a 3-year performance unit grant to six of our seven named executive officers on March 1, 2013 (also shown below in the "Grants of Plan Based Awards Table"). Mr. Carrigan did not receive a target 3-year performance unit grant under our annual program since he joined the Company in October 2013. Ms. Mathew's target 3-year performance unit grant was forfeited due to her retirement on December 31, 2013 and Mr. Vielehr's target 3-year performance unit grant was also forfeited due to his resignation from the Company on November 29, 2013.

        The initial target grant of performance units is adjusted up or down relative to results over the 3-year performance period. To determine the number of target performance units, the economic value of the target 3-year performance unit grant was divided by the D&B stock price of $80.8508 (i.e., the average fair market value of D&B's stock price over the first 30 trading days of 2013). The grant date of the target 3-year performance units was March 1, 2013 (the same as the target LRSU grant).

        The target grant of performance units was split into two equal components. The first component is tied to D&B's 3-year TSR performance relative to the S&P 500 companies. The second component is tied to D&B's 3-year revenue compound annual growth rate (CAGR). At the end of the three year performance period (January 1, 2013 to December 31, 2015), the actual award in D&B shares for the performance unit component can range in opportunity from 0% to 200% of the target grant.

        The following performance parameters will be used to determine the award for the first component tied to TSR:

2013-2015 Performance Units
Total Shareholder Return (TSR) Parameters

D&B 3-year Relative TSR Percentile Ranking vs. S&P 500	Award as % of Target Grant
80th	200%
50th	100%
30th	50%
< 30th	0%
Interpolation in between

        The actual award for the second component tied D&B's revenue CAGR will be determined based on the following performance parameters:

2013-2015 Performance Units
Revenue Compound Annual Growth Rate (CAGR)
Parameters

D&B 3-year CAGR	Award as % of Target Grant
6.0%	200%
3.0%	100%
1.0%	25%
< 1.0%	0%
Interpolation in between

        The above performance parameters for the 3-year performance units were approved by the C&BC at its meeting on February 26, 2013.

        Each component of the performance unit grant vests in two annual installments: 50% after the conclusion of the 3-year performance period and on the third anniversary of the grant date and the remaining 50% on the fourth anniversary of the grant date. Therefore, 50% of the 2013 performance unit award will vest on March 1, 2016 and the remaining 50% will vest on March 1, 2017, in each case, subject to the attainment of the applicable performance goals.

        Grant for 2012 Performance-based RSU Opportunity. On February 26, 2013, the C&BC approved grants of RSUs based on each of our named executive officer's 2012 performance-based RSU opportunity. For 2012, the performance-based RSU grant for each of our named executive officers was as follows:

		Award for Company Performance
Name	2012 Target Opportunity	% of Target Opportunity	Amount	2013 Final Earned Award	Number of Restricted Stock Units Earned & Granted
Richard H. Veldran	$220,000	47%	$103,400	$103,400	1,278
Emanuele A. Conti	$225,000	47%	$105,750	$105,750	1,307
Joshua L. Peirez	$400,000	47%	$188,000	$188,000	2,325
Sara Mathew*	$1,725,000	47%	$810,750	$810,750	10,027
Byron C. Vielehr*	$400,000	47%	$188,000	$150,400	1,860

*
Ms. Mathew's 2013 grant of 10,027 RSUs was forfeited since she retired from the Company on December 31, 2013, which was within one year of the grant date. Mr. Vielehr's 2013 grant of 1,860 RSUs was similarly forfeited since he resigned form the Company on November 29, 2013.

Messrs. Carrigan and Sink were hired in October 2013 and October 2012 respectively, and, therefore, were not eligible for the 2012 performance-based RSU opportunity.

        These awards were contingent on our 2012 performance against the same measures and performance goals that were used by the C&BC in determining payout under the 2012 annual cash incentive plan as described in our 2013 proxy statement. Since 2012 performance fell below the incentive targets set for that year, awards as a percentage of opportunity were 47% as discussed in more detail in the Compensation Discussion and Analysis of our 2013 proxy statement.

        These RSUs are subject to the following vesting schedule: 20% on the first anniversary of the grant, 30% on the second anniversary of the grant and 50% on the third anniversary of the grant. The 2013 RSU grant date was March 1, 2013. These grants are reflected in the Outstanding Equity Awards at Fiscal Year-end Table.

        Special 2013 Equity Grant. Attracting and retaining key executives is critical to the achievement of our business objectives. In recognition of that principle, the C&BC may periodically make special equity grants to executives it deems critical to the Company's current and future success. The specific features of such grants are tailored to each situation.

        In consideration of his appointment to President and CEO of the Company in October 2013, Mr. Carrigan was awarded a grant of 9,678 LRSUs with an estimated economic value of $1,000,000. This special grant is tied to 1-, 2- and 3-year D&B stock price appreciation or depreciation. The grant date was October 7, 2013, Mr. Carrigan's date of hire.

        Like the grant of LRSUs under our annual equity program described above, Mr. Carrigan's target grant of 9,678 LRSUs was split into three equivalent tranches of 3,226 target LRSUs each. These LRSUs operate in the same way as our annual LRSUs described above, with the actual LRSU award for each tranche ranging in opportunity from 0% to 200%. Each tranche of Mr. Carrigan's LRSUs vests 100% after the conclusion of the performance period and upon review and approval by the C&BC:

Grant Date	Tranche	Performance Period	Vesting Date	% of Tranche Vested
October 7, 2013	First one-third	1 year	10/7/2014	100%
October 7, 2013	Second one-third	2 years	10/7/2015	100%
October 7, 2013	Third one-third	3 years	10/7/2016	100%

        In consideration of his promotion to President, North America on January 1, 2013, the C&BC approved a special equity grant for Mr. Conti of 6,184 RSUs valued at the time at approximately $500,000. This special grant was effective March 1, 2013 and vests 50% on the third anniversary of the grant, 25% on the fourth anniversary of the grant and 25% on the fifth anniversary of the grant. Due to Mr. Conti's resignation from the Company effective March 31, 2014, this special grant will be forfeited in its entirety.

Executive Compensation Recoupment Policy

        In October 2012, the C&BC approved the Dun & Bradstreet Incentive Compensation Recoupment Policy, or ICRP. The ICRP became effective January 1, 2013. While it is common for such "clawback" policies to focus on misconduct in addition to financial restatements, in our case misconduct is already addressed by D&B's detrimental conduct program, as described below, which supplements the scope of the ICRP.

        Our ICRP covers former, current and future members of the Company's executive team and any other Section 16 officers. All of our named executive officers are covered by the ICRP. The ICRP applies to all cash and equity incentive compensation awarded or still outstanding on or after January 1, 2013.

        Under the ICRP, the C&BC may, in its sole discretion and to the extent permitted by applicable law, direct the Company to recover the excess amount of any cash or equity incentive compensation granted, awarded, vested or paid to a covered executive where:

  •
  The grant, award, vesting or payment of the incentive compensation was based, in whole or part, on the achievement of certain financial results that were subsequently the subject of a restatement of the Company's financial statements due to material noncompliance with any financial reporting requirements under the securities laws; and

  •
  The incentive compensation that would have been granted, awarded, vested or paid based upon the financial results as restated is lower than that actually granted, awarded, vested or paid.

        The C&BC, in its discretion, determines the value of the excess amount to be recovered or reduced. The C&BC may forego requiring recoupment of incentive compensation that was unconditionally received by a covered executive more than three years before the date on which the Company is required to prepare an accounting restatement.

        Recoupment of excess payments can be made either or in combination by:

  •
  Seeking repayment directly from the covered executive, including the assets of the covered executive;

  •
  Reducing the amount that is otherwise payable to the covered executive under any compensatory plan, program, or arrangement maintained by D&B, including the canceling of outstanding equity awards; and/or

  •
  Withholding future compensation that otherwise would be provided, in accordance with D&B's usually applicable compensation programs and practices.

Employment Agreements

        None of our named executive officers has an employment agreement with the Company.

Tax Deductibility

        Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1 million paid to certain officers unless certain specific and detailed criteria are satisfied. The C&BC considers the anticipated tax treatment to D&B and our named executive officers in its review and establishment of compensation programs and payments. The annual cash incentive program and the long-term equity incentives (RSUs, LRSUs and 3-year performance unit grants) as described above are intended to comply with the performance-based compensation exemption available under Section 162(m) in order to enhance the likelihood that these amounts will be fully deductible. Compensation resulting from the exercise of outstanding stock options is also intended to be deductible, without regard to Section 162(m). However, notwithstanding the C&BC's efforts, no assurance can be given that compensation will be fully deductible under Section 162(m). The C&BC has determined, and in the future may determine, to award compensation that is not deductible under Section 162(m).

REPORT OF THE COMPENSATION & BENEFITS COMMITTEE

        The C&BC has reviewed and discussed with management of D&B the CD&A section of this proxy statement. Based on our review and discussions, we recommended to the Board, and the Board has approved, that the CD&A be included in this proxy statement for the year ended December 31, 2013 for filing with the Securities and Exchange Commission.

Compensation & Benefits Committee

John W. Alden, Chairman
Christopher J. Coughlin
Paul R. Garcia
Sandra E. Peterson

February 25, 2014

SUMMARY COMPENSATION TABLE

        The following table sets forth the compensation earned by or paid to each individual serving as our Chief Executive Officer during any part of 2013, our Chief Financial Officer, each of our other three most highly compensated executive officers and one other individual, for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer as of December 31, 2013, by the Company and our subsidiaries with respect to the fiscal year ended December 31, 2013. All of these individuals are collectively referred to as our named executive officers.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)(4)	Option Awards ($)(5)	Non-equity Incentive Plan Compensation ($)(1)(6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(7)	All Other Compensation ($)(8)(9)(10)	Total ($)
Robert P. Carrigan (11)	2013	199,946	0	1,052,430	0	241,995	0	14,430	1,508,801
President and Chief Executive
Officer ("Principal Executive Officer")
Richard H. Veldran	2013	415,000	0	539,869	0	242,360	0	25,904	1,223,133
Senior Vice President and Chief Financial	2012	380,000	0	737,500	175,996	133,950	753,938	28,185	2,209,569
Officer ("Principal Financial Officer")	2011	361,250	0	175,000	127,587	213,670	586,618	22,178	1,486,303
Emanuele A. Conti	2013	425,000	0	1,011,249	0	263,713	0	34,127	1,734,089
President, North America	2012	416,000	0	225,000	180,509	156,416	797,859	44,625	1,820,409
	2011	400,000	0	212,500	155,042	243,000	712,343	435,954	2,158,839
Joshua L. Peirez	2013	450,000	0	822,735	0	335,070	129,583	30,081	1,767,469
President, Global Product, Marketing	2012	450,000	0	400,000	320,403	179,775	388,035	40,994	1,779,207
and Innovation	2011	450,000	0	375,000	274,553	291,600	249,885	40,262	1,681,300
Bruce R. Sink (12)	2013	400,000	150,000	411,409	0	219,000	0	27,354	1,207,763
Senior Vice President	2012	590,035	0	488,875	0	0	0	21,714	1,100,624
and Chief Information Officer
Sara Mathew (13)	2013	825,000	0	3,548,028	0	782,925	0	65,503	5,221,456
Former Chairman and Chief	2012	825,000	0	1,725,000	1,383,901	504,075	855,476	66,657	5,360,109
Executive Officer	2011	800,000	0	1,725,000	1,262,946	842,400	1,988,073	48,503	6,666,922
Byron C. Vielehr (14)	2013	413,487	0	822,735	0	0	0	17,479	1,253,701
Former President, International &	2012	440,000	0	400,000	320,403	148,896	868,716	50,738	2,228,753
Global Operations	2011	425,000	0	375,000	274,553	292,613	928,696	137,733	2,433,595

(1)
The amounts shown have not been reduced by any deferrals that our named executive officers may have made under qualified or nonqualified deferred compensation plans offered by D&B.

(2)
Mr. Sink received a sign-on bonus when hired in October 2012, that was payable in January 2013.

(3)
The equity awards are described in the CD&A and are included in the table below named "Grants of Plan-Based Awards in Fiscal Year 2013." The value shown represents the aggregate grant date fair value of each year's awards, as calculated in accordance with GAAP based on the probable outcomes of the performance conditions judged at the time of grant, without regard to our forfeiture assumptions. If the maximum performance were attained, the grant date fair value of the awards would be as follows: Mr. Carrigan = $1,052,430, Mr. Veldran = $670,326, Mr. Conti = $1,135,516, Mr. Peirez = $1,021,595, Mr. Sink = $510,839, Ms. Mathew = $4,405,522 and Mr. Vielehr = $1,021,595. In determining these amounts for maximum performance, only the grant date fair value for the Revenue CAGR component of the 3-year performance units is subject to increase (in this case doubling). The grant date fair values of the other equity grants are fixed regardless of future performance. For more information on how we value stock-based awards (including assumptions made in such valuation), refer to "Note 11. Employee Stock Plans" in the "Notes to Consolidated Financial Statements" in our Annual Report on Form 10-K for the fiscal year ending December 31, 2013. These assumptions may or may not be fulfilled. The amounts shown cannot be considered predictions of future value.

(4)
For Mr. Conti, the stock award value shown also includes the grant date fair value of a special award as calculated in accordance with GAAP, without regard to our forfeiture assumptions. The value for RSUs granted on March 1, 2013 to Mr. Conti is $497,070. For more information on how we value stock-based awards (including assumptions made in such valuation), refer to "Note 11. Employee Stock Plans" in the "Notes to Consolidated Financial Statements" in our Annual

  Report on Form 10-K for the fiscal year ending December 31, 2013. Mr. Conti resigned from the Company effective March 31, 2014.

(5)
No stock options were granted in 2013.

(6)
The amounts shown represent non-equity incentive plan payments received by our named executive officers pursuant to our CEIP during the applicable year. For 2013, these cash awards were earned in the 2013 performance year and paid on March 14, 2014. The award for company performance was 73% of the target annual cash incentive opportunity; amounts shown represent the final award reflecting any adjustments for individual performance.

(7)
Amounts represent the aggregate change in the actuarial value of our named executive officers' qualified and nonqualified defined benefit plans accrued during the applicable year. These plans include the D&B Retirement Account Plan, the Pension Benefit Equalization Plan, and the Executive Retirement Plan. The actuarial values for the following named executive officers decreased in 2013 primarily as a result of the increase in the interest rates used to value these benefits: Mr. Veldran ($51,839), Mr. Conti ($52,610), Ms. Mathew ($1,061,514) and Mr. Vielehr ($505,811). Since these values are negative, the table indicates zero. Messrs. Carrigan and Sink are not eligible to participate since they joined the organization after all the plans were closed to new participants. No executive received above market or preferential earnings on nonqualified deferred compensation plan benefits.

(8)
The amounts shown include our aggregate annual contributions for the account of each named executive officer under our tax qualified defined contribution plan, the D&B 401(k) Plan. Mr. Carrigan did not participate in the D&B 401(k) Plan in 2013.

(9)
The terms of the RSUs granted to our named executive officers provide for the accrual of dividend equivalents based on the same rate established from time to time for our common stock, settled in shares at the time of payment of the corresponding RSUs. Amounts shown include accrued dividend equivalents on RSU grants. Dividends are not accrued for LRSUs and performance unit grants made under the new long-term incentive program discussed in our CD&A.

(10)
We do not offer any perquisites or other personal benefits to our named executive officers in excess of those offered to all employees.

(11)
The 2013 salary for Mr. Carrigan represents the amount earned from his date of employment on October 7, 2013. Mr. Carrigan received a new hire grant of LRSUs. Included in All Other Compensation is $8,511 for attorney review of Mr. Carrigan's offer materials and $5,919 for associated tax assistance.

(12)
Mr. Sink was not an employee of D&B in 2011. Mr. Sink's 2012 compensation also included net compensation related to work performed as an independent consultant with D&B prior to his hire on October 22, 2012.

(13)
Ms. Mathew stepped down as Chairman and CEO effective October 7, 2013, and was no longer an executive officer of the Company. Ms. Mathew continued to provide leadership support to facilitate a smooth transition through her retirement at year-end 2013. The long-term equity incentive plan awards for Ms. Mathew were forfeited upon her retirement from the Company since her termination was prior to the first anniversary of the grant date. In recognition of her retirement, included in the All Other Compensation for Ms. Mathew is a $10,000 charitable donation made to the charity of her choice.

(14)
With his resignation from the Company effective November 29, 2013, Mr. Vielehr was no longer an executive officer of the Company. The 2013 salary for Mr. Vielehr represents the amount earned from January 1, 2013 through November 29, 2013. The long-term equity incentive plan awards for Mr. Vielehr were forfeited upon his termination of employment from the Company since his termination was prior to the first anniversary of the grant date. Mr. Vielehr was not eligible for a non-equity incentive plan payment for 2013.

        In connection with the Summary Compensation Table, the following chart indicates the proportion of base salary, non-equity incentive plan compensation, and stock awards for 2013 for each of our named executive officers separately as a percentage of their respective total compensation. The following table is intended to supplement and not replace the Summary Compensation Table:

Salary, Non-equity Incentive Plan Compensation, and Stock and Option Awards as a Percent of
Total Compensation (excluded from the amounts and percentages below, but included in total compensation, are the values in the Bonus, Change in Pension Value and
Nonqualified Deferred Compensation Earnings and All Other Compensation columns)

	Salary		Non-equity Incentive Plan Compensation		Stock & Option Awards		Total Compensation
Name	$	%	$	%	$	%	$	%
Robert P. Carrigan	199,946	13.3%	241,995	16.0%	1,052,430	69.8%	1,508,801	100%
Richard H. Veldran	415,000	33.9%	242,360	19.8%	539,869	44.1%	1,223,133	100%
Emanuele A. Conti	425,000	24.5%	263,713	15.2%	1,011,249	58.3%	1,734,089	100%
Joshua L. Peirez	450,000	25.5%	335,070	19.0%	822,735	46.5%	1,767,469	100%
Bruce R. Sink	400,000	33.1%	219,000	18.1%	411,409	34.1%	1,207,763	100%
Sara Mathew	825,000	15.8%	782,925	15.0%	3,548,028	68.0%	5,221,456	100%
Byron C. Vielehr	413,487	33.0%	0	0.0%	822,735	65.6%	1,253,701	100%

GRANTS OF PLAN-BASED AWARDS TABLE

        The following table sets forth a summary of all grants of plan-based awards made to our named executive officers during the fiscal year ended December 31, 2013:

			Estimated Future Possible Payouts Under Non-equity Incentive Plan Awards (2)		Estimated Future Possible Payouts Under Equity Incentive Plan Awards (3)		All Other Stock Awards: Number of Shares of Stock or Units (#) (4)
								Grant Date Fair Value of Stock and Option Awards $ (5)(6)
Name	Grant Date (1)	Committee Approval Date (1)	Target ($)	Maximum ($)	Target (#)	Maximum (#)
Robert P. Carrigan (7)		9/5/2013	276,250	552,500
	10/07/2013	9/5/2013			9,678	19,356		1,052,430	(10)
Richard H. Veldran		2/26/2013	332,000	664,000
	3/01/2013	2/26/2013			3,247	6,494		268,875	(10)
	3/01/2013	2/26/2013			1,623	3,246		130,457	(11)
	3/01/2013	2/26/2013			1,623	3,246		140,537	(12)
Emanuele A. Conti		2/26/2013	361,250	722,500
	3/01/2013	2/26/2013			3,092	6,184		256,041	(10)
	3/01/2013	2/26/2013			1,546	3,092		124,267	(11)
	3/01/2013	2/26/2013			1,546	3,092		133,871	(12)
	3/01/2013	2/26/2013					6,184	497,070
Joshua L. Peirez		2/26/2013	382,500	765,000
	3/01/2013	2/26/2013			4,947	9,894		409,647	(10)
	3/01/2013	2/26/2013			2,474	4,948		198,860	(11)
	3/01/2013	2/26/2013			2,474	4,948		214,228	(12)
Bruce R. Sink		2/26/2013	300,000	600,000
	3/01/2013	2/26/2013			2,474	4,948		204,866	(10)
	3/01/2013	2/26/2013			1,237	2,474		99,430	(11)
	3/01/2013	2/26/2013			1,237	2,474		107,113	(12)
Sara Mathew (8)		2/26/2013	1,072,500	2,145,000
	3/01/2013	2/26/2013			21,336	42,672		1,766,775	(10)
	3/01/2013	2/26/2013			10,668	21,336		857,494	(11)
	3/01/2013	2/26/2013			10,668	21,336		923,759	(12)
Byron C. Vielehr (8)(9)		2/26/2013	396,000	792,000
	3/01/2013	2/26/2013			4,947	9,894		409,647	(10)
	3/01/2013	2/26/2013			2,474	4,948		198,860	(11)
	3/01/2013	2/26/2013			2,474	4,948		214,228	(12)

(1)
The annual grant process for our new long-term incentive program is discussed in our CD&A.

(2)
The amounts shown represent the target and maximum non-equity incentive opportunities for each of our named executive officers under our CEIP. A detailed description of this plan is set forth in our CD&A.

(3)
As described in our CD&A, on March 1, 2013, our named executive officers received LRSUs and performance units as part of our long-term incentive program. The 2013 target units will be adjusted at the end of each performance period based on the performance relative to each parameter. The actual number of units earned for the first tranche of the annual LRSU grant is noted in our CD&A.

  If any of our named executive officer's employment with D&B terminates for any reason prior to the first anniversary of the grant date or for any reason (other than death, disability or retirement) on or after the first anniversary of the grant date, our named executive officer forfeits all rights to and interests in the unvested LRSUs and/or performance units. If the named executive officer's employment with D&B terminates on or after the one-year anniversary of the grant date due to death or disability, any unvested LRSUs and/or performance units shall become vested. If the named executive officer's employment with D&B terminates on or after the one-year anniversary of the grant date due to retirement, a pro rata portion of the actual number of LRSUs and/or performance units shall become vested based on attainment of the performance parameters corresponding to each performance period.

(4)
The RSUs granted to Mr. Conti (March 1, 2013) were related to his appointment as President, North America. If Mr. Conti had not resigned from the Company effective March 31, 2014, this grant would have vested 50% on the third anniversary of the date of grant, 25% on the fourth anniversary of the date of grant and 25% on the fifth anniversary of the date of grant.

  If our named executive officer's employment with D&B terminates for any reason prior to the first anniversary of the grant date or for any reason (other than death, disability or retirement) on or after the first anniversary of the grant date, our named executive officer forfeits all rights to and interests in the unvested RSUs. If any of our named executive officers is terminated due to retirement, death or disability on or after the first anniversary of the grant date, any unvested RSUs become fully vested as of the termination date.

(5)
No stock options were granted in 2013.

(6)
Amounts shown represent the grant date fair value, as calculated in accordance with GAAP, without regard to our forfeiture assumptions. For the grants that are subject to the satisfaction of a relative market condition, described in footnotes 10 and 12 below, the grant date fair value of these awards reflects the probability that the market condition may be met as calculated by an independent third-party consulting organization. For the awards which are subject to internal performance-based measures, described in footnote 11 below, the amounts shown reflect estimates of the probable outcomes of the performance conditions judged as of the time of grant. The RSU grant described in footnote 4 was subject to service-based vesting.

  For more information on how we value stock-based awards (including assumptions made in such valuation), refer to "Note 11. Employee Stock Plans" in the "Notes to Consolidated Financial Statements" in our Annual Report on Form 10-K for the fiscal year ending December 31, 2013. These assumptions may or may not be fulfilled. The amounts shown cannot be considered predictions of future value.

(7)
The incentive target for Mr. Carrigan reflects a pro rata target for the year based on his October 7, 2013 hire date. The new hire LRSUs granted to Mr. Carrigan have the same terms and conditions as the annual program, but the performance period commenced on October 7, 2013.

(8)
The equity incentive plan awards for Ms. Mathew and Mr. Vielehr were forfeited upon their termination of employment from the Company since their terminations were prior to the first anniversary of the grant date.

(9)
Mr. Vielehr forfeited his non-equity incentive plan award due to his resignation from the Company on November 29, 2013.

(10)
The market condition for the LRSU grant, which is D&B common stock price appreciation or depreciation over the applicable performance period, is described in the CD&A. The grant date fair value of this award will not change based on actual results.

(11)
The internal performance-based criteria tied to the Revenue CAGR component of the 3-year performance units is described in the CD&A. If the maximum performance were obtained for this award, the grant date fair value would be equal to two times the amount shown.

(12)
The relative market condition for the TSR component of the 3-year performance units is described in the CD&A. The grant date fair value of this award will not change based on actual results.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

        The following table sets forth a summary of all outstanding equity awards held by each of our named executive officers as of December 31, 2013:

		Option Awards				Stock Awards
Name	Grant Date	Equity-Incentive Plan Awards Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Equity-Incentive Plan Awards Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity-Incentive Plan Awards Option Exercise Price ($)	Equity-Incentive Plan Awards Option Expiration Date	Equity-Incentive Plan Awards Number of Shares or Units of Stock That Have Not Vested (#) (2)	Equity-Incentive Plan Awards Market Value of Shares or Units of Stock That Have Not Vested ($)
Robert P. Carrigan	10/07/2013					9,678
							1,187,975
Richard H. Veldran	2/11/2010		1,900	70.5400	2/11/2020
	3/01/2011	3,950	3,950	80.4500	3/01/2021
	3/01/2012	2,925	8,775	82.8000	3/01/2022
	3/01/2011					986
	3/01/2012					6,250
	3/01/2012					1,419
	3/01/2013					1,278
	3/01/2013					3,247
	3/01/2013					1,623
	3/01/2013					1,623
							2,016,292
Emanuele A. Conti	2/11/2010	0	1,625	70.5400	2/11/2020
	3/01/2011	0	4,800	80.4500	3/01/2021
	3/01/2012	0	9,000	82.8000	3/01/2022
	12/15/2010					3,290
	3/01/2011					845
	3/01/2012					1,722
	3/01/2013					1,307
	3/01/2013					6,184
	3/01/2013					3,092
	3/01/2013					1,546
	3/01/2013					1,546
							2,397,553
Joshua L. Peirez	9/13/2010	0	4,100	68.7800	9/13/2020
	3/01/2011	0	8,500	80.4500	3/01/2021
	3/01/2012	0	15,975	82.8000	3/01/2022
	3/01/2011					2,112
	3/01/2012					3,040
	3/01/2013					2,325
	3/01/2013					4,947
	3/01/2013					2,474
	3/01/2013					2,474
							2,132,413
Bruce R. Sink	11/01/2012					6,090
	3/01/2013					2,474
	3/01/2013					1,237
	3/01/2013					1,237
							1,354,915
Sara Mathew (3)	2/25/2005	43,000	0	60.5350	2/25/2015
	2/09/2006	35,100	0	71.2750	2/09/2016
	2/08/2007	33,200	0	88.0400	2/08/2017
	3/01/2007	50,000	0	88.3300	3/01/2017
	2/06/2008	44,700	0	88.3650	2/06/2018
	2/04/2009	50,000	0	79.5800	2/04/2019
	2/11/2010	52,350	17,450	70.5400	2/11/2020
	3/01/2011	39,100	39,100	80.4500	3/01/2021
	3/01/2012	23,000	69,000	82.8000	3/01/2022

        Pursuant to the terms of our 2000 and 2009 Stock Incentive Plans, upon his resignation from the Company on November 29, 2013, Mr. Vielehr forfeited all rights and interests to and interests in his unvested restricted stock units, LRSUs, performance units and stock options.

(1)
Stock options granted to our named executive officers become exercisable in four equal annual installments commencing on the first anniversary of the date of grant. If employment terminates for any reason other than death, disability or retirement, any exercisable option may only be exercised during the 30-day period following the date of termination under the 2000 Stock Incentive Plan (awards granted before May 5, 2009) or 90-day period under our 2009 Stock Incentive Plan (awards granted on or after May 5, 2009). If employment is terminated for death or disability on or after the first anniversary of the date of grant, the option will immediately vest in full and may thereafter be exercised during the lesser of five years following the date of termination or the original expiration date. If our named executive officer retires on or after the first anniversary of the date of grant, unvested stock options will continue to vest and unexercised vested options may be exercised during the lesser of the remaining term of the options or five years after the date of termination.

(2)
March 1, 2013 grants of LRSUs and performance units made to our named executive officers as part of our annual equity plan are described in our CD&A. The 2013 target units will be adjusted at the end of each performance period based on the performance relative to each measure. The Leveraged RSUs vest over 3 years, performance units vest 50% at the end of the 3-year performance period and 50% one year after the end of the performance period.

  The new hire grant of LRSUs Mr. Carrigan received has the same terms and conditions as the LRSUs in the long-term incentive program, but the performance period commenced on October 7, 2013.

  For our LRSUs and performance units, if any of our named executive officer's employment with D&B terminates for any reason prior to the first anniversary of the grant date or for any reason (other than death, disability or retirement) on or after the first anniversary of the grant date, our named executive officer forfeits all rights to and interests in the unvested LRSUs and/or performance units. If the named executive officer's employment with D&B terminates on or after the one-year anniversary of the grant date due to death or disability, any unvested LRSUs and/or performance units shall become vested. If the named executive officer's employment with D&B terminates on or after the one-year anniversary of the grant date due to retirement, a pro rata portion of the actual number of LRSUs and/or performance units vest based on attainment of the performance parameters corresponding to each performance period.

  Grants of RSUs generally vest 20% on the first anniversary of the grant date, 30% on the second anniversary of the grant date, and the remaining 50% on the third anniversary of the grant date. The grants to Messrs. Veldran (March 1, 2012 grant of 6,250 RSUs), and Conti (December 15, 2010 grant of 6,580 RSUs and March 1, 2013 grant of 6,184 RSUs) vest 50% on the third anniversary of the date of grant, 25% on the fourth anniversary of the date of grant and 25% on the fifth anniversary of the date of grant. The grant to Mr. Sink (November 1, 2012 grant of 6,090 RSUs) will vest 100% on the third anniversary of the date of grant. As a result of Mr. Conti's resignation effective March 31, 2014, any awards vesting after such date shall be forfeited.

  If any of our named executive officer's employment with D&B terminates for any reason prior to the first anniversary of the grant date or for any reason (other than death, disability or retirement) on or after the first anniversary of the grant date, our named executive officer forfeits all rights to and interests in the unvested RSUs. If any of our named executive officers is terminated due to retirement, death or disability on or after the first anniversary of the grant date, any unvested RSUs become fully vested as of the termination date.

(3)
Pursuant to the terms of our 2009 Stock Incentive Plan, upon her December 31, 2013 retirement, Ms. Mathew forfeited all rights and interest to and interests in any grant held less than one year. Unvested stock options held on or after the first anniversary of the date of grant, will continue to vest and unexercised vested options may be exercised during the lesser of the remaining term of the options or five years after the date of retirement. Unvested Restricted Stock Units held on or after the first anniversary of the date of grant, became fully vested as of the retirement date.

OPTION EXERCISES AND STOCK VESTED TABLE

        The following table sets forth the number of shares acquired and the value realized by our named executive officers upon the exercise of stock options and the vesting of RSU awards during the fiscal year ended December 31, 2013:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (1)
Robert P. Carrigan	0	0	0	0
Richard H. Veldran	41,800	1,386,217	1,776	142,763
Emanuele A. Conti	32,775	920,874	5,205	542,980
Joshua L. Peirez	26,125	855,082	9,677	961,129
Bruce R. Sink	0	0	0	0
Sara Mathew	54,300	3,418,185	37,667	4,038,187
Byron C. Vielehr	137,725	3,468,964	11,829	1,159,872

(1)
The terms of the RSUs granted to our named executive officers provide for the accrual of dividend equivalents based on the same rate established from time to time for our common stock, settled in shares at the time the restrictions lapse on the corresponding RSUs. Amounts shown include the accrued dividend equivalents on RSU grants.

PENSION BENEFITS TABLE

        The following table sets forth a summary of the benefits accrued for each named executive officer under our defined benefit pension plans as of December 31, 2013:

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Robert P. Carrigan	Executive Retirement Plan*	0.0	0	0
	Pension Benefit Equalization Plan*	0.0	0	0
	Retirement Account*	0.0	0	0
Richard H. Veldran	Executive Retirement Plan	10.0	2,207,903	0
	Pension Benefit Equalization Plan	2.8	18,501	0
	Retirement Account	2.8	41,410	0
Emanuele A. Conti	Executive Retirement Plan	10.0	2,448,993	0
	Pension Benefit Equalization Plan	3.0	22,960	0
	Retirement Account	3.0	45,629	0
Joshua L. Peirez	Executive Retirement Plan	3.3	767,503	0
	Pension Benefit Equalization Plan*	0.0	0	0
	Retirement Account*	0.0	0	0
Bruce R. Sink	Executive Retirement Plan*	0.0	0	0
	Pension Benefit Equalization Plan*	0.0	0	0
	Retirement Account*	0.0	0	0
Sara Mathew	Executive Retirement Plan	10.0	7,309,194	0
	Pension Benefit Equalization Plan	4.8	279,930	0
	Retirement Account	4.8	101,616	0
Byron C. Vielehr	Executive Retirement Plan	8.4	2,679,667	0
	Pension Benefit Equalization Plan	0.9	18,176	0
	Retirement Account	0.9	21,505	0

*
Not eligible to participate in the plan since the plan was frozen prior to employment with the Company.

        Our pension plans for executives are as follows:

  •
  A nonqualified benefit plan, referred to as the Executive Retirement Plan (ERP);

  •
  A nonqualified excess benefit plan, referred to as the Pension Benefit Equalization Plan (PBEP); and

  •
  A tax qualified cash balance pension plan, referred to as the Retirement Account.

        All of the above plans were either frozen or closed to new participants between July 2007 and January 2011 as described below in the summary for each plan.

        Under the Retirement Account and PBEP, years of credited service are counted starting one year after date of hire. Under the ERP, years of credited service are counted starting on the date of hire to ensure that each of our named executive officers can attain a competitive retirement benefit at retirement. The following actuarial assumptions were used in the calculation of the benefits in the Pension Benefits Table:

  •
  The "Present Value of Accumulated Benefit" column reflects the value of the accrued pension benefit payable at normal retirement under each plan in which the executive participates as of December 31, 2013;

  •
  "Normal retirement" is defined as age 65 in the Retirement Account and PBEP. The ERP does not define "normal retirement" so the values reflect payment at the first age at which unreduced benefits are payable from the plan (generally, age 55);

  •
  The interest rate as of December 31, 2013 was 4.4% and the mortality is based on the RP2000 Healthy Annuitant table projected to 2021 mortality; and

  •
  Present values at assumed retirement ages are discounted to each individual's current age using an interest only discount with no mortality.

        Normal forms of payment have been reflected for each plan unless our named executive officer has elected a lump sum in either the PBEP or ERP. Mr. Vielehr has a lump sum election in effect for both the PBEP and ERP. The interest rates used to value the lump sum at the assumed retirement date are the December 2013 Code Section 417(e) segment rates and the mortality assumption is the Code Section 417(e) mortality table for 2014 per each plan's provisions.

        Retirement Account. The Retirement Account was frozen for all of our employees effective July 1, 2007 and the plan was closed to new participants on that date. The accrued benefits in the Retirement Account for all non-vested participants active as of June 30, 2007 became 100% vested on that date. As a result of the freeze, no additional benefits have accrued under the Retirement Account after June 30, 2007, although existing balances will continue to accrue interest.

        The Retirement Account's normal retirement age is 65. Upon termination of employment, a vested participant can elect to receive immediately 50% of his or her benefit as a lump sum or annuity, with the residual 50% being paid at age 55 or later. In addition, if a participant meets the requirements for an Early or Normal Retirement, the participant can elect to receive 50% of his or her benefit as a lump sum and the remainder as an annuity or his or her entire benefit as an annuity. The single life annuity option provides the highest monthly dollar amount under the Retirement Account. A participant can elect other annuity options that provide lower monthly dollar amounts because they are reduced to provide participants with an actuarial equivalent value and a survivor benefit.

        Pension Benefit Equalization Plan. Effective July 1, 2007, the PBEP was also frozen for all of our employees and the plan was closed to new participants. As a result of the freeze, no additional benefits have accrued under this plan after June 30, 2007, although existing balances will continue to accrue interest.

        Executive Retirement Plan. The ERP was previously offered to our key management employees designated by our Chief Executive Officer who are responsible for the management, growth or protection of our business. Effective April 4, 2011, the plan was closed to new participants. The C&BC made this decision after a review of market practice and in consideration of trends in good governance. Current participants will continue to accrue a benefit in accordance with plan rules. The ERP provides a target annual benefit equal to 4% of a participant's average final compensation (salary plus actual cash incentive) for each of the first 10 years of service to a maximum benefit percentage of 40% of the participant's average final compensation. This benefit is reduced by 15% for vested participants who leave prior to age 55 or who were age 50 or over as of July 1, 2007. Average final compensation is equal to the participant's highest consecutive 60 months of compensation out of his or her last 120 months. A participant is 100% vested in the applicable benefit upon completion of five years of participation in the plan.

        The target annual benefit payment from the ERP is offset by any pension benefits earned in the Retirement Account, PBEP or any other pension plan sponsored by D&B or one of its affiliates and the participant's estimated Social Security retirement benefit. Compensation used in determining the ERP benefit includes base salary, cash bonus payments, commissions and lump sum payments in lieu of merit increases. The normal form of benefit payment under the ERP is a Straight Life Annuity for single participants and a fully subsidized joint and 50% survivor annuity for married participants. However, participants have the option to elect to receive a portion of their benefit as a lump sum payment (subject to Code Section 409A). The lump sum election is only valid if the participant remains employed by D&B for 12 consecutive calendar months following the date of his or her election.

        The interest rates used to value the lump sum at the assumed retirement date are the December 2013 Code Section 417(e) segment rates and the mortality assumption is the Code Section 417(e) mortality table for 2014. Benefit payments under the ERP begin on the later of attainment of age 55 or the first of the month following the date a participant retires. If a participant dies while actively employed, his or her spouse is entitled to receive 50% of the benefit that otherwise would have been payable to the participant at age 55. If a participant dies while receiving benefit payments, the surviving spouse receives a benefit equal to 50% of what the participant was receiving. In the event a participant becomes totally and permanently disabled, he or she will receive annual disability payments equal to 60% of his or her compensation offset by any other disability income the participant is receiving.

NONQUALIFIED DEFERRED COMPENSATION TABLE

        The following table sets forth a summary of the nonqualified deferred compensation benefits of each named executive officer as of December 31, 2013:

Name	Plan Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($) (2)	Aggregate Withdrawals/ Distrbutions in Last FY ($)	Aggregate Balance at Last FY ($) (3)
Robert P. Carrigan	Key Employees' Nonqualified Deferred Compensation Plan	0	$0	0	0	0
Richard H. Veldran	Key Employees' Nonqualified Deferred Compensation Plan	0	$0	79,373	0	402,929
Emanuele A. Conti	Key Employees' Nonqualified Deferred Compensation Plan	0	$0	54,792	0	336,197
Joshua L. Peirez	Key Employees' Nonqualified Deferred Compensation Plan	0	$0	0	0	0
Bruce R. Sink	Key Employees' Nonqualified Deferred Compensation Plan	0	$0	0	0	0
Sara Mathew	Key Employees' Nonqualified Deferred Compensation Plan	803,963	$0	131,525	0	6,588,164
Byron C. Vielehr	Key Employees' Nonqualified Deferred Compensation Plan	0	$0	0	0	0

(1)
Amounts in the Salary and Non-Equity Incentive Plan Compensation columns of the Summary Compensation Table above have not been reduced by any deferrals our named executive officers have made under The Dun & Bradstreet Corporation Key Employees' Nonqualified Deferred Compensation Plan, or NQDCP.

(2)
These amounts are not disclosed in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table as no named executive officer received above-market or preferential earnings on their account balances under the NQDCP.

(3)
These amounts have been disclosed in the Summary Compensation Table in prior years in the same manner as described in footnotes (1) and (2) above.

        Key Employees' Nonqualified Deferred Compensation Plan. The Key Employees' Nonqualified Deferred Compensation Plan, or NQDCP, is a voluntary, unfunded plan which allows participants to defer, in 5% increments, up to 75% of their base salary and 100% of their annual cash incentive payments. Participants may elect to enroll in the NQDCP each calendar year, but once their deferral elections are made they are irrevocable for the covered year. Participants can elect to make deemed investments of their deferrals in the same investment funds that are offered in our 401(k) Plan, including the D&B stock fund. Participants can elect to transfer their balances among other funds on a daily basis subject to our Inside Information and Securities Trading Policy. All amounts deferred by our named executive officers in prior years have been reported in the Nonqualified Deferred Compensation Table in our previously filed proxy statements in the year earned, provided the individual was a named executive officer for that year for purposes of the SEC's executive compensation disclosure.

        The automatic time and form of payment under the NQDCP is a lump sum upon employment termination (subject to the six-month delay following termination required by Code Section 409A if the participant is a "specified employee" for purposes of Code Section 409A). However, at the time the participant makes a deferral election, the participant may elect to receive payment at the earlier of a specified time period following deferral (the deferral must be for a minimum of three years) or upon termination of employment and to receive any distribution made upon termination in the form of five annual installments or ten annual installments instead of a lump sum. A participant may change the time and form of payment applicable to his NQDCP benefits in accordance with the rules of Code Section 409A. In addition, lump sum payments are made in the event of a participant's death or disability and upon a change in control (within the meaning of Code Section 409A) of D&B.

        The deemed investment earnings received by participants under the NQDCP in 2013 are based on the performance of the investment funds designated by participants for the deemed investment of their NQDCP accounts. The 2013 annual returns for the available investment funds are noted in the following table:

Investment Fund Option	2013 Annual Return
BlackRock Balanced Index	17.78%
BlackRock International Equity Index	22.02%
BlackRock Mid and Small Cap Index	38.14%
BlackRock S&P 500 Index	32.42%
BlackRock Small Cap Growth	45.32%
Fidelity Blue Chip Growth	40.03%
Fidelity Diversified International	25.34%
Fidelity Equity Income	27.85%
Fidelity Low Price Stock	34.45%
Munder Mid Cap Core Growth	33.71%
Northern Small Cap Value	36.44%
Perkins Mid Cap Value	26.09%
PIMCO Total Return	-1.92%
Stable Value Fund	2.11%
D&B Stock Fund	57.53%
BlackRock LifePath Retirement	6.60%
BlackRock LifePath 2015	7.76%
BlackRock LifePath 2020	10.39%
BlackRock LifePath 2025	12.77%
BlackRock LifePath 2030	14.58%
BlackRock LifePath 2035	16.47%
BlackRock LifePath 2040	18.09%
BlackRock LifePath 2045	19.76%
BlackRock LifePath 2050	21.11%

OVERVIEW OF CHANGE IN CONTROL,
SEVERANCE AND OTHER ARRANGEMENTS

Change in Control

        During 2013, the change in control benefits of our named executive officers were provided either (i) through existing change in control agreements entered into between 2008 and 2011 (and described in our 2013 proxy statement) or (ii) through our new Change in Control Plan (CICP) effective January 1, 2013 and applied prospectively to new executive officers of the Company.

        At its meeting on August 6, 2013, the C&BC authorized the termination of, effective December 31, 2013, all outstanding change in control agreements that existed outside of the CICP and transitioned all applicable executives to the CICP effective January 1, 2014. Certain named executive officer's change in control benefits were impacted by this decision including Messrs. Veldran, Peirez and Conti. Ms. Mathew and Mr. Vielehr would also have been impacted by this change had they continued as executive officers in the Company on January 1, 2014. Messrs. Carrigan and Sink were already designated as participants in our new CICP.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        Compared to the former individual change in control agreements, the new CICP revised our change in control benefits as follows:

Comparison of New CICP and Former Change in Control (CIC) Agreements
Benefit Category	New CICP	Former Individual CIC Agreements
Plan Effective Date	January 1, 2013	2008 - 2011

Benefits Subject to "Single Trigger" (CIC) or "Double Trigger" (CIC Plus Qualifying Termination within 24 Months)	Double trigger: • Cash benefits • Equity granted on or after January 1, 2013 Single trigger: • Equity granted on or before December 31, 2012	Same

Cash Severance as Multiple of Base Salary Plus Target Cash Incentive	2 times	3 times

Settlement of Outstanding Performance-based Cash Incentives	Pro rata target award	Same

Health and Life Insurance Continuation	2 years	3 years

Outplacement Services Reimbursement	Lesser of 15% of target total cash or $50,000	Lesser of 20% of target total cash or $100,000

Executive Retirement Plan or ERP (Closed to New Participants in 2011):
• Additional 3 Years of Credited Service (Total Service Not to Exceed 10 Years)
• Inclusion of Cash Severance in Calculating Accrued Benefits	Eliminated benefit	Provided benefit

Pension Benefit Equalization Plan (PBEP) Lump-sum Payment (Plan Frozen in 2007)	Eliminated benefit	Provided benefit

Section 280G of Internal Revenue Code Excise Tax Payment and Gross-up	Eliminated benefit	Where provided, benefit paid directly to the Internal Revenue Service

        Stock Incentive Plan. For grants made on or before December 31, 2012 under our 2009 Stock Incentive Plan, in the event of a change in control and unless otherwise specified in an award agreement, unvested options become immediately vested and exercisable, restrictions on restricted stock and RSUs immediately lapse and other equity awards become payable as if targets for the current period were met at 100%. For grants made on or after January 1, 2013, equity awards will require both a change in control and qualified termination within 24 months of the change in control, or a "double trigger," before vesting.

Severance Arrangements

        Career Transition Plan. Each of our named executive officers is eligible for severance benefits under our Career Transition Plan, or CTP.

        The CTP provides for the payment of benefits if an eligible executive's employment terminates by reason of a reduction in force, job elimination, unsatisfactory performance (not constituting cause, as defined in the CTP) or a resignation for good reason (as defined in the CTP). The CTP does not apply to terminations of employment that are unilateral, that are for cause (as defined in the CTP), that occur in connection with the sale of stock or assets of the Company or an elimination or reduction of operations in connection with an outsourcing or merger (or other combination, spin-off, reorganization or other similar transaction) if an offer of employment at a comparable base salary is made to the employee by the surviving or acquiring entity, or where an offer of employment at a comparable base salary is made to the employee by D&B or one of its affiliates.

        In the event of an eligible termination, our named executive officer will be paid 40 to 52 weeks of base salary continuation at the rate in effect at the time of termination (this amount is reduced by half if the executive is terminated by D&B for unsatisfactory performance not constituting cause), payable on the dates the executive's salary would have been paid if employment had not terminated. For our named executive officers, all of whom earn base salaries in excess of $300,000, the number of weeks of base salary continuation is based on years of service with the Company at the time of termination: less than five years, 40 weeks; five years but less than ten years, 48 weeks; and ten years or more, 52 weeks.

        In addition, the executive will receive continued medical and dental insurance benefits during the applicable salary continuation period and will be entitled to such outplacement services during the salary continuation period as are being provided by D&B. Should the executive obtain employment elsewhere prior to the conclusion of the salary continuation period, the executive will receive a lump-sum payment equal to 50% of the remaining base salary continuation.

        Except in the case of a termination by D&B for unsatisfactory performance, the executive also will receive a prorated portion of the actual cash incentive for the year of termination that otherwise would have been payable to the executive under the annual cash incentive plan. To be eligible, the executive must be employed for at least six full months during the calendar year of termination.

Detrimental Conduct Program

        We maintain a detrimental conduct program which, upon receipt of an equity-based award, requires participants, including our named executive officers, to sign a detrimental conduct agreement. The agreement requires participants to return a portion of the amounts received pursuant to such award if, during their employment and for one year thereafter (two years in the case of our named executive officers), they engage in "detrimental conduct." Detrimental conduct includes working for a competitor, disclosing confidential D&B information and acting otherwise than in the interests of D&B. The detrimental conduct agreement also provides D&B with the right to seek injunctive relief should the employee engage in detrimental conduct. Participants who do not sign a detrimental conduct agreement forfeit their equity-based award.

 Potential Post-employment Compensation Table

        The table below aggregates the potential post-employment compensation that is or may become payable to each of our named executive officers pursuant to the plans and arrangements described above upon an actual or constructive termination of any of our named executive officer's employment or a change in control of D&B. Mr. Conti, Ms. Mathew and Mr. Vielehr are not included in the table; Ms. Mathew retired from the Company effective December 31, 2013 and Messrs. Conti and Vielehr resigned from the Company effective March 31, 2014 and November 29, 2013 respectively. The information set forth in the table below is calculated in accordance with plan provisions using the following assumptions and the triggering events as defined in the applicable plans and agreements. The amounts shown represent estimates for each component based on these assumptions and do not reflect any actual payments to be received by our named executive officers. The components that may be applicable in calculating the post-employment compensation amount include:

  •
  Payments related to base salary and target cash incentive;

  •
  Payments related to vested and unvested stock options and outstanding RSUs;

  •
  Payments related to retirement benefits such as the ERP and PBEP;

  •
  Value of health and life insurance benefits; and

  •
  Value of other benefits such as outplacement services and excise tax payment and gross-up, where applicable.

	Termination Scenario as of December 31, 2013
Executive Compensation or Benefit Component	If Voluntary Termination ($)	If Termination is Due to Death ($)	If Termination is Due to Disability ($)	If Involuntary Termination without Cause or Quit for Good Reason ($)	If Involuntary Termination for Cause ($)	If Change in Control Termination Occurs ($)
Robert Carrigan
Severance
Base Salary	0	0	0	653,846	0	1,700,000
Target Cash Incentive	0	0	0	0	0	2,210,000
Pro Rata Target Cash Incentive	0	276,250	276,250	276,250	0	276,250
Outstanding Equity & Long-term Incentives
Unvested Equity	0	0	0	0	0	1,187,975
Vested Equity	0	0	0	0	0	0
Pension Plan Payments
Pension Benefit Equalization Plan	0	0	0	0	0	0
Executive Retirement Plan	0	0	0	0	0	0
401(k) Plan	0	0	0	0	0	0
Health and Welfare Benefits Continuation	0	0	0	9,360	0	24,452
Outplacement Services	0	0	0	0	0	50,000
Excise Tax and Gross-Up (Paid to I.R.S.)	0	0	0	0	0	0

Total	$0	$276,250	$276,250	$939,456	$0	$5,448,677
% Already Earned	N/A	0%	0%	0%	N/A	0%
Forfeitures	$1,187,975	$1,187,975	$1,187,975	$1,187,975	$1,187,975	$0

	Termination Scenario as of December 31, 2013
Executive Compensation or Benefit Component	If Voluntary Termination ($)	If Termination is Due to Death ($)	If Termination is Due to Disability ($)	If Involuntary Termination without Cause or Quit for Good Reason ($)	If Involuntary Termination for Cause ($)	If Change in Control Termination Occurs ($)
Richard H. Veldran
Severance
Base Salary	0	0	0	415,000	0	1,245,000
Target Cash Incentive	0	0	0	0	0	996,000
Pro Rata Target Cash Incentive	0	332,000	332,000	332,000	0	332,000
Outstanding Equity & Long-term Incentives
Unvested Equity	0	1,679,247	1,679,247	0	0	2,633,137
Vested Equity	283,939	283,939	283,939	283,939	283,939	283,939
Pension Plan Payments
Pension Benefit Equalization Plan	18,322	18,322	18,501	18,322	18,322	35,309
Executive Retirement Plan	1,847,560	881,133	2,616,428	1,847,560	0	6,278,017
401(k) Plan	131,278	131,278	131,278	131,278	131,278	131,278
Health and Welfare Benefits Continuation	0	0	0	12,168	0	36,679
Outplacement Services	0	0	0	0	0	100,000
Excise Tax and Gross-Up (Paid to I.R.S.)	0	0	0	0	0	0

Total	$2,281,099	$3,325,919	$5,061,393	$3,040,267	$433,539	$12,071,359
% Already Earned	100%	69%	45%	75%	100%	19%
Forfeitures	$2,633,137	$953,890	$953,890	$2,633,137	$4,480,697	$0

Joshua L. Peirez
Severance
Base Salary	0	0	0	346,154	0	1,350,000
Target Cash Incentive	0	0	0	0	0	1,147,500
Pro Rata Target Cash Incentive	0	382,500	382,500	382,500	0	382,500
Outstanding Equity & Long-term Incentives
Unvested Equity	0	1,851,436	1,851,436	0	0	3,351,441
Vested Equity	0	0	0	0	0	0
Pension Plan Payments
Pension Benefit Equalization Plan	0	0	0	0	0	0
Executive Retirement Plan	0	0	3,371,918	0	0	4,339,021
401(k) Plan	53,201	53,201	53,201	53,201	53,201	53,201
Health and Welfare Benefits Continuation	0	0	0	9,360	0	36,679
Outplacement Services	0	0	0	0	0	100,000
Excise Tax and Gross-Up (Paid to I.R.S.)	0	0	0	0	0	0

Total	$53,201	$2,287,137	$5,659,055	$791,215	$53,201	$10,760,342
% Already Earned	100%	2%	1%	7%	100%	0.5%
Forfeitures	$3,351,441	$1,500,005	$1,500,005	$3,351,441	$3,351,441	$0

	Termination Scenario as of December 31, 2013
Executive Compensation or Benefit Component	If Voluntary Termination ($)	If Termination is Due to Death ($)	If Termination is Due to Disability ($)	If Involuntary Termination without Cause or Quit for Good Reason ($)	If Involuntary Termination for Cause ($)	If Change in Control Termination Occurs ($)
Bruce Sink
Severance
Base Salary	0	0	0	307,692	0	800,000
Target Cash Incentive	0	0	0	0	0	600,000
Pro Rata Target Cash Incentive	0	300,000	300,000	300,000	0	300,000
Outstanding Equity & Long-term Incentives
Unvested Equity	0	747,548	747,548	0	0	1,354,915
Vested Equity	0	0	0	0	0	0
Pension Plan Payments
Pension Benefit Equalization Plan	0	0	0	0	0	0
Executive Retirement Plan	0	0	0	0	0	0
401(k) Plan	0	10,589	10,589	0	0	10,589
Health and Welfare Benefits Continuation	0	0	0	0	0	116
Outplacement Services	0	0	0	0	0	50,000
Excise Tax and Gross-Up (Paid to I.R.S.)	0	0	0	0	0	0

Total	$0	$1,058,136	$1,058,136	$607,692	$0	$3,115,620
% Already Earned	N/A	0%	0%	0%	N/A	0%
Forfeitures	$1,354,915	$607,367	$607,367	$1,354,915	$1,354,915	$0

        In the above table, the applicable compensation and benefit components are totaled for each termination scenario. This total represents the estimated value of the potential post-employment compensation. The percentage below each termination scenario total indicates how much of the estimated value has already been earned by each of our named executive officers irrespective of the particular triggering event (i.e., the value each of our named executive officers has already earned and would be entitled to in the event of a termination). The remainder is the incremental value payable to the executive as a result of the specific triggering event. For example, the total value of Mr. Veldran's potential post-employment compensation in the event of a termination due to disability is $5,061,393; approximately 45% of that total, or $2,281,099, has already been earned irrespective of the particular triggering event (e.g., value of vested stock options and part of the value of defined benefit plans) and the approximately 55% remaining, or $2,780,294, is the value due exclusively to the triggering event.

        In addition, we have indicated the total value of compensation forfeited as a result of the triggering event. For example, Mr. Veldran would forfeit $2,633,137 in the event of a voluntary termination, which consists of forfeited RSUs, LRSUs and performance units.

        In calculating the amounts set forth in the above table, we have made the following assumptions:

1.
Date and Stock Price. The date of the triggering event was December 31, 2013, and the stock price as of the triggering event was $122.75, the closing price of our common stock on December 31, 2013.

2.
Severance. For our named executive officers, we assumed the following severance payments are payable:

•
Involuntary termination without cause:  The amount varies based on years of service. Mr. Veldran would be entitled to 48 weeks; and Messrs. Carrigan, Peirez and Sink would be entitled to 40 weeks. If the termination is for unsatisfactory performance, our named executive officers would be entitled to one-half of the benefits cited. The calculation in the above table reflects the full benefit entitlement.

  •
  Involuntary termination for cause:  No benefit would be provided.

  •
  Change in control termination:  For Messrs. Peirez and Veldran, who were covered under prior change in control agreements, three times the sum of annual base salary plus target annual cash incentive. For Messrs. Carrigan and Sink, who were covered by the new CICP, two times the sum of annual base salary plus target annual cash incentive. As noted in the "Change in Control" section of this proxy statement, prior change in control agreements were terminated on December 31, 2013 and all impacted named executive officers were transitioned to the CICP effective January 1, 2014.

3.
Target Annual Cash Incentive. Consistent with the applicable plans and agreements, such as the Covered Employee Incentive Plan, Career Transition Plan and the Company's change in control benefits:

•
No benefit is provided for a voluntary termination or involuntary termination for cause.

•
In the event of a termination due to death or disability, our named executive officers are provided with one times their target annual cash incentive prorated for the period served and factored by performance.

•
For an involuntary termination without cause, our named executive officers are provided with one times their target annual cash incentive prorated for the period served and factored by performance.

•
In the event of a termination of employment in connection with a change in control, our named executive officers are provided with one times their target annual cash incentive prorated for the period.

  The assumption for period served in all of the above is twelve months through December 31, 2013 and the performance factor assumption is 100%.

4.
Treatment of Outstanding Equity

•
Unvested stock options, RSUs, LRSUs and performance units are forfeited in the event of either a voluntary or involuntary termination, unless (i) a named executive officer is eligible for "Retirement" as defined in the 2000 Stock Incentive Plan or 2009 Stock Incentive Plan (age 55 with five years of service), as applicable, and (ii) the unvested equity was granted twelve months or more before termination, in which case (a) unvested stock options will continue to vest and unexercised vested stock options may be exercised during the lesser of the remaining term of the options or five years after the date of termination, (b) any unvested RSUs become fully vested as of the termination date, and (c) a pro rata portion of the actual number of LRSUs and performance units vest based on attainment of the performance parameters for each performance period.

•
Unvested stock options, RSUs, LRSUs and performance units granted twelve months or more prior to a termination due to death or disability vest immediately and unvested equity granted within twelve months prior to termination due to death or disability are forfeited.

•
In the event of a change in control of D&B, (i) for equity awards made on or before December 31, 2012, all unvested equity vests immediately, and (ii) for equity awards made on or after January 1, 2013, all unvested equity requires both a change in control and a qualified termination event to vest.

  •
  As discussed above under the "Detrimental Conduct Program" section of this proxy statement, D&B maintains a detrimental conduct program pursuant to which a named executive officer may forfeit all rights to the proceeds of our named executive officer's equity-based award if our named executive officer engages in detrimental conduct as defined in the program.

5.
Factors Influencing Potential Post-employment Pension Benefit Payments

        The pension benefit payments described below are applicable to our named executive officers based on eligibility for the Retirement Account, PBEP and/or ERP as noted in the Pension Benefit Table. Messrs. Carrigan and Sink are not eligible for pension benefits under any of these plans since the plans were closed to new participants in 2007, 2007 and 2011 respectively.

  •
  Voluntary Termination:  A termination date of December 31, 2013 is assumed and all payments except for a Retirement Account lump-sum payment will begin at age 55. Mr. Peirez was not vested in his ERP pension benefits, so his respective pension benefit is zero in every triggering event other than a change in control and termination due to disability.

  •
  Termination Due to Disability:  Assumption is made that our named executive officers would remain disabled until age 65. The value of the ERP is increased to reflect the additional years of benefit accrual up to age 65. The ERP also has a disability benefit which pays an annuity equal to 60% of pre-disability income, less any disability plan benefit, for each year up through age 65.

  •
  Termination Due to Death:  Assumption is made that the age of payout reflects the age of the named executive officer's beneficiary, assuming that the payments would commence to the beneficiary when our named executive officer would have attained age 55. The value of the ERP is the lump-sum present value payable to the beneficiary at the assumed age.

  •
  Involuntary Termination without Cause or Resignation for Good Reason:  Payments under the Retirement Account, PBEP and ERP are the same as under voluntary termination.

  •
  Involuntary Termination for Cause:  Payments under the Retirement Account and PBEP are the same as under voluntary termination. Under the terms of the ERP, no benefit would be due.

  •
  Change in Control Termination:  Retirement Account benefit amount remains the same as under voluntary termination. ERP benefits are greater since, under the prior change in control agreement, up to three years of service and compensation are added to the calculation (this benefit has been eliminated effective January 1, 2014 under the CICP). However, when additional service is added to actual service, total service cannot exceed ten years. Further, under the PBEP and ERP, the calculation of the lump-sum payment is based on the interest rate used by the Pension Benefit Guaranty Corporation for determining the value of immediate annuities as of January 1 of the year of the change in control. In addition, all benefits are paid as a lump sum and are made as soon as possible after the change in control, versus age 55 in the other triggering events.

6.
Deferred Compensation. All of the triggering events include D&B's contributions plus any earnings in the qualified defined contribution plan (i.e., our 401(k) Plan).

7.
Clawback Policy. All of the events set forth in the above tables assume that The Dun & Bradstreet Corporation Incentive Compensation Recoupment Policy, as described above, is not triggered.

8.
Excise Tax Gross-up. Our named executive officers do not have this benefit as part of their change in control benefits.

        In connection with his resignation from the Company effective March 31, 2014, Mr. Conti is eligible to receive a total of $2,986,038, of which 100% is already earned. Mr. Conti forfeited an estimated $2,397,283 in unvested equity. In connection with her retirement from the Company effective December 31, 2013, Ms. Mathew is eligible to receive a total of $38,747,707, which was comprised of the net present value of Ms. Mathew's pension benefits under the Retirement Account, PBEP and ERP; the value of her Nonqualified Deferred Compensation Plan account; the vested value of the Company match in her 401(k) plan; and the value of vested and any unvested equity subject to future vesting. 100% of Ms. Mathew's total was already earned, albeit $2,931,700 in equity value accelerated as a result of her retirement. Ms. Mathew forfeited $6,482,682 in unvested equity. In connection with his voluntary resignation effective November 29, 2013, Mr. Vielehr is eligible to receive $2,815,287 of which 100% was already earned. Mr. Vielehr forfeited $3,856,617 in unvested equity.

        To show the impact of the CICP versus prior change in control agreements previously held by Messrs. Veldran and Peirez on the total value of change in control benefits, the following table is provided. In the following table, the change in control scenario is assumed including the qualifying termination of the named executive officer. The first column of values repeats the change in control benefit from the post-employment compensation table above where prior change in control agreements apply to certain named executive officers; the second column of values is the change in control benefit calculated as if the new CICP were effective on the same date.

	Change in Control Benefits Comparison
Name	Value of Change in Control Benefits Under Prior Existing Agreements as of 12/31/2013	Value of Change in Control Benefits under CICP	Difference
Richard H. Veldran	$12,071,359	$9,700,751	($2,370,608)
Joshua L. Peirez	$10,760,342	$7,435,561	($3,324,781)

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and certain of our officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. These individuals are required by SEC regulation to furnish D&B with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to D&B, we believe that during 2013 our insiders complied with all applicable Section 16(a) filing requirements.

OTHER MATTERS

        We know of no matters, other than those referred to herein, which will be presented at the Annual Meeting. If, however, any other appropriate business should properly be presented at the meeting, the persons named in the form of proxy will vote the proxies in accordance with their best judgment.

INFORMATION CONTAINED IN THIS PROXY STATEMENT

        The information under the "Report of the Audit Committee" and "Report of the Compensation & Benefits Committee" sections of this proxy statement does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other D&B filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate these reports by reference therein.

        The information on our website (www.dnb.com) is not, and shall not be deemed to be, a part of this proxy statement or incorporated into any other filings we make with the SEC.

SHAREHOLDER PROPOSALS FOR THE 2015 ANNUAL MEETING

        Shareholder proposals intended to be included in our proxy statement for the Annual Meeting of Shareholders in 2015 must be received by our Corporate Secretary at The Dun & Bradstreet Corporation, 103 JFK Parkway, Short Hills, New Jersey 07078-2708 no later than November 25, 2014. We will consider written proposals received by that date in accordance with regulations governing the solicitation of proxies.

        Under our by-laws, shareholder proposals for the 2015 Annual Meeting of Shareholders that are not intended to be included in our proxy statement must be received by our Corporate Secretary at The Dun & Bradstreet Corporation, 103 JFK Parkway, Short Hills, New Jersey 07078-2708 between January 7, 2015 and February 6, 2015.

        For a shareholder seeking to nominate a candidate for our Board, notice must be provided in writing to our Corporate Secretary at The Dun & Bradstreet Corporation, 103 JFK Parkway, Short Hills, New Jersey 07078-2708. The notice must describe various matters regarding the nominee, including, among other things, name, age and business address of the nominee, certain monetary arrangements between the nominee and the nominating shareholder, and the nominee's written consent to being named in the proxy statement and to serving as a director if elected, and other specified matters. For a shareholder seeking to bring other business before a shareholder meeting, the written notice must include, among other things, a description of the proposed business, the text of the proposal, the reasons for conducting such business at the meeting, any material interest in such business of the proposing shareholder, and other specified matters. In each case, the notice must also include information regarding the proposing shareholder, including the name and address of such shareholder and class and number of shares owned by such shareholder. The specific requirements that are summarized in this paragraph may be found in our by-laws.

        Any shareholders desiring a copy of our by-laws will be furnished one without charge upon written request to our Corporate Secretary at the above address or they may obtain a copy from the Corporate Governance information in the Investor Relations section of our website (http://investor.dnb.com). A copy of our current by-laws is also filed as an exhibit to our Current Report on Form 8-K filed on May 10, 2013 and is available at the SEC website (www.sec.gov).

SCHEDULE I

THE DUN & BRADSTREET CORPORATION

RECONCILIATION OF TOTAL REVENUE TO CORE REVENUE
AND
THE EFFECT OF FOREIGN EXCHANGE ON CORE REVENUE GROWTH

	For The Year Ended December 31,
			Growth Rate
	2013	2012
	($ in millions)		Fav (Unfav)
Total Revenue	$1,655.2	$1,663.0	(1)%
Less: Revenue from Divested and Other Businesses	—	18.7	N/M

Core Revenue	$1,655.2	$1,644.3	1%

Less: Effect of Foreign Exchange			0%
Core Revenue Before the Effect of Foreign Exchange (1)			1%

(1)
See "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations: How We Manage Our Business" in our Annual Report on Form 10-K for the year ended December 31, 2013 for a discussion of our use of core revenue growth before the effects of foreign exchange and why management believes this measure provides useful information to investors.

SCHEDULE II

THE DUN & BRADSTREET CORPORATION

RECONCILIATION OF REPORTED DILUTED EARNINGS PER SHARE
ATTRIBUTABLE TO D&B COMMON SHAREHOLDERS TO
DILUTED EARNINGS PER SHARE ATTRIBUTABLE TO D&B COMMON SHAREHOLDERS BEFORE
NON-CORE GAINS AND (CHARGES)

	For The Year Ended December 31,
			Growth Rate
	2013	2012
Diluted EPS Attributable to D&B Common Shareholders (Reported)	$6.54	$6.43	2%
Impact of Non-Core Gains and (Charges):
Restructuring Charges	(0.26)	(0.41)
Impaired Assets—Data Supply Chain	(0.59)	—
Impaired Assets—Third Party Arrangement	(0.05)	—
Impaired Assets—China Trade Portal	(0.04)	—
Impaired Assets—Trademark in Australia	(0.01)	—
MaxCV	—	(0.45)
Legal and Other Professional Fees and Other Shut-Down Costs Associated with Matters in China	(0.11)	(0.22)
Impairments Related to Matters in China	—	(0.26)
Minority Share of Gain on Sale of Business	—	(0.02)
Effect of Legacy Tax Matters	—	0.28
Gain (Loss) on Sale of Businesses	—	0.24
Tax Benefit on a Loss on the Tax Basis of a Legal Entity	—	0.33

Diluted EPS Attributable to D&B Common Shareholders Before Non-Core Gains and (Charges) (1)	$7.60	$6.94	10%

(1)
See "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations: How We Manage Our Business" in our Annual Report on Form 10-K for the year ended December 31, 2013 for a discussion of our use of Diluted EPS before non-core gains and (charges) and why management believes this measure provides useful information to investors.

SCHEDULE III

THE DUN & BRADSTREET CORPORATION

RECONCILIATION OF REPORTED OPERATING INCOME TO OPERATING INCOME
BEFORE NON-CORE GAINS AND (CHARGES)

	For The Year Ended December 31,
			Growth Rate
	2013	2012
	($ in millions)
Operating Income (Reported)	$437.1	$432.1	1%
Impact of Non-Core Gains and (Charges):
Restructuring Charges	(13.9)	(29.4)
Impaired Assets—Data Supply Chain	(28.2)	—
Impaired Assets—Third Party Arrangement	(3.1)	—
Impaired Assets—China Trade Portal	(1.7)	—
Impaired Assets—Trademark in Australia	(0.3)	—
MaxCV	—	(30.3)
Legal and Other Professional Fees and Other Shut-Down Costs Associated with Matters in China	(7.4)	(15.6)
Impairments Related to Matters in China	—	(12.9)

Operating Income Before Non-Core Gains and (Charges) (1)	$491.7	$520.3	(6)%

(1)
See "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations: How We Manage Our Business" in our Annual Report on Form 10-K for the year ended December 31, 2013 for a discussion of our use of operating income before non-core gains and (charges) and why management believes this measure provides useful information to investors.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M66640-Z62399 ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! Yes No For Against Abstain THE DUN & BRADSTREET CORPORATION 103 JFK PARKWAY SHORT HILLS, NJ 07078 YOU CAN VOTE BY INTERNET OR TELEPHONE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK It's fast, convenient, and your vote is immediately confirmed and tabulated. Most importantly, by using the Internet or telephone, you help D&B reduce postage and proxy tabulation costs. VOTE BY INTERNET - WWW.PROXYVOTE.COM Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY TELEPHONE - 1-800-690-6903 (U.S. and Canada) Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. If you vote your proxy by Internet or by telephone, you do Not need to mail back your proxy card. VOTE BY MAIL - Mark, sign, date and promptly mail your proxy card in the enclosed postage-paid envelope, or return it to D&B, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. THE DUN & BRADSTREET CORPORATION Please indicate if you plan to attend this meeting. For address changes and/or comments, please check this box and write them on the back where indicated. For Against Abstain 1. Election of nine Directors 1a. Austin A. Adams Nominees: The Board of Directors Recommends you vote FOR Proposals 1, 2, 3 and AGAINST Proposal 4: 1b. Robert P. Carrigan 1c. Christopher J. Coughlin 1d. James N. Fernandez 1e. Paul R. Garcia 1f. Anastassia Lauterbach 1g. Thomas J. Manning 1h. Sandra E. Peterson 1i. Judith A. Reinsdorf 2. Ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for 2014. 3. Advisory approval of the Company's executive compensation (Say on Pay). 4. Vote on a shareholder proposal requesting the Board to adopt a policy requiring an independent Chairman of the Board. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer. Note: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. ! ! ! ! ! !

M66641-Z62399 Address changes/comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) This proxy, when properly executed, will be voted as directed herein. If no direction is made, this proxy will be voted For proposals 1, 2, 3 and AGAINST proposal 4. the DUN & BRADSTREET CORPORATION Proxy Solicited on Behalf of the Board of Directors for the Annual Meeting of shareholders to be held may 7, 2014 The undersigned hereby appoints Robert P. Carrigan, Richard H. Veldran and Christie A. Hill, or any of them, proxies with full power of substitution, to represent and vote all the shares of Common Stock of The Dun & Bradstreet Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 7, 2014, and at any adjournment thereof. The undersigned directs the named proxies to vote as directed on the reverse side of the card on the specified proposals and, in their discretion, on any other business which may properly come before said meeting. Shares credited to the undersigned in The Dun & Bradstreet Corporation 401(k) Plan and Moody's Corporation Profit Participation Plan will be voted by the Trustee in accordance with the voting instructions indicated on the reverse. If no voting instructions are received, the Trustee will vote the shares in direct proportion to the shares for which it has received timely voting instructions under such Plans, as described in the Proxy Statement. You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The named proxies cannot vote unless you sign and return this card or follow the applicable Internet or telephone voting procedures. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement/Form 10-K/Annual Report is available at www.proxyvote.com. ADMISSION TICKET THE DUN & BRADSTREET CORPORATION Annual Meeting of Shareholders May 7, 2014 8:00 a.m. The Hilton Short Hills 41 JFK Parkway Short Hills, NJ 07078

M66644-P47343 You are receiving this communication because you hold shares in the company named above. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side). We encourage you to access and review all of the important information contained in the proxy materials before voting. THE DUN & BRADSTREET CORPORATION *** Exercise Your Right to Vote *** Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 7, 2014. Meeting Information Meeting Type: Annual Meeting For holders as of: March 12, 2014 Date: May 7, 2014 Time: 8:00 AM ET Location: The Hilton Short Hills 41 JFK Parkway Short Hills, NJ 07078 See the reverse side of this notice to obtain proxy materials and voting instructions.

Before You Vote How to Access the Proxy Materials How To Vote Please Choose One of the Following Voting Methods Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 23, 2014 to facilitate timely delivery. How to View Online: Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET: www.proxyvote.com 2) BY TELEPHONE: 1-800-579-1639 3) BY E-MAIL*: sendmaterial@proxyvote.com * If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line. NOTICE AND PROXY STATEMENT/FORM 10-K/ANNUAL REPORT . XXXX XXXX XXXX . XXXX XXXX XXXX M66645-P47343 Proxy Materials Available to VIEW or RECEIVE: Vote In Person: If you choose to vote these shares in person at the meeting, you must request a “legal proxy.” To do so, please follow the instructions at www.proxyvote.com or request a paper copy of the materials, which will contain the appropriate instructions. Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow (located on the following page) available and follow the instructions. Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a voting instruction form. . XXXX XXXX XXXX

Voting Items M66646-P47343 1. Election of nine Directors 1a. Austin A. Adams Nominees: The Board of Directors recommends you vote FOR the following proposals: 1b. Robert P. Carrigan 1c. Christopher J. Coughlin 1d. James N. Fernandez 1e. Paul R. Garcia 1f. Anastassia Lauterbach 1g. Thomas J. Manning 1h. Sandra E. Peterson 1i. Judith A. Reinsdorf  2. Ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for 2014. 3. Advisory approval of the Company's executive compensation (Say on Pay). 4. Vote on a shareholder proposal requesting the Board to adopt a policy requiring an independent Chairman of the Board. NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. The Board of Directors recommends a vote AGAINST the following proposal:

M66647-P47343 Voting Instructions